UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant	☑

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☑	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12.

Stewart Enterprises, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Class A Common Stock, no par value Class B Common Stock, no par value

	(2)	Aggregate number of securities to which transaction applies:

82,104,811 shares of Class A Common Stock (which includes 926,149 shares of restricted stock)

3,555,020 shares of Class B Common Stock

4,505,681 shares of Class A Common Stock issuable upon the exercise of options

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(c)(1) (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act, the filing fee was determined by multiplying 0.00013640 by the underlying value of the transaction of $1,166,622,641, which was determined based upon the sum of (a) 82,104,811 shares of Class A Common Stock (including restricted stock) multiplied by $13.25 per share; (b) 3,555,020 shares of Class B Common Stock multiplied by $13.25 per share; and (c) 4,505,681 shares of Class A Common Stock issuable upon the exercise of options to purchase Common Stock multiplied by the difference between $13.25 and the weighted average exercise price of $6.23 per share of such options.

	(4)	Proposed maximum aggregate value of transaction:
$1,166,622,641

	(5)	Total fee paid:
$159,127

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

To the Shareholders of Stewart Enterprises, Inc.:

You are cordially invited to attend a special meeting of shareholders of Stewart Enterprises, Inc., a Louisiana corporation (the “Company”, “Stewart”, “we”, “us” or “our”) to be held at [•] a.m., local time, on [•] [•], 2013, at 1333 South Clearview Parkway, Jefferson, Louisiana 70121.

On May 28, 2013, our board of directors approved and we entered into an Agreement and Plan of Merger with Service Corporation International and its wholly-owned subsidiary, Rio Acquisition Corp. Pursuant to the merger agreement, Rio Acquisition Corp. will merge with and into us and we will become a wholly owned subsidiary of Service Corporation International. If the merger is completed, Stewart shareholders will have the right to receive $13.25 (which may be increased in certain limited circumstances) in cash, without interest, for each share of Class A and Class B common stock owned. The obligations of Stewart and SCI to complete the transaction are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement, and you are encouraged to read it in its entirety. At the special meeting, we will ask you to consider and vote on a proposal to approve the merger agreement.

After careful consideration, Stewart’s board of directors, based on the unanimous recommendation of a special committee of independent directors, has unanimously approved and declared advisable the merger agreement and merger, and determined that the merger agreement and merger are fair to, and in the best interests of, the Company and its shareholders. The board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement. In reaching its determination, the board of directors considered a number of factors, as described in the enclosed proxy statement. The board of directors also unanimously recommends that you vote “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers in connection with the merger. If there are insufficient votes at the time of the special meeting to approve the merger agreement, we may propose to adjourn the special meeting for the purpose of soliciting additional proxies to approve the merger agreement. The board of directors unanimously recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies to approve the merger agreement.

Your vote is very important. The merger cannot be completed unless the merger agreement is approved by the affirmative vote of two-thirds of the voting power present in person or represented by proxy and entitled to vote at the special meeting.

Whether or not you are able to attend the special meeting in person, it is important that your shares be represented at the special meeting. Please read the attached notice of the special meeting and proxy statement carefully and submit your proxy or voting instructions as soon as possible. Submitting your proxy or voting instructions will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

Thank you for your cooperation and continued support.

Sincerely,

Frank B. Stewart, Jr.	Thomas M. Kitchen
Chairman of the Board	President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger or the merger agreement, passed upon the merits or fairness of the merger, or passed upon the adequacy or accuracy of the disclosure in the proxy statement. Any representation to the contrary is a criminal offense.

The date of the accompanying proxy statement is [•] [•], 2013 and it is first being mailed to shareholders on or about [•] [•], 2013.

STEWART ENTERPRISES, INC.

1333 South Clearview Parkway

Jefferson, Louisiana 70121

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [•][•], 2013

TO THE SHAREHOLDERS OF STEWART ENTERPRISES, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Stewart Enterprises, Inc. (the “Company,” “Stewart,” “we,” “us” or “our”) will be held at [•] a.m., local time, on [•] [•], 2013, at 1333 South Clearview Parkway, Jefferson, Louisiana 70121, for the following purposes:

1. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of May 28, 2013, by and among Service Corporation International, Rio Acquisition Corp. and Stewart (as such agreement may be amended from time to time, the merger agreement);

2. To approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to Stewart’s named executive officers in connection with the merger; and

3. To approve the adjournment of the special meeting, if necessary, to solicit additional proxies to approve the merger agreement if there are insufficient votes at the time of the special meeting to approve the merger agreement.

After careful consideration, Stewart’s board of directors, based on the unanimous recommendation of a special committee of independent directors, has unanimously approved and declared advisable the merger agreement and merger, and determined that the merger agreement and merger are fair to, and in the best interests of, the Company and its shareholders. Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, by a non-binding, advisory vote, the compensation that may become payable to the Company’s named executive officers in connection with the completion of the merger and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies to approve the merger agreement if there are not sufficient votes to approve the merger agreement.

Only holders of record of our Class A and Class B common stock at the close of business on [•] [•], 2013, the record date for the special meeting, may vote at the special meeting.

The proposal to approve the merger agreement requires the affirmative vote of at least two-thirds of the voting power present in person or represented by proxy and entitled to vote at the special meeting. The proposal to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to our named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power present in person or represented by proxy and entitled to vote at the special meeting. The proposal to adjourn the special meeting, if necessary, to solicit additional proxies to approve the merger agreement also requires the affirmative vote of a majority of the voting power present in person or represented by proxy and entitled to vote at the special meeting.

Dissenting shareholders who comply with the procedural requirements of the Business Corporation Law of Louisiana will be entitled to receive payment of the fair cash value of their shares if the merger is effected upon approval by less than 80 percent of Stewart’s total voting power. If the merger is effected upon approval by 80 percent or more of Stewart’s total voting power, such dissenters’ rights will not be available.

Your vote is very important. Even if you do not expect to attend the meeting in person, it is important that your shares be represented. If you plan to attend the meeting in person, we also request that you submit your proxy or voting instructions to ensure that your shares will be represented at the meeting if you are unable to attend. You may submit your proxy (i) via the Internet at [•], (ii) by phone at [•], or (iii) by completing and signing the enclosed proxy and returning it in the accompanying post-paid envelope. If your shares are held in the name of a broker, bank or other nominee, you may provide your voting instructions in accordance with the instructions provided by your broker, bank or other nominee. If you attend the meeting, you may also submit your vote in person, and any proxies or instructions you previously submitted – whether by the Internet, by phone, or by mail – will be superseded by the vote you cast at the special meeting.

For more information about the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached to it as Annex A.

By Order of the Board of Directors, Lisa T. Winningkoff Secretary

Jefferson, Louisiana

[•] [•], 2013

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED REPLY ENVELOPE. IF YOU HOLD SHARES DIRECTLY IN YOUR NAME, YOU MAY ALSO SUBMIT YOUR PROXY OVER THE INTERNET OR BY TELEPHONE. IF YOU ARE ABLE TO SUBMIT YOUR VOTING INSTRUCTIONS OVER THE INTERNET OR BY TELEPHONE, INSTRUCTIONS ARE PRINTED ON YOUR PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DESIRE TO DO SO.

i

ii

SUMMARY TERM SHEET

The following summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, unless the context requires otherwise, the terms “Stewart,” “Company,” “we,” “our,” “ours,” and “us” refer to Stewart Enterprises, Inc. and its subsidiaries. The term “merger agreement” refers to the Agreement and Plan of Merger, dated as of May 28, 2013, by and among Service Corporation International and its wholly-owned subsidiary Rio Acquisition Corp., and Stewart, as such agreement may be amended from time to time. The term “SCI” refers to Service Corporation International and the term “Merger Sub” refers to Rio Acquisition Corp.

The Companies

Stewart Enterprises, Inc.

1333 South Clearview Parkway

Jefferson, Louisiana 70121

(504) 729-1400

Founded in 1910, Stewart Enterprises, Inc., a corporation organized under the laws of the State of Louisiana and headquartered in Jefferson, Louisiana, is the second largest provider of funeral and cemetery products and services in the death care industry in the United States. Through our subsidiaries, we provide a complete range of funeral and cremation merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis. As of April 30, 2013, our operations included 217 funeral homes and 141 cemeteries (including 69 funeral service/cemetery combination locations) in 24 states within the United States and in Puerto Rico. For more information about Stewart, please visit our web site at www.stewartenterprises.com. The information provided in the Stewart web site is not part of, and is not incorporated by reference into, this proxy statement or any other report or document filed with or furnished to the Securities and Exchange Commission, or the SEC. Stewart is publicly traded on The NASDAQ Global Select Market under the symbol “STEI.”

Service Corporation International

1929 Allen Parkway

Houston, Texas 77019

(713) 522-5141

Founded in 1962, Service Corporation International, a corporation organized under the laws of the State of Texas and headquartered in Houston, Texas, is the largest provider of deathcare products and services in the United States. As of March 31, 2013, SCI operated 1,437 funeral service locations and 374 cemeteries (including 213 funeral service/cemetery combination locations) in North America, which are geographically diversified across 43 states, eight Canadian provinces and the District of Columbia. For more information about SCI, please visit its web site at www.sci-corp.com. The information provided on the SCI web site is not part of, and is not incorporated by reference into, this proxy statement or any other report or document filed with or furnished to the SEC. SCI is publicly traded on the NYSE under the symbol “SCI.”

Rio Acquisition Corp.

c/o Service Corporation International

1929 Allen Parkway

Houston, Texas 77019

(713) 522-5141

Rio Acquisition Corp., a corporation organized under the laws of the State of Delaware, is a wholly-owned subsidiary of SCI. Merger Sub was formed on May 17, 2013, solely for the purpose of effecting the merger and has not engaged in any other business.

The Special Meeting

Date, Time and Place (page 18)

The special meeting will be held on [•] [•], 2013, at [•] a.m. local time, at 1333 South Clearview Parkway, Jefferson, Louisiana 70121.

Purpose (page 18)

The purpose of the special meeting is:

•	to consider and vote upon a proposal to approve the merger agreement that we have entered into with SCI and Merger Sub;

•	to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to our named executive officers in connection with the merger; and

•

to approve the adjournment of the special meeting, if necessary, to solicit additional proxies to approve the merger agreement if there are insufficient votes at the time of the meeting to approve the merger agreement.

Recommendation of the Board of Directors (page 18)

Our board of directors unanimously recommends that you vote:

•	“FOR” the proposal to approve the merger agreement;

•	“FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers in connection with the merger; and

•

“FOR” the adjournment of the special meeting, if there are insufficient votes at the time of the special meeting to approve the merger agreement, for the purpose of soliciting additional proxies to approve the merger agreement.

Record Date (page 18)

If you owned shares of our Class A or Class B common stock at the close of business on [•] [•], 2013, the record date for the special meeting, you are entitled to vote at the special meeting. You have one vote for each share of our Class A common stock and ten votes for each share of our Class B common stock that you owned on the record date. As of the close of business on the record date, there were [82,104,811] shares of Class A common stock and 3,555,020 shares of Class B common shares outstanding and entitled to be voted at the special meeting held by approximately [•] and [1] holders of record, respectively.

Required Vote (page 18)

The presence, in person or represented by proxy, of a majority of the total voting power constitutes a quorum. Shares represented at the meeting by proxies reflecting a vote on any proposal, including broker non-votes, will be counted as present for quorum purposes. Approval of the merger agreement requires the affirmative vote of at least two-thirds of the voting power present in person or represented by proxy and entitled to vote at the special meeting. Approval of the proposal with respect to the advisory vote on the compensation that may be paid or become payable to our named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power present in person or represented by proxy and entitled to vote at the meeting. The vote on the compensation that may be paid or become payable to our named executive officers in connection with the merger is advisory in nature and will not be binding on Stewart or our board of directors. The proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies to approve the merger agreement requires the affirmative vote of a majority of the voting power present in person or represented by proxy and entitled to vote at the meeting.

Frank B. Stewart, Jr. entered into a voting and support agreement with SCI on May 28, 2013, referred to as the voting agreement, pursuant to which he has agreed to vote shares representing 29.99% of the aggregate voting power in favor of approving the merger agreement.

Submitting Your Proxy (page 19)

We offer our shareholders of record three ways to submit their proxy:

•	by mail, using the enclosed proxy card and return envelope;

•	by telephone, using the telephone number printed on their proxy card; or

•	by the Internet, using the instructions printed on their proxy card.

If you hold your shares in “street name” through a broker, bank or other nominee, you will receive separate instructions from your broker, bank or other nominee explaining how to vote your shares.

Revocability of Proxy (page 20)

If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the special meeting by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to the Secretary of Stewart; or

•	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in “street name” by your broker, bank or other nominee, you should follow the instructions of your broker, bank or other nominee regarding revocation of voting instructions.

The Merger

Structure of the Merger (page 52)

Upon the terms and subject to the conditions of the merger agreement, Merger Sub, a wholly-owned subsidiary of SCI, will merge with and into us, which we refer to herein as the merger. We will be the surviving corporation. As a result of the merger, we will become a wholly-owned subsidiary of SCI and will cease to be a publicly-traded company. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

Consideration to be Received in the Merger (page 52)

Each holder of shares of our Class A and Class B common stock will be entitled to receive $13.25 in cash, plus, in certain limited circumstances, the additional per share consideration, without interest, for each share of our Class A and Class B common stock held immediately prior to the time of completion of the merger. Shares owned by SCI, Merger Sub or any wholly-owned subsidiary of SCI or Merger Sub and shares owned by us or any of our wholly-owned subsidiaries will be cancelled without any payment in the merger.

If the closing date of the merger occurs after December 30, 2013, additional per share consideration in the amount of $0.002178 per share will be payable for each day during the period after December 30, 2013 through the closing date of the merger, but subtracting each day following the later of (i) the sixtieth day from the date of service of any request for additional information or documentary material, or second request, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or HSR Act, and (ii) the date on which SCI, but not Stewart, has certified substantial compliance with the second request, until, in each case, the day on which Stewart certifies substantial compliance with such second request.

Opinion of Goldman, Sachs & Co. as Financial Advisor to the Special Committee (page 31)

Goldman, Sachs & Co., or Goldman Sachs, rendered its opinion to the special committee of the board of directors, or special committee, of the Company that, as of May 28, 2013, and based upon and subject to the factors and assumptions set forth in its opinion, the $13.25 per share in cash to be paid to the holders of outstanding shares of Class A common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Goldman Sachs did not express any opinion with respect to the consideration being paid to the holders of Class B common stock or any additional cash consideration that may be paid pursuant to the merger agreement.

The full text of the written opinion of Goldman Sachs, dated May 28, 2013, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. The summary of the Goldman Sachs opinion provided in this proxy statement is qualified in its entirety by reference to the full text of the written opinion. Goldman Sachs provided its advisory services and opinion for the information and assistance of the special committee in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Class A common stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between the special committee and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $11 million, of which approximately $9.75 million is contingent upon consummation of the transaction.

Financing of the Merger (pages 37 and 62)

Stewart and SCI estimate that the total amount of funds required to pay the aggregate merger consideration, effect the refinancing of Stewart’s indebtedness to the extent required by its terms, and pay in full all other amounts, including fees and expenses required to be paid by SCI under the merger agreement, will be approximately $1.6 billion, including debt and cash acquired. In connection with entering into the merger agreement, SCI entered into a commitment letter with JPMorgan Chase Bank, N.A., or JPMCB, and J.P. Morgan Securities LLC, pursuant to which, among other things, JPMCB agreed, subject to the terms and conditions in the commitment letter, to provide such funds. As permitted under the terms of the commitment letter, it was amended on June 7, 2013 to provide that a portion of the financing would also be provided by Bank of America, N.A. and Wells Fargo Bank, National Association and an affiliate. On June 17, 2013, SCI announced that it had priced a private offering of $425 million aggregate principal amount of 5.375% Senior Notes due 2022. SCI announced that it intends to use the net proceeds of the notes to partially fund the merger consideration.

Voting Agreement (page 45)

Frank B. Stewart, Jr., our Chairman of the Board, and his spouse have entered into a voting agreement with SCI, pursuant to which Mr. Stewart has agreed, among other things, to vote shares representing 29.99% of the aggregate voting power for the approval of the merger agreement. Mr. Stewart is not obligated to vote for the approval of the merger agreement if, among other things, the merger agreement is terminated. A copy of the voting agreement executed by Mr. Stewart is attached as Annex C to this proxy statement.

Mr. Stewart has informed us that, as of the date of this proxy statement, he also intends to vote his additional shares (which are not subject to the voting agreement or any similar agreement, arrangement or commitment with respect to voting) in favor of the merger agreement.

Conditions to the Merger (page 65)

We, SCI and Merger Sub are not required to complete the merger unless a number of conditions are satisfied or waived, as applicable. These conditions include:

•	approval of the merger agreement by our shareholders;

•

absence of any judgment, decree, award or judicial, administrative, executive or legislative order of a governmental authority in effect and making the merger illegal or otherwise prohibiting the consummation of the merger;

•

expiration or termination of any waiting period applicable to the consummation of the merger under the HSR Act and expiration or termination of any agreement with a governmental authority not to consummate the merger;

•

each party’s representations and warranties in the merger agreement being true and correct as of the date of the merger agreement and the time of completion of the merger (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), generally subject to certain materiality standards; and

•	each party having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it at or prior to the time of completion of the merger.

In addition, SCI and Merger Sub are not required to complete the merger if there has occurred any material adverse effect on our business, financial condition, results of operations or ability to consummate the merger since the date of the merger agreement.

No Solicitation (page 59)

We have agreed that we will and will instruct our representatives to:

•	immediately cease any ongoing solicitation knowing encouragement, discussions or negotiations with respect to a competing transaction;

•

not solicit, initiate or knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or that could be reasonably expected to lead to, a competing transaction;

•

request the return or destruction of our confidential information from third parties that have executed a confidentiality or non-disclosure agreement with the Company in the 36 month period prior to the signing of the merger agreement, end any access to confidential information and not furnish any nonpublic information in connection with or for the purpose of encouraging or facilitating a competing transaction; and

•	not approve, recommend or enter into any letter of intent, agreement in principle or similar agreement, with respect to a competing transaction.

However, at any time prior to the approval of the merger agreement by our shareholders, we are permitted, upon the terms and subject to the conditions in the merger agreement, to:

•

participate in discussions or negotiations with, and provide nonpublic information to, a person or entity that has made a proposal for a competing transaction that our board, after consultation with its outside financial advisor and outside legal counsel, determines in good faith constitutes or could reasonably be expected to lead to a superior proposal;

•

change the recommendation of our board of directors that our shareholders approve the merger agreement, which we refer to as an adverse recommendation change, or terminate the merger agreement to enter into an agreement with respect to a superior proposal if the board, after consultation with its outside financial advisor and outside legal counsel, determines in good faith that the failure to do so would be inconsistent with its fiduciary duties under applicable law, provided that we provide SCI an opportunity to adjust the terms of the merger agreement so that the superior proposal would no longer constitute a superior proposal; and

•

make an adverse recommendation change in response to an intervening event if the board, after consultation with its outside financial advisor and outside legal counsel, determines in good faith that the failure to do so would be inconsistent with its fiduciary duties under applicable law, provided that we provide SCI an opportunity to propose revisions to the terms of the merger agreement so that failure to make an adverse recommendation change would not be inconsistent with the board’s fiduciary duties.

Termination of the Merger Agreement (page 66)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger, as follows:

•	by mutual written consent of SCI and us;

•

by either SCI or us, if the merger has not been completed on or prior to December 30, 2013, the outside date; except, that if (i) there is a judgment, decree, award or judicial, administrative, executive or legislative order of a governmental authority in effect and making the merger illegal or otherwise prohibiting completion of the merger and arising under any antitrust law, that is not final and nonappealable, or (ii) the waiting period (and any extension thereof) under the HSR Act, or any agreement with a governmental authority not to complete the merger, has not expired or been terminated, but, in either case, all of the other closing conditions have been satisfied or waived, then the outside date can be extended by either party to February 28, 2014, the extended outside date, if the party extending the outside date reasonably believes the remaining conditions are reasonably likely to be satisfied by the extended outside date (provided, the right to terminate the merger agreement for this reason is not available to any party whose knowing and intentional breach of the merger agreement is the principal cause of, or resulted in, the failure of the effective time of the merger, or the effective time, to occur by the outside date or extended outside date);

•

by either SCI or us, if any judgment, decree, award or judicial, administrative, executive or legislative order of a governmental authority making the merger illegal or prohibiting consummation of the merger has become final and nonappealable (provided that the party seeking to terminate the merger agreement for this reason must have complied in all material respects with its obligations with respect to obtaining government approvals);

•	by either SCI or us, if our shareholders do not approve the merger agreement at the special meeting;

•

by SCI, if there is a breach by us of any representation or agreement of ours in the merger agreement such that a condition to closing would not be satisfied, and the breach cannot be cured or has not been cured within 15 days after written notice thereof (provided that the right to terminate the merger agreement for this reason is not available to SCI if it or Merger Sub is in material breach of the merger agreement);

•	by SCI, in the event of an adverse recommendation change by our board;

•

by SCI, if we knowingly and intentionally breach in any material respect our obligations under the non-solicitation covenant, obligation to include our board’s recommendation of the merger agreement in this proxy statement or obligations with respect to holding the special meeting;

•

by us, if there is a breach by SCI or Merger Sub of any representation or agreement of theirs in the merger agreement such that a condition to closing would not be satisfied, and the breach cannot be cured or has not been cured within 15 days after written notice thereof (provided that the right to terminate the merger agreement for this reason is not available to us if we are in material breach of the merger agreement);

•	by us, at any time prior to the approval of the merger agreement by our shareholders, in order to enter into an agreement for a superior proposal in accordance with the merger agreement; or

•

by us, if all SCI’s conditions to closing have been satisfied or waived and we give written notice that we are ready, willing and able to complete the merger, but SCI and Merger Sub fail to complete the merger (i) within 10 business days or (ii) if SCI has complied in all material respects with its covenants relating to financing, but SCI’s financing sources fail to fund in accordance with the terms of the financing commitment all or a portion of the funds necessary to complete the merger, within 30 days following such written notice.

Termination Fee (page 67)

We will be required to pay SCI a termination fee of $27.5 million if:

•

a bona fide significant competing transaction is publicly announced and not withdrawn before the special meeting, and the merger agreement is terminated either (i) by SCI or us because our shareholders do not approve the merger agreement at the special meeting or (ii) by SCI because we have breached a representation or agreement such that a condition to closing would not be satisfied (and such breach cannot be cured or has not been cured within 15 days after written notice thereof), and concurrently with or within 12 months after such termination, we enter into a definitive agreement for or complete such significant competing transaction;

•	we terminate the merger agreement to accept a superior proposal;

•

SCI terminates the merger agreement because we knowingly and intentionally breach in any material respect our obligations under the non-solicitation covenant, obligation to include our board’s recommendation of the merger agreement in this proxy statement or obligations with respect to holding the special meeting; or

•	SCI terminates the merger agreement as a result of an adverse recommendation change by our board.

SCI will be required to pay us a termination fee of $75.0 million if:

•

the Company or SCI terminates the merger agreement because the merger is not consummated by the outside date or extended outside date, and (other than as a result of any knowing and intentional breach of the merger agreement by us) (i) there is a judgment, decree, award or judicial, administrative, executive or legislative order of a governmental authority in effect and making the merger illegal or otherwise prohibiting completion of the merger, or (ii) the waiting period (and any extension thereof) under the HSR Act, or any agreement with a governmental authority not to complete the merger, has not expired or been terminated, but all of SCI’s other closing conditions have been satisfied;

•

(i) the Company or SCI terminates the merger agreement because there is a final, nonappealable judgment, decree, award or judicial, administrative, executive or legislative order of a governmental authority in effect and making the merger illegal or otherwise prohibiting completion of the merger, and (ii) other than as a result of any knowing and intentional breach of the merger agreement by us, the conditions to closing that there be no such order, or that the waiting period (and any extension thereof) under the HSR Act (or any agreement with a governmental authority not to complete the merger) shall have expired or been terminated, have not been satisfied, but all of SCI’s other closing conditions capable of being satisfied have been satisfied; or

•

the Company terminates the merger agreement if all of SCI’s conditions to closing have been satisfied or waived and the Company gives written notice that it is ready, willing and able to complete the merger, but SCI and Merger Sub fail to complete the merger (i) within 10 business days or (ii) if SCI has complied in all material respects with its covenants relating to financing, but SCI’s financing sources fail to fund in accordance with the terms of the financing commitment all or a portion of the funds necessary to complete the merger, within 30 days following such written notice.

In any such case, SCI will be required to pay the Company $50.0 million of the $75.0 million termination fee concurrently with such termination (if terminated by SCI) or within two business days following such termination (if terminated by the Company). Within 60 days from the date of such termination, we must elect either to (i) accept the remaining $25.0 million of the termination fee in full satisfaction of our rights under the merger agreement or (ii) require SCI to place the $25.0 million in escrow and pursue our other rights and remedies under law or at equity, including specific performance and damages arising out of a knowing and intentional breach of the merger agreement by SCI or Merger Sub. If we pursue and are unsuccessful in our claims, we will forfeit the $25.0 million. If we receive an award for damages, then if we are awarded more than $75.0 million, we will receive the $25.0 million from the escrow plus any additional damages awarded. If we are awarded less than $75.0 million, we will receive from the escrow an amount equal to the award (less the $50.0 million we have already received, it being understood that we will not have to return any of the $50.0 million).

Expense Reimbursement (page 69)

If shareholders do not approve the merger agreement at the special meeting, we will be required to reimburse SCI for all reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of SCI (including all fees and expenses of legal counsel, accountants, investment banks, financing sources, experts and consultants) incurred in connection with the authorization, preparation, negotiation, execution and performance of the merger agreement, filings under the HSR Act, and financing, collectively referred to herein as expenses, up to $10.0 million.

If we later become obligated to pay the termination fee to SCI after paying expenses to SCI, the amount of expenses we previously paid to SCI will be credited toward our payment of the termination fee. See the section entitled “The Merger Agreement (Proposal 1)—Termination Fee” beginning on page 67 of this proxy statement for a discussion of the circumstances under which the termination fee would be required to be paid.

Prior to the closing, SCI is required to reimburse us for our expenses incurred in fulfilling our obligations under the merger agreement to cooperate with SCI in its efforts to complete its financing of the merger.

Regulatory Matters (page 48)

We and SCI are required to make a filing under the HSR Act in connection with the merger. The HSR Act provides that certain acquisition transactions may not be consummated unless specified information has been furnished to the Antitrust Division of the U.S. Department of Justice, or the DOJ, and the Federal Trade Commission, or the FTC, and certain waiting period requirements have been satisfied.

Filings made under the HSR Act are subject to a 30-day initial waiting period, for which early termination may be requested. However, the DOJ or the FTC may extend the waiting period by requesting, prior to the expiration of the initial waiting period, additional information or documentary material from the parties to the acquisition transaction (referred to as the second request). If a second request is made, the waiting period will expire at 11:59 p.m., New York City time, on the thirtieth day after substantial compliance by both parties with the second request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. The expiration or termination of the applicable waiting period under the HSR Act, and the expiration or termination of any agreement with the DOJ or FTC not to consummate the merger, are conditions to completion of the merger. The Company and SCI filed the requisite notification and report forms with the DOJ and FTC on June 13, 2013, and the initial waiting period is scheduled to expire on July 15, 2013.

At any time before or after completion of the merger, either the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or otherwise seeking divestiture of substantial assets of either or both of SCI and Stewart. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. See “The Merger Agreement (Proposal 1)—Conditions to the Merger” and “The Merger Agreement (Proposal 1)—Efforts to Complete the Merger; Governmental Approvals.”

Dissenters’ Rights (page 70)

Under Louisiana law, you may be entitled to dissenters’ rights in connection with the merger.

If the merger agreement is approved by two-thirds of the voting power present in person or represented by proxy and entitled to vote at the special meeting, as required by the Louisiana Business Corporation Law, but not by at least 80 percent of the total voting power, and the merger is completed, each shareholder that:

•	files with the Company a written objection to the merger prior to or at the special meeting;

•	votes against the merger; and

•	fully complies with all other procedural requirements of Section 131 of the Louisiana Business Corporation Law;

will be entitled to the rights and remedies of a dissenting shareholder provided in Section 131 of the Louisiana Business Corporation Law, a copy of which is included as Annex D hereto.

Interests of Certain Persons in the Merger (page 40)

In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, those of our shareholders generally. These interests may create potential conflicts of interest. The board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our shareholders vote in favor of approving the merger agreement.

As of [•] [•], 2013, our directors and executive officers held and are entitled to vote, in the aggregate, [8,168,427] and 3,555,020 shares of our Class A and Class B common stock, respectively, representing approximately [38]% of the voting power of the outstanding shares entitled to vote. These shares include [716,665] shares of restricted common stock held by our directors and executive officers, all of which will become unrestricted and fully vested as a result of the completion of the merger. Frank B. Stewart, Jr., our Chairman of the Board, beneficially owns [6,350,199] and 3,555,020 shares of our Class A and Class B common stock, respectively. Each share of Class A common stock has one vote per share and each share of Class B common stock has ten votes per share, which results in Mr. Stewart having approximately [35]% of the total voting power, while holding approximately [11]% of our outstanding equity. The merger agreement provides that each holder of shares of our common stock, including our directors and executive officers, will be entitled to receive $13.25 in cash, plus the additional per share consideration (if any), without interest, and less any applicable withholding taxes, for each share of our common stock held immediately prior to the merger.

Mr. Stewart and his spouse entered into a voting agreement on May 28, 2013 with SCI, in which he agreed to vote shares representing 29.99% of the aggregate voting power in favor of approving the merger agreement, unless the voting agreement is terminated under certain circumstances.

Mr. Stewart told us he did not receive any special or additional consideration in connection with the merger agreement and voting agreement not available to all of our shareholders. SCI represented to us in the merger agreement, that as of the date of the merger agreement, none of SCI or its affiliates is a party to any oral or written agreement or commitment with Mr. Stewart (or, to SCI’s knowledge, any of Mr. Stewart’s affiliates or associates or immediate family members or any other person at the request of Mr. Stewart or of any person known by SCI to be acting at the direction of Mr. Stewart), other than the voting agreement.

As of [•] [•], 2013, our executive officers held [716,665] shares of restricted stock and options to purchase [2,868,500] shares of our Class A common stock, of which [1,601,000] shares were unvested. These options have a weighted average exercise price of $[6.10] per share. In accordance with their terms, immediately prior to the completion of the merger, (i) each share of restricted stock will become fully vested and (ii) each unvested option then outstanding will be accelerated and become fully vested. Each restricted stock holder, including our executive officers, will be entitled to receive $13.25 for each share of restricted stock. Each option issued under the Stewart Enterprises, Inc. 2007 Stock Incentive Plan and the Amended and Restated Stewart Enterprises, Inc. 2010 Stock Incentive Plan will be cancelled at closing and each option holder, including our executive officers, will be entitled to receive a sum in cash equal to (i) the excess, if any, of the merger consideration over the applicable exercise price of such option multiplied by (ii) the number of Class A shares such holder could have acquired pursuant to such option. The merger agreement provides that we will use reasonable best efforts to have each person who holds options issued under the Amended and Restated Stewart Enterprises, Inc. 1995 Incentive Compensation Plan, the 1995 Plan, execute an amendment to his or her stock option agreement in order to consent to this treatment.

All of our executive officers, except Thomas M. Kitchen, our President and Chief Executive Officer, are participants in the Company’s Retention Plan, which provides for severance payments that may become payable upon a qualifying termination of employment that occurs in connection with the merger. Mr. Kitchen has an employment agreement that provides for severance payments upon a qualifying termination of employment that occurs in connection with the merger.

After completion of the merger, the Company will, and SCI has agreed to cause the Company to, to the fullest extent permitted under the Louisiana Business Corporation Law, exculpate, indemnify and hold harmless, and advance expenses to, each of our present and former directors and officers in accordance with the terms of our organizational documents, indemnity contracts and applicable law existing immediately prior to the date of the merger agreement. Additionally, prior to completion of the merger, we are required to obtain a policy of directors’ and officers’ liability insurance coverage for the benefit of our executive officers and directors for six years following completion of the merger. SCI has guaranteed the Company’s performance of these obligations.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are provided for your convenience and briefly address some commonly asked questions about the merger and the special meeting. You should carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, unless the context requires otherwise, the terms “Stewart”, “Company”, “we”, “our”, “ours” and “us” refer to Stewart Enterprises, Inc. and its subsidiaries. The term “merger agreement” refers to the Agreement and Plan of Merger, dated as of May 28, 2013, by and among Service Corporation International and its wholly-owned subsidiary Rio Acquisition Corp., and Stewart, as such agreement may be amended from time to time. The term “SCI” refers to Service Corporation International and the term “Merger Sub” refers to Rio Acquisition Corp.

The Special Meeting

Q.	Why are our shareholders receiving these materials?

A.	The merger cannot occur without the required approval of our shareholders. Our board of directors is sending these proxy materials to provide our shareholders with information about the merger so that they may determine how to vote their shares in connection with the special meeting.

Q.	When and where is the special meeting?

A.	The special meeting will take place on [•] [•], 2013 at [•] a.m. local time. The location of the special meeting is 1333 South Clearview Parkway, Jefferson, Louisiana 70121.

Q.	Who is soliciting my proxy?

A.	Your proxy is being solicited by our board of directors.

Q.	What matters will be voted on at the special meeting?

A.	You will be asked to consider and vote on the following proposals:

•	to approve the merger agreement;

•	to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to our named executive officers in connection with the merger; and

•

to approve the adjournment of the special meeting, if necessary, to solicit additional proxies to approve the merger agreement if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q.	How does Stewart’s board of directors recommend that I vote on the proposals?

A.	The board of directors recommends that you vote:

•	“FOR” the approval of the merger agreement;

•	“FOR” the approval, on a non-binding, advisory basis, of certain compensation that may be paid or become payable to our named executive officers in connection with the merger; and

•	“FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies to approve the merger agreement.

Q.	What vote is required for Stewart’s shareholders to approve the merger agreement?

A.	The proposal to approve the merger agreement requires the affirmative vote of at least two-thirds of the voting power present in person or represented by proxy and entitled to vote at the special meeting.

Pursuant to the voting agreement entered into on May 28, 2013, Frank B. Stewart, Jr., our Chairman of the Board, agreed to vote shares representing 29.99% of the aggregate voting power at the special meeting in favor of approving the merger agreement, unless the voting agreement is terminated under certain circumstances.

Q.	What vote is required for Stewart’s shareholders to approve the proposal with respect to the advisory vote on the compensation that may be paid or become payable to Stewart’s named executive officers in connection with the merger?

A.	The proposal to approve the compensation, on an advisory basis, that may be paid or become payable to our named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power present in person or represented by proxy and entitled to vote at the special meeting. Such vote is advisory and is not binding on Stewart or SCI.

Q.	What vote is required for Stewart’s shareholders to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies to approve the merger agreement?

A.	The proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies to approve the merger agreement requires the affirmative vote of a majority of the voting power present in person or represented by proxy and entitled to vote at the special meeting.

Q.	Who is entitled to vote at the special meeting?

A.	If you owned shares of our Class A or Class B common stock at the close of business on [•] [•], 2013, the record date for the determination of shareholders entitled to vote at the special meeting, you are entitled to vote at the special meeting.

Q.	How many votes may I cast?

A.	For all matters, you may cast one vote for every share of our Class A common stock, and ten votes for every share of our Class B common stock, that you owned on the record date.

Q.	How many votes can be cast by all shareholders?

A.	As of the record date, we had [82,104,811] shares of Class A common stock outstanding, each of which is entitled to one vote, and 3,555,020 shares of Class B common stock outstanding, each of which is entitled to ten votes. Accordingly, at the meeting, [•] votes can be cast by all shareholders. As of the record date, Frank B. Stewart, Jr. beneficially owned [6,350,199] shares of our Class A common stock and all outstanding shares of our Class B common stock, entitling him to cast [41,900,399] votes for each matter brought before the special meeting. Pursuant to the voting agreement dated May 28, 2013, Mr. Stewart agreed to vote shares representing 29.99% of the aggregate voting power at the special meeting in favor of approving the merger agreement, unless the voting agreement is terminated under certain circumstances.

Q.	How many shares must be present to hold the meeting?

A.	Our bylaws provide that a majority of our Company’s total voting power constitutes a quorum and must be present in person or represented by proxy to conduct a meeting of our shareholders. Therefore, at the special meeting, shares with at least [•] votes must be present in order for a quorum to exist.

Q.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A.	If your shares are registered directly in your name with our transfer agent, Computershare (formerly BNY Mellon Shareowner Services), you are considered, with respect to those shares, the “shareholder of record.” The proxy materials have been sent to you directly by us.

If your shares are held in a stock brokerage account or by a broker, bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The proxy materials have been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions on the form that you receive from your broker, bank or other nominee.

Q.	How do I vote?

A.	Record holders: Record holders can submit their proxy by filling out the proxy card and returning it in the postage paid return envelope. You can also submit your proxy by telephone or the Internet. Instructions are provided on the proxy card contained in the proxy materials.

Street name holders: If your shares are held in street name, you must provide your voting instructions in accordance with the voting instruction form provided by your broker, bank or other nominee. The availability of telephone and Internet voting will depend on your broker’s, bank’s or other nominee’s voting process.

In person at the special meeting: You may also vote in person at the special meeting, either by attending the meeting yourself or authorizing a representative to attend the meeting on your behalf. You must execute a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a proxy from your broker, bank or other nominee naming you as the proxy holder and present it to the inspector of election with your ballot when you vote at the special meeting.

Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.	Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted.

Q.	How are votes counted?

A.	For the proposal to approve the merger agreement, the proposal to approve the compensation that may be paid or become payable to our named executive officers in connection with the merger and the proposal to approve the adjournment of the meeting, if necessary, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN.

Abstentions will have the effect of a vote against each of the proposals, while broker non-votes will not affect each of the proposals.

Q:	What if I don’t vote for a proposal on the proxy card I submit?

A:	Unless you give other instructions on your proxy card that you submit, or unless you give other instructions when you submit your proxy by telephone or Internet, the persons named as proxies will vote your shares:

•	FOR the approval of the merger agreement;

•	FOR the approval of the compensation that may be paid or become payable to our named executive officers in connection with the merger;

•	FOR the proposal to approve the adjournment of the meeting, if necessary, to solicit additional proxies to approve the merger agreement;

and in accordance with the recommendations of our board of directors on any other matters properly brought before the meeting for a vote.

If you are the beneficial owner of shares and do not give voting instructions to your broker, bank or other nominee on a proposal, your shares will not be voted on that proposal.

Q.	When should I send in my proxy card or voting instructions?

A.	You should send in your proxy card via mail, or submit your proxy over the telephone or the Internet as soon as possible so that your shares will be voted at the special meeting.

If your shares are held in the name of a broker, bank or other nominee, you should submit your voting instructions to your broker, bank or other nominee as soon as possible so that your shares will be voted at the special meeting.

Q.	May I revoke my proxy or voting instructions?

A.

Yes. You may revoke your proxy at any time before your proxy is voted at the special meeting in one of three ways. First, you can send a written, dated notice to the Secretary of Stewart stating that you revoke your proxy. Second, you can complete and submit a new, later-dated proxy card by mail or over the telephone or Internet. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your shares, the procedures for changing your voting instructions described above will not apply and you must instead follow the directions received from your broker, bank or other nominee to change those instructions.

Q.	What if I do not vote?

A.	If you do not vote, submit a proxy or submit voting instructions to your broker, bank or other nominee, your shares will not be voted.

Q.	What does it mean if a shareholder receives more than one set of materials?

A.	This means the shareholder owns shares of our common stock that are registered under different names. For example, a shareholder may own some shares directly as a shareholder of record and other shares through a broker, bank or other nominee or through more than one broker, bank or other nominee. In these situations, the shareholder will receive multiple sets of proxy materials. The shareholder must vote, sign and return all of the proxy cards or follow the instructions for the submission of proxies by telephone or Internet on each of the proxy cards that the shareholder receives in order to vote all of the shares. Each proxy card the shareholder receives comes with its own prepaid return envelope. When returning multiple proxy cards by mail, each proxy card should be returned separately in the return envelope that accompanies that proxy card.

Q.	Who pays for soliciting proxies?

A.	We are paying for all costs of soliciting proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means, or in person. We are also requesting that brokers, banks or other nominees forward the soliciting material to their principals and that they obtain authorization for the execution of proxies. We will reimburse them for their expenses.

Q.	What happens if the meeting is postponed or adjourned?

A.	Unless a new record date is fixed, your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy at any time until it is voted.

The Merger

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of Stewart by SCI pursuant to a merger agreement entered into between us, SCI and Merger Sub, which is a wholly-owned subsidiary of SCI. Pursuant to the merger agreement, Merger Sub will merge with and into Stewart, with Stewart surviving the merger. In connection with the merger, the outstanding shares of our Class A and Class B common stock will be converted into the right to receive the applicable cash merger consideration. If the merger is completed, we will be a wholly-owned subsidiary of SCI and will cease to be a publicly-traded company, and our shareholders will no longer have any equity interest in us.

Q.	If the merger is completed, what will I be entitled to receive for my shares and when will I receive it?

A.	Each holder of our common stock will be entitled to receive $13.25 in cash, plus the additional per share consideration (if any), without interest, for each share of our Class A and Class B common stock held by such holder immediately prior to the merger. Shares owned by SCI, Merger Sub or any wholly-owned subsidiary of SCI or Merger Sub and shares owned by us or any of our wholly-owned subsidiaries will be cancelled without any payment in the merger.

If the closing date of the merger occurs after December 30, 2013, additional per share consideration in the amount of $0.002178 per share will be payable for each day during the period after December 30, 2013 through the closing date, but subtracting each day following the later of (i) the sixtieth day from the date of service of any second request under the HSR Act, and (ii) the date on which SCI, but not Stewart, has certified substantial compliance with the second request, until, in each case, the day on which Stewart certifies substantial compliance with such second request.

Q.	Who are SCI and Merger Sub?

A.	SCI is Service Corporation International, a corporation organized under the laws of the State of Texas and headquartered in Houston, Texas. SCI is North America’s largest provider of deathcare products and services and as of March 31, 2013, owned and operated 1,437 funeral homes and 374 cemeteries (including 213 combination locations) in 43 states, eight Canadian provinces and the District of Columbia.

Merger Sub is Rio Acquisition Corp., a corporation organized under the laws of the State of Delaware, and a wholly-owned subsidiary of SCI. Merger Sub was formed on May 17, 2013, solely for the purpose of effecting the merger and has not engaged in any other business.

Q.	Am I entitled to dissenters’ rights?

A.	You may be entitled to dissenters’ rights. Under Louisiana law, Stewart shareholders have the right to dissent from the merger and, upon full satisfaction of specified procedures and conditions, to receive (instead of the merger consideration) the fair cash value of their shares in cash in accordance with the applicable provisions of the Louisiana Business Corporation Law if the merger is completed but it was approved by a vote of less than 80 percent of Stewart’s total voting power. A copy of the applicable provisions of the Louisiana Business Corporation Law is included as Annex D and a summary of these provisions can be found along with additional information about dissenters’ rights under “Dissenters’ Rights” beginning on page 70 of this proxy statement.

Q.	Why is the Stewart board recommending the merger?

A.	After careful consideration, Stewart’s board, based on the unanimous recommendation of a special committee of independent directors, has unanimously approved and declared advisable the merger agreement and merger, and determined that the merger agreement and merger are fair to, and in the best interests of, Stewart and its shareholders. Accordingly, our board of directors recommends that you vote “FOR” the approval of the merger agreement. To review the board’s reasons for recommending the merger, see the section entitled “The Merger—Reasons for the Merger and Recommendation of the Board of Directors” beginning on page 28 of this proxy statement.

Q.	Will the merger be a taxable transaction to me?

A.	Yes. The receipt of cash in exchange for shares of our Class A and Class B common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize a gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our stock. See the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 49 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q.	Is the merger subject to the satisfaction of any conditions?

A.	Yes. In addition to the approval of the merger agreement by our shareholders, the merger is subject to the satisfaction of various conditions. For a description of these conditions, please see “The Merger Agreement (Proposal 1)—Conditions to the Merger” beginning on page 65 of this proxy statement.

Q.	When is the merger expected to be completed?

A.	We are working to complete the merger as quickly as possible. We currently expect to complete the merger promptly after all the conditions to the merger are satisfied or waived, including approval of the merger agreement by our shareholders at the special meeting and receipt of applicable regulatory approvals.

Q.	Should I send in my Stewart stock certificates now?

A.	No. After the merger is completed, the paying agent will send to each of our shareholders of record written instructions for exchanging your stock certificates. You must return your stock certificates as described in the instructions. You will receive your cash payment as soon as practicable after the paying agent receives your stock certificates and any completed documents required in the instructions. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES NOW.

Q.	What should I do if I have questions?

A.	If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact Georgeson Inc., our proxy solicitor, at [•].

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of Stewart, the expected completion and timing of the merger and other information relating to Stewart and the merger. You can identify these statements by words such as “expect”, “anticipate”, “intend”, “plan”, “believe”, “seek”, “estimate”, “may”, “project,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks and uncertainties, including without limitation:

•	the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger;

•	receipt of necessary approvals under applicable antitrust laws;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceeding that may be instituted against us and others relating to the merger;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally, including without limitation our ability to retain key employees; and

•	other factors described in our Annual Report on Form 10-K for the year ended October 31, 2012 and Quarterly Report on Form 10-Q for the second fiscal quarter ended April 30, 2013, filed with the SEC.

See “Where You Can Find More Information” on page 82 of this proxy statement. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement and you should not assume that the statements made herein remain accurate as of any later date. Moreover, we assume no obligation to update forward-looking statements to reflect events or circumstances after the date of this proxy statement.

THE SPECIAL MEETING

We are furnishing this proxy statement to you, as a shareholder of Stewart, as part of the solicitation of proxies by our board of directors for use at the special meeting of shareholders.

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies by our board of directors for use at the special meeting to be held on [•] [•], 2013, beginning at [•] a.m. local time at 1333 South Clearview Parkway, Jefferson, Louisiana 70121. The purpose of the special meeting is:

•	to consider and vote on the proposal to approve the merger agreement;

•	to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to our named executive officers in connection with the merger; and

•

to approve the adjournment of the special meeting, if necessary, to solicit additional proxies to approve the merger agreement if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Our board of directors, based on the unanimous recommendation of a special committee of independent directors, has unanimously approved and declared advisable the merger agreement and merger, and determined that the merger agreement and merger are fair to, and in the best interests of, Stewart and its shareholders. Accordingly, our board of directors unanimously recommends that our shareholders vote:

•	“FOR” the approval of the merger agreement;

•	“FOR” the approval, on a non-binding, advisory basis, of certain compensation that may be paid or become payable to our named executive officers in connection with the merger; and

•	“FOR” the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies to approve the merger agreement.

Record Date; Quorum

As of the close of business on [•] [•], 2013, the record date for the special meeting, there were [82,104,811] shares of our Class A common stock and 3,555,020 shares of our Class B common stock held by approximately [—] and [1] shareholders of record, respectively. The presence, in person or represented by proxy, of a majority of the total voting power constitutes a quorum. Abstentions will be counted as present for the purpose of determining the existence of a quorum. Shares represented at the meeting by proxies reflecting a vote on any proposal, including broker non-votes, will be counted as present for quorum purposes. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn the meeting to solicit additional proxies in order to obtain a quorum, which would subject the Company to additional expense. See “—Postponements and Adjournments.”

Required Vote

The proposal to approve the merger agreement requires the affirmative vote of two-thirds of the voting power present in person or represented by proxy and entitled to vote at the special meeting. The proposal to approve, on an advisory basis, the compensation that may be paid or become payable to our named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power present in person or represented by proxy and entitled to vote at the special meeting. The vote on the compensation that may be paid or become payable to our named executive officers in connection with the merger is advisory in nature and will not be binding on Stewart or SCI. The proposal to adjourn the meeting, if necessary, to solicit additional proxies to approve the merger agreement requires the affirmative vote of a majority of the voting power present in person or represented by proxy and entitled to vote at the special meeting.

Each holder of a share of our Class A common stock is entitled to one vote per share, and each holder of a share of our Class B common stock is entitled to ten votes per share. Failure to submit a proxy or voting instructions or to vote at the special meeting will result in your shares not being voted. Abstentions will count for the purpose of determining whether a quorum is present. Abstentions, however, will have the effect of a vote against each of the proposals.

Banks, brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. Shares of our common stock not voted on a particular matter, or a “broker non-vote”, will be counted for the purpose of determining whether a quorum is present as long as the proxy is voted on at least one agenda item. A broker non-vote on a particular matter will be considered not present with respect to that matter and therefore will not affect the outcome of the vote on that matter.

Voting by Frank B. Stewart, Jr., our Chairman of the Board

Frank B. Stewart, Jr., our Chairman of the Board, beneficially owns [6,350,199] and 3,555,020 shares of our Class A and Class B common stock, respectively. Each share of Class A common stock has one vote per share and each share of Class B common stock has ten votes per share, which results in Mr. Stewart having approximately [35]% of the total voting power, while holding approximately [11]% of our outstanding equity.

Mr. Stewart and his spouse entered into a voting agreement dated as of May 28, 2013 with SCI, which provides, among other things, that Mr. Stewart will vote shares representing 29.99% of our aggregate voting power in favor of approving the merger agreement. Although Mr. Stewart entered into a voting agreement, there are no other arrangements between Mr. Stewart, on the one hand, and SCI, on the other hand, and Mr. Stewart will receive the same merger consideration as our other shareholders for both his Class A and Class B common stock. Mr. Stewart is not obligated to vote for the approval of the merger agreement, if, among other things, the merger agreement is terminated. A copy of the voting agreement signed by Mr. Stewart is attached as Annex C to this proxy statement.

Mr. Stewart has informed us that, as of the date of this proxy statement, he also intends to vote his additional shares (which are not subject to the voting agreement or any similar agreement, arrangement or commitment with respect to voting) in favor of the merger agreement.

Voting; Submission of Proxy

Shareholders may vote their shares by attending the special meeting and voting their shares of our common stock in person.

Shareholders may submit their proxy by:

•	completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage- prepaid envelope;

•	using the telephone number printed on your proxy card; or

•	using the Internet instructions printed on your proxy card.

If your shares are held in the name of a broker, bank or other nominee, you must provide your voting instructions in accordance with the voting instructions form provided by your broker, bank or other nominee.

All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a shareholder and returned without instructions, the shares of our common stock represented by the proxy will be voted “FOR” the approval of the merger agreement, “FOR” the approval of the compensation, on an advisory basis, that may be paid or become payable to our named executive officers in connection with the merger and “FOR” the approval to adjourn the meeting, if necessary, to solicit additional proxies to approve the merger agreement, and in accordance with the recommendations of our board of directors on any other matters properly brought before the meeting for a vote.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact Georgeson Inc., our proxy solicitor, at [•].

Shareholders who hold their shares in “street name”, meaning in the name of a broker, bank or other nominee who is the record holder, must either direct the record holder of their shares how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.

Revocability of Proxies or Voting Instructions

You can revoke your proxy at any time before it is voted at the special meeting by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to the Secretary of Stewart; or

•	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in the name of a broker, bank or other nominee who is the record holder, you must follow the instructions of your broker, bank or other nominee to revoke a previously given voting instruction.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse brokers, banks or other nominees for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners.

We have retained Georgeson Inc. to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of approximately $9,000 plus expenses relating to the solicitation.

Postponements and Adjournments

Although it is not currently expected, the special meeting may be postponed or adjourned. A postponement or adjournment may occur under any of the methods described below:

•	Pursuant to our bylaws, and authorized by the merger agreement, if a quorum is not present at the special meeting, then the meeting may be adjourned by those present at the special meeting.

•	Under the merger agreement, we may postpone or adjourn the special meeting to the extent we determine any supplement or amendment to this proxy statement is required by law.

•

We may also adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. Such an adjournment would require the affirmative vote of a majority of the voting power present in person or represented by proxy and entitled to vote at the special meeting. See “Adjournment of the Special Meeting (Proposal 3)”.

Other Business

Our board does not expect to bring any other matter before the special meeting and is not aware of any other matter that may be considered at the meeting. However, if any other matter does properly come before the meeting, the proxy holders will vote the proxies in their discretion.

THE MERGER

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex  A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

Our board of directors regularly reviews our business strategy with the primary objective of maximizing shareholder value.

In June 2008, SCI made a proposal, which it made public in July 2008, to acquire all of our outstanding Class A and Class B common stock for $9.50 per share in cash. SCI later increased the proposal to $11.00 per share in cash, but subsequently withdrew its proposal in October 2008.

No other interested parties contacted the Company with a proposal to acquire the Company following SCI’s public offer in 2008, and the Company continued to operate on a standalone basis.

On December 5, 2012, our board received a letter from Thomas L. Ryan, President and Chief Executive Officer of SCI, proposing that SCI acquire all of our outstanding Class A and Class B common stock for $10.00 per share in cash, subject to limited and confirmatory due diligence.

The board considered the SCI proposal at a meeting on December 12, 2012. Frank B. Stewart, Jr., Chairman of the Board and a significant shareholder of the Company, and Thomas M. Kitchen, our President and Chief Executive Officer, informed the board that they had each received a call from Mr. Ryan shortly before the letter was delivered, advising them that the letter was forthcoming. John C. McNamara, financial advisor to Mr. Stewart, advised the board that he had received an unsolicited call from Mr. Ryan approximately one month earlier during which Mr. Ryan asked whether in Mr. McNamara’s opinion the board, including Mr. Stewart, would be receptive to an acquisition proposal from SCI. Mr. McNamara informed the board that he responded to Mr. Ryan that he believed the board, including Mr. Stewart, was always receptive to proposals in the best interests of the Company’s shareholders, and that in his opinion the appropriate manner in which to communicate SCI’s interest was by a letter to the board, preceded by a call to Mr. Stewart in order to let Mr. Stewart know the letter was forthcoming.

At the December 12, 2012 meeting, the board discussed the Company’s prospects on a standalone basis, strategic initiatives, including acquisition opportunities, being pursued by the Company, and additional information the board wanted to review in order to consider the SCI proposal further, including a legal evaluation of potential antitrust issues. The board discussed potential financial advisors, and was favorably inclined towards Goldman Sachs, due to its experience from serving as financial advisor in connection with the SCI proposal in 2008 and due to the board’s view regarding Goldman Sachs’ independence, assuming the board concluded that Goldman Sachs remained independent as it was in 2008. Jones Walker LLP, regular outside counsel to the Company, reviewed the board’s fiduciary duties under the circumstances.

The board noted that if Mr. Stewart voted against a merger proposal at a shareholder meeting, it would not be approved, due to his beneficial ownership of more than one-third of the Company’s voting power, putting him in a unique position in relation to the Company’s other shareholders. Under Louisiana law and the Company’s organizational documents, a merger would require the approval of two-thirds of the voting power present in person or represented by proxy and entitled to vote. The board unanimously voted to form a special committee of the board, consisting solely of independent directors, who were not members of management and excluding Mr. Stewart in order to conduct the process of considering the SCI proposal, and other strategic initiatives, including acquisitions, that were being pursued or that may be pursued by the Company. The Board unanimously appointed Mr. Ashton Ryan and Messrs. Elstrott, McDonald, Patron and Saer to serve on the special committee, and Mr. Saer to serve as Chairman of the special committee. The board authorized the special committee to hire a financial advisor and any other advisors that the special committee in its sole discretion deemed appropriate, and to pay its advisors compensation as the special committee in its sole discretion deemed appropriate.

The board authorized Mr. Kitchen to advise Mr. Ryan that the board had met, considered the SCI proposal, and concluded that it needed more time to assess the proposal as well as other alternatives, with a goal of providing feedback after January 1, 2013.

At the direction of the members of the special committee, Mr. Saer, Mr. Kitchen, Lewis J. Derbes, Jr., the Company’s Senior Vice President, Chief Financial Officer and Treasurer, and representatives of Jones Walker confirmed their conclusion with respect to Goldman Sachs’ independence and negotiated the terms of an engagement letter between Goldman Sachs and the special committee.

The board and special committee met on January 10, 2013 to consider the SCI proposal further. In addition to all of the directors, present at the meeting were Mr. Derbes, Lisa T. Winningkoff, the Company’s Senior Vice President, Senior Administrative Officer and Corporate Secretary, Mr. McNamara and representatives of Goldman Sachs and Jones Walker. Mr. McNamara and the representatives of Goldman Sachs were then excused from the meeting and Jones Walker reviewed potential antitrust considerations in a business combination between SCI and the Company.

Thereafter, Mr. McNamara and the representatives of Goldman Sachs rejoined the meeting. Mr. Derbes reviewed management’s financial projections for fiscal 2013 through 2017. Mr. Derbes also reviewed the projected impact of a potential large acquisition that the Company had considered earlier in the year, although the Company had not been willing to pay the price required by the potential seller. The representatives of Goldman Sachs then reviewed certain financial information relating to the SCI proposal, and financial analyses of an illustrative significant stock repurchase program or leveraged buyout by a private equity or financial buyer, as well as the potential ability of SCI to finance a proposed acquisition of the Company at various prices.

The board discussed the SCI proposal and existing and potential business strategies of the Company. The board considered potential antitrust and financing risks to closing a transaction with SCI, and potential damage to the Company’s business should a transaction be announced but not ultimately closed. The board concluded that the special committee should meet to make a decision regarding how the Company would respond to the SCI proposal. Nonetheless, it was the unanimous view of the board that the Company should tell SCI that, while the Company was not for sale, and the proposed price was very inadequate, the Company was willing to allow SCI access to limited additional information, subject to SCI entering into an acceptable confidentiality and standstill agreement, in order to further refine its proposal, with the understanding that the Company would, if it were to entertain a transaction, expect to receive a substantially higher price, and to assume no financing risk and very little, if any, antitrust risk.

Prior to convening the special committee meeting, the representatives of Goldman Sachs left the board meeting, and Messrs. Kitchen and Derbes discussed Goldman Sachs’ qualifications and the terms of the proposed engagement letter between Goldman Sachs and the special committee. Messrs. Kitchen and Derbes said that after investigation they were satisfied that Goldman Sachs was independent. The board left further discussion of the special committee’s financial advisor to the special committee.

The board further discussed the role of the special committee and determined that it was desirable to more specifically delineate the special committee’s authority. The board empowered the special committee to have the full power of the board to explore and consider any and all strategic alternatives, and to determine whether and when to submit any proposal for a strategic alternative to the board, along with the special committee’s recommendations with respect to any such proposal. If pursuing a particular strategic alternative was approved by the board, the special committee was authorized to enter into negotiations regarding that strategic alternative, along with the appropriate executive officers of the Company and the special committee’s advisors, and to terminate any such negotiations. The special committee was not given the authority to approve the execution and delivery of any definitive agreement for a strategic alternative, but rather was directed to submit a recommendation with respect to any definitive agreement to the board. If the interests of the holders of Class A common stock and Class B common stock diverged, the special committee was to determine what was in the best interests of the holders of Class A common stock. The board also reaffirmed the special committee’s authority to retain and compensate its own advisors.

The special committee then met with only Messrs. Kitchen and Derbes, Ms. Winningkoff and representatives of Jones Walker present. The special committee further discussed the SCI proposal and other strategic alternatives, and agreed with the board’s view regarding the Company’s response to SCI’s proposal. Mr. Kitchen was directed to communicate the Company’s response to SCI, subject to Mr. Saer contacting Mr. Stewart and confirming that Mr. Stewart continued to be supportive of the response. The special committee also discussed the proposed engagement letter with Goldman Sachs, authorized Mr. Saer to work with Mr. Kitchen to finalize the open items within parameters set by the special committee, and authorized Mr. Saer to execute and deliver the engagement letter on behalf of the special committee.

On January 14, 2013, the special committee met and discussed the potential large acquisition by the Company that had been discussed previously, as well as the Goldman Sachs engagement letter. On January 21, 2013, as directed by the special committee, Mr. Kitchen called Mr. Ryan and communicated the view of the board and special committee as determined at the January 10, 2013 meetings. On February 1, 2013, the special committee and Goldman Sachs executed and delivered the Goldman Sachs engagement letter.

The Company and SCI proceeded to negotiate the terms of a confidentiality and standstill agreement. The special committee met on January 29, 2013 and February 4, 2013 and discussed the potential large acquisition by the Company and the proposed confidentiality and standstill agreement with SCI. The Company and SCI entered into the confidentiality and standstill agreement on February 18, 2013.

Thereafter, the Company provided agreed-upon diligence information to SCI. On February 25, 2013, executives of the Company, an outside tax advisor to the Company, a representative of Jones Walker, and executives of SCI, including its general counsel, met to discuss the diligence information.

On March 5, 2013, the board received a letter from SCI increasing the proposed cash consideration to $11.50 per share. On March 6, 2013, SCI sent Mr. Kitchen a draft merger agreement and voting agreement to be executed by Mr. Stewart. On March 6, 2013, the special committee met, along with Messrs. Kitchen and Derbes, and representatives of Goldman Sachs and Jones Walker. Mr. Derbes said the large acquisition candidate had agreed to permit representatives of Goldman Sachs to review diligence information previously reviewed by the Company and to provide updated financial information. Representatives of Goldman Sachs reviewed certain financial information relating to SCI’s $11.50 per share proposal. The special committee directed Mr. Kitchen to communicate to Mr. Ryan that the $11.50 per share proposal was also inadequate, and that, particularly in light of the Company’s fiscal first quarter 2013 results, the Company intended to continue focusing on executing its long-term strategic plan. Mr. Kitchen called Mr. Ryan to communicate the decision of the special committee. Mr. Ryan suggested that both companies’ management and investment bankers meet to discuss the differing views on valuation, and Mr. Kitchen responded that he was not authorized to do anything other than communicate the special committee’s position.

On March 28, 2013, the special committee met with Messrs. Kitchen and Derbes, Ms. Winningkoff, and representatives of Goldman Sachs and Jones Walker. Mr. Kitchen said that the large acquisition candidate had provided Goldman Sachs with access to diligence information previously reviewed by the Company, and had provided the Company and Goldman Sachs with updated financial information. The representatives of Goldman Sachs reviewed the SCI proposal and certain financial information relating to the potential large acquisition by the Company. In addition, the special committee authorized management and Goldman Sachs to meet with management of SCI and its financial advisors, and also to gather additional information and perform further analysis with respect to the potential large acquisition by the Company.

The board held a regular meeting on April 2, 2013. At the meeting, representatives of Goldman Sachs reviewed with the board certain financial information relating to the possible SCI transaction. The representatives of Goldman Sachs also reviewed certain financial information relating to the potential large acquisition by the Company and the price desired by the seller in such potential transaction. The board supported the decision of the special committee that the Company further pursue both potential opportunities. The board also discussed the Company’s recent financial results, cremation initiative, best-in-class sales initiative and two other potential acquisitions, and increased the Company’s quarterly dividend to $0.045 per share.

On April 8, 2013, Messrs. Kitchen and Derbes spoke with Mr. Ryan and Eric D. Tanzberger, SCI’s Chief Financial Officer, by phone and answered additional questions regarding the Company’s diligence information.

On April 9, 2013, the board received a letter from SCI increasing its proposal to $13.00 per share in cash.

The board held a special teleconference meeting on April 11, 2013 at which it discussed, along with representatives of Goldman Sachs and Jones Walker, the SCI proposal and the potential large acquisition by the Company. The board decided to meet in person on April 18, 2013 after the annual meeting of shareholders in order to consider these matters further.

In addition to all of the directors, present at the April 18, 2013 board meeting were Mr. Derbes, Ms. Winningkoff, Mr. McNamara and representatives of Goldman Sachs and Jones Walker. The representatives of Goldman Sachs reviewed certain financial information relating to the SCI proposal. Jones Walker provided a high-level review of the draft merger agreement and voting agreement provided by SCI on March 6, 2013. SCI proposed to require Mr. Stewart to enter into a voting agreement with SCI at the time SCI entered into a merger agreement with the Company, agreeing to vote his shares in favor of the merger agreement. Jones Walker identified several key issues for the board to consider relating to the merger agreement, primarily related to the antitrust and financing contingencies, the board’s ability to respond to an unsolicited transaction after entering into the merger agreement, and remedies for breach by SCI. Jones Walker also reviewed the board’s fiduciary duties under the circumstances. Jones Walker said it had discussed the proposed merger agreement and voting agreement with Latham & Watkins LLP, counsel to Mr. Stewart, which had views consistent with Jones Walker regarding the key issues in the merger agreement.

The board discussed whether to authorize Goldman Sachs to initiate calls to other parties that could have an interest in acquiring the Company. The board discussed risks associated with such calls, including the risk of a leak disruptive to the market and employees that could jeopardize negotiations. The board believed it had very good knowledge of the industry, and that SCI was likely to be willing and able to pay the highest price for the Company, particularly in light of the fact that other potential acquirors within or outside the industry were unlikely to be able to achieve the significant synergies that would be available to SCI and the fact that no other bidders had come forward following the public announcement of SCI’s interest in the Company in 2008. The board then considered the likelihood that a private equity firm would be willing to pay a price for the Company in excess of the price proposed by SCI in light of financial information presented by representatives of Goldman Sachs at the January 10, 2013 board meeting and concluded that private equity firms were unlikely to be interested in a transaction with the Company at the price level proposed by SCI.

Mr. Stewart advised the board that he had a call with Mr. Ryan and told Mr. Ryan he was keeping an open mind about the proposal. Mr. Stewart expressed to the board that he had concerns regarding a third party’s social and philosophical approach to post-closing operation of the Company’s facilities, given his and his family’s long history with the Company. As a result, Mr. Stewart desired to explore possibilities related to this, although he would not engage in any discussions with SCI about these matters without the special committee’s approval. Mr. Stewart also said he believed that the potential large acquisition by the Company would not move forward because the seller’s price expectations continued to be more than the Company could financially justify.

Jones Walker suggested that the special committee meet privately, and everyone left the room except for members of the special committee and the Jones Walker representatives. The special committee concluded that if the board were to decide to sell the Company, the board would desire to obtain the best price and terms reasonably available to all shareholders and ensure that the interests of all shareholders are upheld. The special committee decided to request that Mr. Stewart and SCI not engage in any discussions prior to the time a merger agreement was fully negotiated. In addition, the special committee decided that it would require SCI to include a representation in any merger agreement to the effect that it had not provided any special consideration to Mr. Stewart. The special committee asked Messrs. Stewart and McNamara to join the meeting, and communicated the decision of the special committee, which Mr. Stewart accepted.

Mr. Kitchen and the representatives of Goldman Sachs rejoined the meeting and the board meeting reconvened. Mr. Elstrott related the decision of the special committee. The board discussed the response to SCI’s proposal and directed Mr. Kitchen to seek a meeting with Mr. Ryan, to communicate that the board would be willing to support a transaction at a $14.50 per share price, with the significant issues identified regarding the merger agreement resolved in the Company’s favor.

Messrs. Kitchen and Ryan met on April 22, 2013 and reviewed and discussed the Company’s $14.50 per share price proposal and significant issues with the merger agreement. Mr. Ryan later communicated to Mr. Kitchen that SCI was not willing to increase its $13.00 per share proposal, but was willing to accommodate the Company on many of the other merger agreement issues.

Mr. Kitchen updated the special committee on these discussions at a meeting of the special committee on April 26, 2013. The special committee decided that, prior to finalizing a recommendation to the board, Messrs. Saer and Kitchen should speak with Messrs. Stewart and McNamara to allow Mr. Stewart the opportunity to provide his views to the special committee. At a special committee meeting on April 29, 2013, Mr. Kitchen reported that he and Mr. Saer spoke with Messrs. Stewart and McNamara. Earlier that morning, Mr. McNamara told Mr. Kitchen that determination of pricing was the role of the special committee, and that Mr. Stewart was comfortable with $13.00 per share and was also comfortable with the special committee seeking a higher price. Mr. McNamara said that after a transaction was fully negotiated, but before Mr. Stewart would sign the voting agreement, Mr. Stewart wanted the opportunity to meet Mr. Ryan to discuss social issues and philosophy with respect to the Company’s operations. After discussion, the special committee directed Mr. Kitchen to contact Mr. Ryan with a $13.75 per share price proposal, and to require that the merger agreement contain the Company’s proposed remedies for breach by SCI.

Mr. Kitchen communicated these terms to Mr. Ryan on April 30, 2013, and Mr. Ryan responded on May 1, 2013 to Mr. Kitchen, offering to support to the SCI board increasing the SCI proposal to $13.25 per share if Stewart’s board approved such price, and agreeing to Delaware law and a specific performance remedy, but not the Company’s proposed approach to damages. The special committee met on May 1, 2013 and directed Mr. Kitchen to continue to negotiate for the $13.75 per share price, and to work with Jones Walker and Goldman Sachs to negotiate other economic terms of the merger agreement, including the proposed divestiture cap, Company termination fee, SCI reverse termination fee for failure to obtain antitrust approvals within the divestiture cap for antitrust related divestitures mandated by the FTC, ticking fee, outside date, and damages remedy. The special committee met on May 3 and 6, 2013 and received updates from, and gave guidance to, Mr. Kitchen regarding these negotiations. At the May 6, 2013 meeting, the special committee concluded, after consultation with representatives of Goldman Sachs, that it was unnecessary to contact other potential buyers before entering into the merger agreement, because it was unlikely another qualified bidder would be willing to pay a higher premium, given the strategic nature and synergies of a potential merger with SCI, and because a pre-signing market check would increase the possibility of a leak, which would be disruptive to employees, harmful to the Company and put the negotiations with SCI at risk. In addition, the special committee was comfortable after consultation with Jones Walker and Goldman Sachs that the merger agreement would allow the board to respond appropriately to an unanticipated superior proposal that might be made after signing, and that the proposed $25 million breakup fee was not so significant as to deter an interested bidder.

On May 7, 2013, the special committee met, with Messrs. Kitchen and Derbes, Ms. Winningkoff, and representatives of Goldman Sachs and Jones Walker present. Mr. Kitchen reported on the negotiations with Mr. Ryan. Mr. Kitchen said that SCI continued to refuse to increase the $13.25 per share proposal. However,

Mr. Kitchen said Mr. Ryan had agreed on the following principles: (i) an SCI reverse termination fee for antitrust and financing failures (other than as a result of a breach by SCI) of $75 million; (ii) a ticking fee of 6% per annum payable by SCI starting at the first outside date, with an extended outside date of nine months; (iii) merger agreement governed by Delaware law, with an express specific performance remedy; (iv) a specified divestiture cap based on EBITDA, subject to further review by antitrust counsel; and (v) a Company termination fee of $25 million. Mr. Kitchen said SCI had also agreed to uncapped damages. The special committee discussed SCI’s proposal, and unanimously determined to submit a recommendation to the board that the Company proceed to negotiate the definitive merger agreement with a $13.25 per share price and other terms consistent with those discussed.

The board met on May 7, 2013, shortly after the special committee meeting adjourned. In addition to board members, also present were Mr. Derbes, Ms. Winningkoff, Mr. McNamara and representatives of Goldman Sachs and Jones Walker. Mr. Saer advised the board of the recommendation of the special committee, and Mr. Kitchen reviewed the current status of negotiations with SCI. Jones Walker reported that the special committee had concluded that a pre-signing market check was not necessary or appropriate under the circumstances, weighing the low likelihood of a higher bid emerging against the potential harm to the Company and disruption to the SCI negotiations that would result from a leak. It was noted that SCI’s offer in 2008 to acquire the Company was public for several months prior to being withdrawn and no other interested bidders contacted the Company during that time. Mr. Stewart said that, based on his industry experience, he also did not believe there was likely to be a party willing and able to pay a higher price than SCI.

The board discussed the proposed transaction. Mr. Stewart said he was willing to vote in favor of the Company moving forward to negotiate the definitive merger agreement on the terms discussed, and reiterated that he wanted the opportunity to meet with Mr. Ryan after the merger agreement was fully negotiated to discuss social and philosophical matters regarding the Company’s operations with Mr. Ryan before signing the voting agreement. After further discussion, the board unanimously approved the special committee’s recommendation directing Mr. Kitchen to proceed to negotiate the definitive merger agreement at $13.25 per share in cash for all outstanding shares, and with other terms consistent with those described.

Mr. Kitchen and representatives of Jones Walker, and Mr. Ryan and representatives of Shearman & Sterling LLP, counsel to SCI, proceeded to negotiate the terms of the merger agreement and related financing commitment letter. Mr. Stewart and his counsel, Latham & Watkins, proceeded to negotiate the terms of the voting agreement with SCI and Shearman & Sterling. Jones Walker and Latham & Watkins kept one another apprised of the status of negotiations on the merger agreement and voting agreement, respectively. SCI and its counsel conducted further due diligence. Mr. Kitchen kept Mr. Saer, Chairman of the special committee, apprised of the status of the negotiations. SCI, Mr. Stewart and the Company agreed that the shares covered by the voting agreement would not exceed 29.99% of the Company’s aggregate voting power.

The special committee met on May 23, 2013. In addition to the special committee members, present at the meeting were Messrs. Kitchen and Derbes, Ms. Winningkoff, and representatives of Goldman Sachs and Jones Walker. Mr. Derbes reviewed the negotiations surrounding the financing commitment letter and said that all issues had been resolved to his satisfaction, subject to reviewing revised documentation. Mr. Kitchen reported on the status of open merger agreement terms, which primarily included the divestiture cap, language regarding the Company’s damages remedy upon an SCI breach, and SCI’s insistence on expense reimbursement up to $10 million if shareholders do not approve the merger agreement at the special meeting. SCI had agreed to forgo an earlier request for expense reimbursement in other circumstances, subject to an increase in the Company termination fee to $27.5 million. After discussion, the representatives of Goldman Sachs left the meeting, and Jones Walker discussed the antitrust provisions of the merger agreement. The special committee concluded that the expense reimbursement provision would not inappropriately coerce the Company’s shareholders in deciding how to vote on the merger agreement. The special committee gave Mr. Kitchen direction regarding the resolution of the remaining open items.

In the morning on May 24, 2013, an analyst disseminated a research report speculating about a potential transaction involving SCI and the Company. The price and volume of trading in the Company’s Class A common stock increased significantly. The special committee met at 11:30 a.m. and 5:00 p.m. on May 24, 2013, and at the 5:00 p.m. meeting, Mr. Kitchen reported that the remaining significant substantive items appeared to be resolvable, subject to definitive documentation, such that he expected the Company to be able to hold a special committee and board meeting on May 28, 2013, to consider the definitive agreements.

On May 25, 2013, Mr. Kitchen advised Mr. McNamara that he believed the material terms of the merger agreement, financing commitment and voting agreement had been fully resolved. Mr. McNamara called Mr. Ryan to request that Mr. Ryan meet with Mr. Stewart, and a meeting was arranged for May 28, 2013. Mr. Ryan met with Mr. Stewart in New Orleans on the morning of May 28, 2013 to discuss social issues and philosophy regarding the Company’s operations, which discussions did not result in any agreements or commitments from SCI with respect to Company operations.

At 3:00 p.m. on May 28, 2013, the special committee met jointly with the board to consider the proposed definitive merger agreement and related financing commitment letter and voting agreement. All members of the board were present in person. Also present in person were Mr. Derbes, Ms. Winningkoff, Mr. McNamara, representatives of Goldman Sachs and Jones Walker, and a representative of Latham & Watkins, counsel to Mr. Stewart. Jones Walker reviewed in detail the terms of the agreements, referring to the copies of the agreements included in the board materials distributed in advance of the meeting, and to the accompanying written summaries of the agreements. Mr. Derbes reviewed the financial terms of SCI’s financing commitment letter. Mr. McNamara, and the representatives of Goldman Sachs and Latham & Watkins left the meeting, and Jones Walker discussed the antitrust provisions of the merger agreement. Mr. McNamara and the representatives of Goldman Sachs and Latham & Watkins rejoined the meeting. Mr. Derbes discussed the preliminary financial results for the Company’s second quarter and six months ended April 30, 2013. He said that in management’s opinion, these results did not warrant any changes in management’s projections provided to the board and Goldman Sachs in connection with the January 10, 2013 board meeting. Representatives of Goldman Sachs then presented certain financial analyses of the proposed merger and delivered an oral opinion to the special committee, which was confirmed by delivery of a written opinion dated May 28, 2013, that, as of such date and based upon and subject to the factors and assumptions set forth therein, the $13.25 per share in cash to be paid to the holders of outstanding shares of Class A common stock was fair from a financial point of view to such holders. See “—Opinion of Goldman, Sachs & Co. as Financial Advisor to the Special Committee”. After discussion, the board meeting was temporarily adjourned and the special committee met and unanimously resolved to recommend that the board approve the merger agreement and voting agreement and that the board recommend that the Company’s shareholders approve the merger agreement. The board meeting reconvened, and the board unanimously accepted the recommendation of the special committee, approved the merger agreement and voting agreement and recommended that the Company’s shareholders approve the merger agreement.

Later that evening, the relevant parties executed and delivered the merger agreement and voting agreement, and on the morning of May 29, 2013 the Company and SCI publicly announced the transaction.

Reasons for the Merger and Recommendation of the Board of Directors

Our board of directors, by unanimous vote of its members at a meeting duly called, and based on the unanimous recommendation of a special committee of the board consisting of all directors other than Messrs. Stewart and Kitchen, determined that the merger is fair to, and in the best interests of, the Company and our shareholders, unanimously approved the merger agreement and voting agreement and recommended that our shareholders vote “FOR” the approval of the merger agreement. In the course of reaching its decision to recommend that our shareholders vote “FOR” the approval of the merger agreement, the board considered the process and deliberations of the special committee, consulted with the special committee’s financial advisor and Jones Walker, reviewed a significant amount of information and considered a number of factors, including without limitation the following:

•

the $13.25 per share in cash to be paid as the consideration in the merger represents a substantial premium to recent trading prices of the Company’s Class A common stock, including approximately 48% above the volume weighted average price per share for the 30 calendar days ending May 23, 2013 of $8.97;

•	the merger consideration consists entirely of cash, which provides certainty of value to our shareholders compared to a transaction in which stock or other securities are received as consideration;

•

the board’s belief that the merger is more favorable to our shareholders than any other alternative reasonably available to us and our shareholders, which belief was based on a number of factors, including without limitation the board’s evaluation of the Company’s business, operations, financial condition, acquisition opportunities, strategies and prospects, as well as the risks involved in achieving the goals of the strategies, and general industry, economic and market conditions, as compared to the certainty of value provided to the Company’s shareholders in the merger;

•

the board’s belief that the strategic fit between SCI and the Company and the synergies that potentially could be achieved by SCI through a business combination with the Company made it unlikely that potential alternative buyers would be able to match or exceed SCI’s final offer of $13.25 per share, and the fact that when in 2008 SCI’s proposal to acquire the Company was made public, no other potential buyer came forward;

•	the board’s assessment that the risk of SCI not obtaining funding of the financing or not obtaining antitrust approvals was appropriately limited;

•

the board’s assessment that the reverse termination fee for financing failure or inability to obtain antitrust approvals within the divestiture cap, and other remedies in the merger agreement, are sufficient contractual incentives for SCI to complete the merger;

•	that Mr. Stewart has agreed to vote shares representing 29.99% of our aggregate voting power in favor of the merger;

•

the merger agreement and voting agreement, taken together, afford our board flexibility to consider, evaluate and accept superior proposals in the period after signing and prior to approval of the merger agreement by our shareholders;

•

the potential for our shareholders to receive additional consideration of up to $0.002178 per share per day from December 31, 2013 until and including the closing date, if the merger has not closed by December 30, 2013 due to the inability of SCI to obtain antitrust approvals by that time;

•

the historical market prices of our Class A common stock, including without limitation the possibility that if we remain as a publicly-owned company, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our Class A common stock in the open market or in a future transaction might be less than the $13.25 per share cash price to be paid pursuant to the merger;

•

that Mr. Stewart told us he did not receive any special or additional consideration not available to all of our shareholders, and that SCI represented to us in the merger agreement, that as of the date of the merger agreement, none of SCI or its affiliates is a party to any oral or written agreement or commitment with Mr. Stewart (or to SCI’s knowledge any of Mr. Stewart’s affiliates or associates or immediate family members or any other person at the request of Mr. Stewart or of any person known by SCI to be acting at the direction of Mr. Stewart), other than the voting agreement;

•

that Mr. Stewart, the sole holder of Class B common stock, which has 10 votes per share, would receive the same consideration per share as holders of Class A common stock, which has only one vote per share;

•

the oral opinion of Goldman Sachs to the special committee, which was subsequently confirmed in writing, that as of May 28, 2013, and subject to the factors and assumptions set forth therein, the $13.25 per Class A share in cash to be paid to the holders of outstanding shares of Class A common stock pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described below in the section entitled “Opinion of Goldman, Sachs & Co. as Financial Advisor to the Special Committee”;

•

the fact that the board of directors consists of a majority of independent, non-management directors, and our special committee consisted entirely of independent, non-management directors and did not include Mr. Stewart;

•

the special committee, with the advice of its outside financial and legal advisors, worked closely with Messrs. Kitchen and Derbes throughout the negotiations with SCI, and updated the board regularly, which provided the board with additional perspectives on the negotiations in addition to those of Messrs. Kitchen and Derbes;

•	many of our directors are very experienced in business combination transactions;

•

the fact that the special committee was unanimous in its recommendation that the board recommend that our shareholders approve the merger agreement and that our board was unanimous in its recommendation that our shareholders approve the merger agreement;

•

the special committee’s and board’s belief that the Company’s obligation to reimburse SCI for up to $10 million in expenses if our shareholders do not approve the merger at the special meeting would not have any material impact on our shareholder’s voting decision; and

•	the fact that, under Louisiana law, our shareholders may have dissenters’ rights with respect to their shares.

In the course of its deliberations, the board of directors also considered a variety of risks and other countervailing factors concerning the merger agreement and the merger, including without limitation the following:

•

the risks and costs to us if the merger does not close, including without limitation the diversion of management and employee attention, employee attrition and the potential adverse effect on our business relationships and customers;

•

the restrictions that the merger agreement imposes on our ability to actively solicit competing bids, and the fact that we would be obligated to pay a termination fee to SCI under certain circumstances and that such termination fee could reduce the incentive for a third party to make a competing bid for us;

•

the fact that if we do not terminate the merger agreement to accept a superior proposal, we must hold the special meeting, and Mr. Stewart has agreed to vote shares representing 29.99% of the aggregate voting power in favor of the merger agreement under such circumstances, even if our board has changed its recommendation with respect to the merger;

•

the fact that we would no longer exist as an independent, publicly-traded company and our shareholders would no longer participate in any of the potential future earnings or growth of our Company and would not benefit from any appreciation in value of our common stock;

•	the fact that gains from an all-cash transaction would be taxable to our shareholders for U.S. federal income tax purposes;

•

the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course and in a manner consistent with past practice, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger; and

•	the interests of our executive officers and directors in the merger described below under “—Interests of Certain Persons in the Merger”.

The foregoing discussion of the factors considered by the board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the board. The board collectively reached the unanimous conclusion to recommend the approval of the merger agreement in light of the various factors described above and other factors that each member of the board believed were appropriate. In view of the wide variety of factors considered by the board in connection with its evaluation of the merger and the complexity of these matters, the board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the board made its recommendation based on the totality of information presented to it and the investigation conducted by it, and on the recommendation of the special committee. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and receiving the recommendation of the special committee, our board of directors unanimously determined that the merger is fair to, and in the best interests of, the Company and our shareholders. Accordingly, our board of directors unanimously approved the merger agreement and recommended that our shareholders approve the merger agreement.

The board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement.

Opinion of Goldman, Sachs & Co. as Financial Advisor to the Special Committee

Goldman Sachs rendered its opinion to the special committee, that, as of May 28, 2013, and based upon and subject to the factors and assumptions set forth in its opinion, the $13.25 per share in cash to be paid to the holders of outstanding shares of Class A common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Goldman Sachs did not express any opinion with respect to the consideration being paid to the holders of Class B common stock or any additional cash consideration that may be paid pursuant to the merger agreement.

The full text of the written opinion of Goldman Sachs, dated May 28, 2013, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its advisory services and opinion for the information and assistance of the special committee in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Class A common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	Annual Reports on Form 10-K of the Company for the five fiscal years ended October 31, 2012;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its shareholders;

•	certain publicly available research analyst reports for the Company; and

•	certain internal financial analyses and forecasts for the Company prepared by its management, as approved for Goldman Sachs’ use by the Company, which are referred to as the projections below.

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, Goldman Sachs reviewed the reported price and trading activity for the Class A common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the deathcare industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs, with the special committee’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for the independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the special committee that the projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal.

Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on the expected benefits of the transaction in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs also assumed that the transaction will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to Goldman Sachs’ analysis.

Goldman Sachs’ opinion did not address the underlying business decision of the Company to engage in the transaction, or the relative merits of the transaction as compared to any strategic alternatives that may be available to the Company; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. Goldman Sachs’ opinion addressed only the fairness from a financial point of view to the holders of Class A common stock, as of the date of the opinion, of the $13.25 per share in cash to be paid to such holders pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transaction, including, any allocation of the aggregate consideration to be paid pursuant to the merger agreement, the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, including the Company’s Class B common stock, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors, or employees of the Company, or class of such persons, in connection with the transaction, whether relative to the $13.25 per share in cash to be paid to the holders of Class A common stock pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the transaction on the solvency or viability of the Company or SCI or the ability of the Company or SCI to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the special committee in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 23, 2013 (the last trading day prior to publication of a research report speculating on a potential transaction involving the Company and SCI) and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the shares of Class A common stock for the ten-year period ended May 23, 2013. In addition, Goldman Sachs analyzed the $13.25 per share in cash to be paid to the holders of Class A common stock pursuant to the merger agreement in relation to the closing price of the shares of Class A common stock on May 23, 2013, the high and low prices of the shares of Class A common stock for the 52-week period ended May 23, 2013, and the volume-weighted average prices, referred to as VWAP, of the shares of Class A common stock during the 30-day, six-month, one-year, three-year, five-year, and ten-year periods ended May 23, 2013.

This analysis indicated that the $13.25 per share of Class A common stock to be paid to the holders of shares of Class A common stock pursuant to the merger agreement represented:

•	a premium of 45.6% based on the closing stock price of $9.10 per share of Class A common stock on May 23, 2013;

•	a premium of 41.7% based on the 52-week high market price of $9.35 per share of Class A common stock on March 22, 2013;

•	a premium of 122.7% based on the 52-week low market price of $5.95 per share of Class A common stock on June 4, 2012;

•	a premium of 47.7% based on the VWAP of $8.97 per share of Class A common stock during the 30-day period ended May 23, 2013;

•	a premium of 54.8% based on the VWAP of $8.56 per share of Class A common stock during the six-month period ended May 23, 2013;

•	a premium of 65.6% based on the VWAP of $8.00 per share of Class A common stock during the one-year period ended May 23, 2013;

•	a premium of 96.3% based on the VWAP of $6.75 per share of Class A common stock during the three-year period ended May 23, 2013;

•	a premium of 116.5% based on the VWAP of $6.12 per share of Class A common stock during the five-year period ended May 23, 2013; and

•	a premium of 105.4% based on the VWAP of $6.45 per share of Class A common stock during the ten-year period ended May 23, 2013.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the deathcare industry, which we refer to as the “selected companies”:

•	Carriage Services, Inc.;

•	Hillenbrand, Inc.;

•	Matthews International Corporation; and

•	Service Corporation International.

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly-traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of the Company.

Goldman Sachs calculated and compared various financial multiples and ratios for the selected companies based on financial data as of May 23, 2013, information obtained from public filings and Institutional Brokers’ Estimate System, referred to as IBES, estimates. The multiples and ratios of the Company were based on financial data as of May 23, 2013, the merger consideration of $13.25 per share, the projections and IBES estimates and assume 85.5 million outstanding shares of Class A and Class B common stock, 4.7 million outstanding options with a weighted average strike price of $6.51 and net debt of the Company of $253.4 million as of January 31, 2013, based upon information contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2013. With respect to each of the selected companies and the Company, Goldman Sachs calculated:

•

ratios of enterprise value, referred to as EV, which is the market value of common equity on a fully-diluted basis, including outstanding options, plus consolidated net indebtedness to earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, for the latest 12 months, referred to as LTM, ended on the date of the last reported fiscal quarter as of May 23, 2013; and

•	ratios of the closing price per share of common stock to one-year forward estimated earnings per share, referred to as a “forward P/E” multiple, based on median IBES estimates as of May 23, 2013.

For purposes of these calculations, Goldman Sachs utilized an equity value for each selected company derived by multiplying the number of fully-diluted outstanding shares of such company as reported in its most recent SEC filings by such company’s closing share price on May 23, 2013. By adding the consolidated net indebtedness amount of each selected company as most recently publicly reported by such company to the equity value of such company derived from these calculations, Goldman Sachs determined an enterprise value for each selected company. The EPS amounts for the selected companies were calculated using median IBES research analysts’ estimates of EPS for each selected company as of May 23, 2013. Calculations for Hillenbrand were pro forma for the acquisition of Coperion Capital GmbH.

The results of these analyses, together with the multiple of EV to LTM EBITDA for the Company based on the projections, and as implied by the proposed transaction, are summarized as follows:

	Selected Companies	Stewart
		IBES	Management	Proposed Transaction
EV/LTM EBITDA	8.2x – 11.2x	9.0x	9.0x	12.3x
Forward P/E	12.9x – 19.3x	17.0x	16.9x	24.6x

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of Class A common stock, using the projections. This analysis is designed to provide an indication of the implied present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings multiples, plus dividends. Goldman Sachs first calculated the illustrative future values per share of the Class A common stock for the fiscal years 2013 through 2017 by applying price to 12-month forward EPS multiples ranging from 16.5x to 17.5x to EPS for the Company’s fiscal years 2013 through 2017 derived from the projections. The resulting values were then discounted to present value as of October 31, 2013 using a discount rate of 12.0%, reflecting an estimate of the Company’s cost of equity. Goldman Sachs then added the present value as of October 31, 2013 of future dividends projected by Company management to be paid over such period using the same discount rate. This analysis resulted in an illustrative range of implied present values of $8.89 to $11.27 per share of Class A common stock.

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis to determine a range of implied equity values per share of Class A common stock based on projected stand-alone future unlevered cash flows, using the projections and assuming a total of 85.5 million outstanding shares of Class A and Class B common stock, 4.7 million outstanding options with a weighted average strike price of $6.51 and net debt of the Company of $253.4 million as of January 31, 2013, based upon information contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2013. Goldman Sachs calculated indications of the net present value of unlevered free cash flows for the Company for the years 2014 through 2017 using discount rates ranging from 8.0% to 10.0%, reflecting estimates of the Company’s weighted average cost of capital. Goldman Sachs calculated illustrative terminal values for the Company by applying terminal EV/EBITDA multiples ranging from 7.5x to 9.5x to the Company’s estimated EBITDA for the fiscal year ended 2017. The terminal year cash flow forecasts were pro forma for a full year of cash flow from management initiatives. These illustrative terminal values were then discounted using discount rates ranging from 8.0% to 10.0%. This analysis resulted in a range of illustrative implied present values of $9.73 to $13.38 per share of Class A common stock.

Selected Transactions Analysis. Goldman Sachs analyzed certain publicly available information relating to the following selected transactions involving companies in the deathcare industry announced in the last ten years:

Acquiror	Target	Date of Announcement
Sovereign Capital Ltd.	Laurel Management Services Ltd.	September 2003
SAN Holdings Inc.	SOU-SEN Corporation	March 2005
Service Corporation International	Alderwoods Group, Inc.	April 2006
Service Corporation International	Keystone North America Inc.	October 2009

For each of the selected transactions, Goldman Sachs calculated and compared EV as a multiple of the target company’s LTM EBITDA. While none of the selected transactions or the selected companies that participated in the selected transactions are directly comparable to the merger or the Company, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain operations of the Company.

The following table presents the results of this analysis:

	Selected Transactions	Proposed Transaction
EV/LTM EBITDA	8.8x – 13.6x	12.3x

Premia Paid Analysis. Goldman Sachs reviewed and analyzed the acquisition premia for announced all-cash mergers and acquisitions transactions between $1 billion and $3 billion involving United States publicly-traded targets from January 2008 to May 23, 2013, calculated relative to (i) the target’s closing share price one day prior to announcement; and (ii) the target’s closing share price on the day that was four weeks prior to announcement, based on publicly available information.

The following table presents the results of this analysis:

	Median Premia for Selected Transactions	Premia for Proposed Transaction (as of May 23, 2013)
One Day Prior to Announcement	25.7% – 43.2%	45.6%
Four Weeks Prior to Announcement	27.2% – 44.1%	47.2%

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company, SCI or the transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the special committee that, as of May 28, 2013, the $13.25 per share in cash to be paid to the holders of Company Class A common stock pursuant to the merger agreement was fair from a financial point of view to such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, SCI, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s length negotiations between the Company and SCI and, consistent with the recommendation of the special committee was approved by the Company’s board of directors. Goldman Sachs provided advice to the special committee during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company, the special committee or the Company’s board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the special committee was one of many factors taken into consideration by the special committee in making its determination to recommend that the Company’s board of directors approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with its opinion and is qualified in its entirety by reference to the full text of the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, SCI, any of their respective affiliates and third parties, including affiliates of Frank B. Stewart, Jr., a significant shareholder of the Company, which we refer to as the Stewart Entities, or any currency or commodity that may be involved in the transaction for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs may in the future provide investment banking services to the Company, SCI, the Stewart Entities and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

The special committee selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger and because of the special committee’s determination that Goldman Sachs was independent. Pursuant to a letter agreement, dated February 1, 2013, the special committee engaged Goldman Sachs to act as its financial advisor in connection with a potential transaction involving SCI. Pursuant to the terms of the engagement letter, the Company has agreed to pay Goldman Sachs a fee of approximately $11 million, of which approximately $9.75 million is contingent upon consummation of the transaction. In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Effects on Stewart if the Merger is Not Completed

If the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our Class A common stock will continue to be listed and traded on The NASDAQ Global Select Market. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities as they currently are, as well as general industry, economic and market conditions. Further, if the merger is not completed, the trading price of our Class A common stock may decrease, and such decrease may be substantial, at least in the short term. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. If the merger is not completed, our board of directors will from time to time evaluate and review the business operations, properties, dividend policy and capitalization of Stewart, will make such changes as are deemed appropriate and will continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Stewart will be offered or become available, or that our business, prospects or results of operations will not be adversely impacted.

If shareholders do not approve the merger agreement at the special meeting, we will be required to reimburse SCI for all out-of-pocket fees and expenses incurred or paid by or on behalf of SCI (including all fees and expenses of legal counsel, accountants, investment banks, financing sources, experts and consultants) incurred in connection with or related to the authorization, preparation, negotiation, execution and performance of the merger agreement, filings under the HSR Act, and financing, up to $10.0 million.

If we later become obligated to pay the termination fee to SCI after paying expenses to SCI, the amount of expenses we previously paid to SCI will be credited toward our payment of the termination fee. The maximum termination fee is $27.5 million. See the section entitled “The Merger Agreement (Proposal 1)—Termination Fee” beginning on page 67 of this proxy statement for a discussion of the circumstances under which the termination fee would be required to be paid.

Delisting and Deregistration of Stewart Common Stock

If the merger is completed, our Class A common stock will be delisted from The NASDAQ Global Select Market and deregistered under the Securities Exchange Act of 1934, as amended (the Exchange Act). After completion of the merger, we will no longer be required to file periodic reports with the SEC on account of our Class A common stock.

Financing of the Merger

Stewart and SCI estimate that the total amount of funds required to complete the merger and pay related fees and expenses will be approximately $1.6 billion, including $200.0 million of Stewart’s 6.50% Senior Notes due 2019, referred to as the 2019 Senior Notes, which as a result of the consent solicitation described below, are expected to remain outstanding upon the closing of the merger.

With respect to the Company’s 2019 Senior Notes, absent the waiver described below, the merger would have constituted a change of control under the indenture governing the notes, requiring the Company, after completion of the merger, to make an offer to repurchase all of the notes at an offer price in cash equal to 101% of the aggregate principal amount repurchased plus accrued and unpaid interest to the date of purchase (the change of control offer). As required by the merger agreement, at the request and expense of SCI, Stewart commenced a consent solicitation on June 6, 2013 seeking the consents of holders of the notes required under the indenture to amend the indenture to (i) waive the requirement for the change of control offer (the waiver) upon completion of the merger and (ii) amend the indenture to state that the Company’s obligations to deliver quarterly and annual financial information and other reports to the trustee under the indenture will be satisfied by delivery of SCI’s filings with the SEC for so long as SCI guarantees the notes (the amendment). The closing of the merger was not conditioned upon the success of the consent solicitation. The terms of the consent solicitation were supplemented June 10, 2013 to offer a cash consent fee to holders of the 2019 Senior Notes consenting to the waiver and amendment. On June 12, 2013, the required consents were obtained, and the Company and trustee entered into a supplemental indenture effecting the waiver and amendment. In consideration for the waiver and amendment, Stewart will pay to noteholders that timely consented an aggregate cash payment equal to $2.50 per $1,000 principal amount of notes, of which half of such amount was paid promptly after the consent solicitation expiration and the execution of the supplemental indenture giving effect to the waiver and amendment, and the other half will be paid, if at all, promptly after the completion of the merger. SCI has agreed to guarantee the notes promptly following completion of the merger.

In connection with entering into the merger agreement, SCI entered into a commitment letter with JPMCB and J.P. Morgan Securities LLC, pursuant to which, among other things, JPMCB agreed to provide debt financing that will fund the merger consideration, refinance the Company’s existing indebtedness to the extent required under the terms of such indebtedness, and finance the payment of fees, expenses, accrued interest and premiums related to the provision of the financing and refinancing. As permitted under the terms of the commitment letter, it was amended on June 7, 2013 to provide that a portion of the financing would also be provided by Bank of America, N.A. and Wells Fargo Bank, National Association and an affiliate.

The merger agreement permits SCI to amend the commitment letter so long as such amendment would not be reasonably likely to prevent or materially delay the completion of the merger, would not reduce the aggregate amount of financing available to SCI, and would not impose new or additional conditions to the financing. Under the merger agreement, SCI must use its reasonable best efforts to complete the financing on the terms and conditions as set forth in the financing commitment letter or to obtain alternative financing. See “The Merger Agreement (Proposal 1)—Financing; Financing Cooperation” for additional information.

SCI has completed an intended amendment to its $500 million senior unsecured revolving credit facility which matures in March 2016 primarily to accommodate the acquisition (the acquisition amendment). SCI also intends to seek a further amendment to extend the maturity date to the same date as the final maturity date of the new SCI term facility described below (the extension amendment). In addition, SCI intends to enter into a new senior unsecured term credit facility with a borrowing capacity of up to $600 million. Finally, SCI intends to obtain up to an additional $725 million through a senior unsecured bridge facility or new unsecured indebtedness.

The financing commitment letter includes commitments to:

•

Provide a new $500 million senior unsecured revolving credit facility for SCI, referred to as the replacement SCI revolving credit facility, in the event certain amendments to its existing revolving credit facility were not obtained;

•	Provide a new senior unsecured $600 million term credit facility for SCI, referred to as the SCI term facility; and

•	Provide SCI with a senior unsecured $725 million bridge loan, the SCI bridge facility.

The commitments of JPMCB (and to the extent applicable Bank of America, N.A. and Wells Fargo Bank, National Association and its affiliate (together with JPMCB, the initial lenders)) to provide the financing are subject to the satisfaction of customary conditions, including the following:

•	there shall not have occurred a material adverse effect with respect to Stewart and its subsidiaries (as defined in the merger agreement) since December 31, 2012;

•

the merger shall have been consummated in accordance with the terms of the merger agreement, and the merger agreement shall not have been amended or any condition therein waived or consented to, to the extent such amendment, consent or waiver is materially adverse to the initial lenders;

•

after giving effect to the merger, none of SCI or its subsidiaries shall have any outstanding indebtedness for borrowed money or preferred stock other than (i) the loans and other extensions of credit under the financing, and (ii) certain other scheduled indebtedness;

•	the initial lenders shall have received certain recent financial statements of each of SCI and Stewart;

•	completion of customary definitive documentation relating to the various credit facilities;

•

the initial lenders shall have received a certification from SCI as to the financial condition and solvency of SCI and its subsidiaries on a consolidated basis (after giving effect to the merger and the incurrence of indebtedness related thereto);

•

the initial lenders shall have been afforded at least 20 consecutive business days to syndicate the SCI term facility following completion of a customary confidential information memorandum for such facility;

•

SCI shall have provided customary preliminary offering materials suitable for use in marketing of debt securities, and the initial lenders shall have been afforded at least 20 consecutive business days after the receipt of such materials to market such debt securities;

•

the accuracy of such of Stewart’s representations and warranties in the merger agreement as are material to the interests of the initial lenders, but only to the extent that SCI has the right to terminate its obligations under the merger agreement or decline to complete the merger as a result of the breach; and

•	the accuracy of specified limited representations and warranties of SCI to be made in the definitive documentation relating to the financing.

The portion of the SCI revolving credit facility, as amended by the acquisition amendment, or replacement SCI revolving credit facility that relates to the funding of the merger can have no conditions other than those applicable to the SCI term facility. If the SCI term facility, SCI bridge facility (or other unsecured indebtedness in lieu of such facility) have all funded (or all conditions to funding have been satisfied other than filing the appropriate merger certificates with the appropriate secretaries of state) on or prior to the closing date and SCI has insufficient cash on hand and/or availability under the SCI revolving credit facility, as amended by the acquisition amendment, or replacement SCI revolving credit facility to finance the aggregate merger consideration, refinance the Company’s existing indebtedness to the extent required under the terms of such indebtedness, and finance the payment of fees, expenses, accrued interest and premiums related to the provision of the financing and refinancing, such event will constitute a knowing and intentional breach by SCI of the merger agreement.

In general, the financing commitment letter will expire on the earliest of (i) the consummation of the merger, (ii) the termination of the merger agreement, or (iii) February 28, 2014, or such later date as the parties may agree upon.

The completion of the merger is not conditioned on SCI obtaining financing, and if the merger agreement is terminated due to SCI’s inability to obtain adequate financing, then SCI will be obligated under certain circumstances to pay Stewart a reverse termination fee of $75.0 million.

On June 10, 2013, SCI completed the contemplated acquisition amendment to its existing senior unsecured revolving credit facility.

On June 17, 2013, as part of the financing for the merger, SCI priced its $425 million aggregate principal amount of 5.375% Senior Notes due 2022 in a private offering. The net proceeds of this notes offering of approximately $414.7 million will be held in an escrow account pending the closing of the merger. The notes are subject to special mandatory redemption in the event the merger is not completed on or prior to February 28, 2014, SCI determines in its sole discretion that the merger will not be completed by that date or the merger agreement is terminated.

As of June 17, 2013, SCI had launched a syndication process for the SCI term facility, maturing in March 2018. In addition, SCI had launched a syndication to replace its existing revolving credit facility, as amended by the acquisition amendment, with a new $500 million revolving credit facility maturing in 2018. If the syndication of the new revolving credit facility is not successful, SCI intends to make the SCI term facility part of its existing revolving credit facility, as amended by the acquisition amendment, which will remain in place.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, shareholders should be aware that our directors and executive officers have interests in the merger that are different from, and/or in addition to, those of our shareholders generally. These interests may create potential conflicts of interest. The board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our shareholders vote in favor of approving the merger agreement.

Share Ownership of Directors and Executive Officers

As of [•] [•], 2013, our directors and executive officers held and are entitled to vote, in the aggregate, [8,168,427] and 3,555,020 shares of our Class A and Class B common stock, respectively, representing approximately [38]% of the aggregate voting power of the outstanding shares entitled to vote. These shares include [716,665] shares of restricted common stock held by our directors and executive officers. Frank B. Stewart, Jr., our Chairman of the Board, beneficially owns [6,350,199] and 3,555,020 shares of our Class A and Class B common stock, respectively. Each share of Class A common stock has one vote per share and each share of Class B common stock has ten votes per share, which results in Mr. Stewart having approximately [35]% of the aggregate voting power, while holding approximately [11]% of our outstanding equity. The merger agreement provides that each holder of shares of our common stock, including our directors and executive officers, will be entitled to receive $13.25 in cash, plus the additional per share consideration (if any) without interest, and less any applicable withholding taxes, for each share of our Class A or Class B common stock held immediately prior to the merger.

Mr. Stewart and his spouse entered into a voting agreement as of May 28, 2013 with SCI, in which he agreed to vote shares representing 29.99% of the aggregate voting power in favor of approving the merger agreement, unless the voting agreement is terminated under certain circumstances. Mr. Stewart has informed us that, as of the date of this proxy statement, he also intends to vote his additional shares (which are not subject to the voting agreement or any similar agreement, arrangement or commitment with respect to voting) in favor of the merger agreement.

Mr. Stewart told us he did not receive any special or additional consideration in connection with the merger agreement and voting agreement not available to all of our shareholders. SCI represented to us in the merger agreement, that as of the date of the merger agreement, none of SCI or its affiliates is a party to any oral or written agreement or commitment with Mr. Stewart (or to SCI’s knowledge any of Mr. Stewart’s affiliates or associates or immediate family members or any other person acting at the request of Mr. Stewart or of any person known by SCI to be acting at the direction of Mr. Stewart), other than the voting agreement.

Acceleration and Payment of Equity Awards

As of [•] [•], 2013, our executive officers held [716,665] shares of restricted stock and options to purchase [2,868,500] shares of our Class A common stock, of which [1,601,000] shares were unvested. These options have a weighted average exercise price of $[6.10] per share. In accordance with their terms, immediately prior to the completion of the merger, (i) each share of restricted stock will become fully vested and (ii) each unvested option then outstanding will be accelerated and become fully vested. Each restricted stock holder, including our executive officers, will be entitled to receive $13.25 for each share of restricted stock. Each option issued under the Stewart Enterprises, Inc. 2007 Stock Incentive Plan and the Amended and Restated Stewart Enterprises, Inc. 2010 Stock Incentive Plan will be cancelled at closing and each option holder, including our executive officers, will be entitled to receive a sum in cash equal to (i) the excess, if any, of the merger consideration over the applicable exercise price of such option multiplied by (ii) the number of Class A shares such holder could have acquired pursuant to such option. The merger agreement provides that we will use reasonable best efforts to have each person who holds options issued under the Amended and Restated Stewart Enterprises, Inc. 1995 Incentive Compensation Plan, the 1995 Plan, execute an amendment to his or her stock option agreement in order to consent to the same treatment. A total of [81,175] shares remain subject to options issued under the 1995 Plan (less than 6% of all shares subject to outstanding options), some of which are held by executive officers of Stewart.

Our non-employee directors do not hold any options or unvested equity awards, although they do hold an aggregate of [356,175] Class A shares issued as director compensation, which must be held until the respective director’s termination of board service. Assuming the merger is consummated, these shares (and all other shares of common stock held by our directors) will be exchanged for the same merger consideration payable to our other shareholders.

The table below sets forth, as of [•] [•], 2013, for each of our directors and executive officers:

•	the number of shares of our common stock held (including the number of shares of restricted stock held);

•	the amount of cash that will be paid in respect of such shares upon completion of the merger, calculated by multiplying (i) $13.25 by (ii) the number of shares currently held;

•	the number of shares subject to outstanding options covering our common stock; and

•	the estimated cash amount payable by SCI in respect of such outstanding options upon completion of the merger.

All dollar amounts are gross amounts and do not reflect deductions for any applicable withholding taxes. In each case with respect to options, the estimated consideration payable by SCI is calculated by multiplying the number of shares subject to each option, including options that we anticipate will become vested immediately prior to the completion of the merger, by the amount, if any, by which $13.25 exceeds the exercise price subject to the option.

Value of Equity Ownership of Directors and Executive Officers

Name	Class	Common Stock (including Restricted Stock)		Outstanding Options (Vested and Unvested)		Total Value
		Shares	Consideration	Shares	Consideration
Non-Employee Directors:
Frank B. Stewart, Jr.	Class A	6,350,199	$84,140,136	--	$--	$84,140,136
	Class B	3,555,020	47,104,015	--	--	47,104,015
John B. Elstrott, Jr.	Class A	24,185	320,451	--	--	320,451
Alden J. McDonald, Jr.	Class A	98,555	1,305,854	--	--	1,305,854
Ronald H. Patron	Class A	91,120	1,207,340	--	--	1,207,340
Ashton J. Ryan, Jr.	Class A	85,120	1,127,840	--	--	1,127,840
John K. Saer, Jr.	Class A	24,532	325,049	--	--	325,049
Named Executive Officers:
Thomas M. Kitchen	Class A	497,228	6,588,271	880,000	6,186,200	12,774,471
Lewis J. Derbes, Jr.	Class A	99,132	1,313,499	233,500	1,615,800	2,929,299
Kenneth G. Myers, Jr.	Class A	155,468	2,059,951	416,000	3,041,040	5,100,991
Lawrence B. Hawkins	Class A	218,950	2,901,088	295,000	2,179,800	5,080,888
G. Kenneth Stephens, Jr.	Class A	156,170	2,069,253	275,000	2,051,000	4,120,253
All other executive officers as a group (9 persons)	Class A	367,768	4,872,926	769,000	5,440,765	10,313,691

Employment Agreement; Retention Plan

Stewart has an executive employment agreement with Mr. Kitchen, dated February 24, 2011, or the Employment Agreement, while the remainder of Stewart’s executive officers are participants in the Amended and Restated Stewart Enterprises, Inc. Retention Plan, or the Retention Plan. It is anticipated that the merger will trigger certain employment protections under both the Employment Agreement and the Retention Plan. Specifically:

•

provided the merger closes on or before April 7, 2014, the current termination date of Mr. Kitchen’s Employment Agreement, the Employment Agreement would be automatically extended for a two-year period from the closing date, and for each full year in which Mr. Kitchen is employed, he will receive an annual bonus at least equal to the average bonus paid to him for the last three completed fiscal years prior to the change of control; and

•

under the Retention Plan, each participant (including all executive officers other than Mr. Kitchen, although he would also be a participant if he would receive greater benefits under the Retention Plan or if the merger closes after April 7, 2014) is entitled to continue employment on equivalent terms for a one-year period from the closing date, and for the fiscal year ending during this period, he or she will receive an annual bonus at least equal to the greater of his or her target bonus for that year or the average bonus paid him or her for the last three completed fiscal years prior to the change of control.

Payout of Benefits under the SERP and Deferred Compensation Plan

Five of Stewart’s current executive officers – Messrs. Kitchen, Derbes, Myers, Hawkins, and Stephens – are participants in the Amended and Restated Supplemental Executive Retirement Plan, or the SERP. Each of these five participants is currently eligible for a retirement benefit under the SERP, which would typically be paid in the form of an annuity. Assuming the merger is consummated, each of these five participants would be entitled to receive a lump sum payout that is actuarially equivalent to the normal form of benefit he would have been entitled to receive if he had retired as of the merger’s closing date. These payments must be made as soon as practicable following the close of the merger, but no later than 90 days thereafter. However, if the lump sum payments are not paid within 10 days of the close of the merger, the funds must be deposited into a rabbi trust.

Each of Stewart’s executive officers is a participant in the Amended and Restated Stewart Enterprises, Inc. Supplemental Retirement and Deferred Compensation Plan, or the Deferred Compensation Plan, and each is currently fully vested in his or her Deferred Compensation Plan account. All amounts must be paid out in a lump sum to the participants within 10 days of the closing of the merger.

Payments and Benefits Triggered by a Qualifying Termination

If an executive officer is terminated without “cause,” or terminates his or her employment with “good reason” (as those terms are defined in the Employment Agreement or Retention Plan, as applicable) upon or during the protected period following the merger (two years under the Employment Agreement, one year under the Retention Plan, as discussed above), then the executive officer would be entitled to certain severance benefits.

The Employment Agreement. If the merger closes on or before April 7, 2014, the term of the Employment Agreement is automatically extended for a two-year period from the closing date. If, during this two-year period, Mr. Kitchen is terminated without “cause” or he terminates his employment for “good reason,” he will receive a lump sum severance payment equal to two years’ base salary, plus a pro rata bonus for the year of termination, with such pro rata bonus based on the average bonus paid to him over the last three fiscal years. Under the Employment Agreement, Mr. Kitchen is prohibited from competing with Stewart for a two-year period following his termination of employment for any reason. If the severance payment is not paid to Mr. Kitchen within ten (10) business days of the closing of the merger, it must be set aside in a rabbi trust.

If Mr. Kitchen’s change of control benefits constitute “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder, then the Employment Agreement provides for a reduction of his change of control benefits to avoid parachute payment excise taxes (a “cut-back”) if he would receive greater after-tax benefits with a reduction than he would receive if he had been paid the unreduced benefit and paid the excise tax. To the extent that Mr. Kitchen’s change of control benefits would be reduced under this provision, the compensation committee would be required to distribute the amount of the cut-back among other Stewart officers. In such event, Mr. Kitchen could make recommendations to the compensation committee as to which officers should receive what portion of the redistribution, but the compensation committee would have sole discretion to make those decisions. Mr. Kitchen is not entitled to any tax gross-up payments.

Because the merger, if consummated, would result in Stewart being controlled by SCI, then upon the closing of the merger, Mr. Kitchen would have “good reason” under the terms of his Employment Agreement to terminate his employment if he is not appointed President and Chief Executive Officer of SCI. If the merger does not close until after April 7, 2014 (the expiration date of his Employment Agreement), or if he would receive greater benefits under the Retention Plan, then Mr. Kitchen would participate in the Retention Plan, as described below.

The Retention Plan. Each of our executive officers, other than Mr. Kitchen, is a participant in the Retention Plan. Mr. Kitchen would be entitled to participate in the Retention Plan if he would receive greater benefits under the Retention Plan or, in any case, if the merger closes after April 7, 2014. Under the Retention Plan, if a participant is terminated without “cause” or terminates his or her employment for “good reason” within one year following the closing date of the merger, then the participant would receive a cash payment equal to the sum of (i) one year’s base salary and (ii) the greater of the average bonus paid to such officer over the last three years or the officer’s target bonus. In addition, the participant would continue to receive health and dental insurance coverage for 12 months following the date of termination, with Stewart or its successor continuing to pay the employer portion of the premiums. Retention Plan participants are not entitled to any tax gross-up payments.

For purposes of the Retention Plan, “good reason” means any action or inaction during the one-year protected period following the change of control that constitutes a material negative change in the service relationship between the participant and the employer and a material breach by the employer of its obligations under the Retention Plan (subject to a notification requirement and cure period). As noted previously, by the terms of the Retention Plan, a participant is entitled to continued employment with the employer (whether Stewart or its successor) on generally equivalent terms during the protected period.

Other Executive Compensation

Pursuant to the merger agreement, SCI has consented to, and the compensation committee has approved, modifications to the executive officer bonuses permitted under the existing fiscal 2013 annual incentive plan for the executive officers. The bonuses for the officers will be based on the actual performance of the Company and the individual participant for the six-month period ending April 30, 2013; for the second half of the fiscal year, executive officers will receive at least the “target” bonus under the plan. All bonus amounts earned under the fiscal 2013 annual incentive plans will be paid after the fiscal-year end in accordance with historical payment dates.

The Company will continue to make all regularly-scheduled matching and earnings contributions under its 401(k) and Deferred Compensation Plan through the closing date. Pursuant to the merger agreement, SCI has consented to, and the compensation committee has approved, pro-rata matching and earnings contributions to each such plan, determined according to current plan formulas for matching and earnings, to account for the period between the last such contribution and the closing of the merger.

Pursuant to the merger agreement, SCI has consented to, and the compensation committee has approved, subject to the continued force and effect of the merger agreement, the future payment of cash on the closing date of the merger, in lieu of regularly-scheduled fiscal 2014 equity awards, to the executive officers and other employees of the Company who have historically received such awards, with the cash value equal to 12.5% of the employee’s annual grant if the closing occurs between November 1, 2013 and January 31, 2014, and 25% if the closing occurs on or after February 1, 2014, in either case based on the intrinsic value of the prior year (fiscal 2013) equity award.

Director Compensation

The special committee, upon recommendation of the compensation committee and approval of the board, is receiving an additional annual cash retainer of $50,000, paid quarterly, along with reimbursement for all reasonable out-of-pocket expenses incurred in connection with their service. Further, the chairman of the special committee is receiving an additional annual cash retainer of $25,000, paid quarterly.

The $95,000 annual director retainer due to be paid November 1, 2013, which prior to the merger agreement could be paid in cash or equity, will be paid in cash on November 1, 2013. If the merger closes prior to November 1, 2013, this retainer will be prorated for the fiscal year period prior to the closing date.

Indemnification and Insurance

After completion of the merger, the Company will, and SCI has agreed to cause the Company to, to the fullest extent permitted under the Louisiana Business Corporation Law, indemnify and hold harmless, and advance expenses to, each of our present and former directors and officers in accordance with the terms of our organizational documents, indemnity contracts and applicable law, existing immediately prior to the date of the merger agreement.

We are required, prior to the effective time of the merger, to purchase and fully pay the premium for a directors and officers’ insurance and indemnification policy that provides coverage for six years from and after the completion of the merger for events occurring at or prior to the completion of the merger that is no less favorable than our existing policies. However, the cost of such policy cannot be more than 300% of our current annual premiums for such insurance. The organizational documents of the Company and its subsidiaries must, for at least six years after the effective time of the merger, contain provisions no less favorable with respect to exculpation, indemnification and expense advancement than were set forth in such organizational documents in effect immediately prior to the date of the merger agreement. If SCI or the Company (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, assumes these obligations.

SCI has guaranteed the Company’s performance of the foregoing obligations to our present and former directors and officers.

Voting Agreement

Frank B. Stewart, Jr., our Chairman of the Board, and his spouse entered into a voting and support agreement with SCI on May 28, 2013, referred to as the voting agreement. Under the voting agreement Mr. Stewart agreed to vote, or cause to be voted, (i) first, the maximum number of shares of Class B common stock that do not, at any time and from time to time during the term of the voting agreement, exceed 29.99% of the combined voting power of all of our outstanding voting securities, and (ii) second, the maximum number of shares of Class A common stock that, together with such maximum number of shares of Class B common stock, do not, at any time and from time to time during the term of the voting agreement, exceed 29.99% of the aggregate voting power of all of our outstanding voting securities:

•	for the approval of the merger agreement and in favor of the merger;

•

against any proposal that would result, or could reasonably be expected to result, in a breach in any material respect of any covenant, representation or warranty or any obligation or agreement of the Company under the merger agreement; and

•	against any competing transaction.

Except as set forth above, Mr. Stewart is not restricted from voting with respect to any other matter.

Pursuant to the voting agreement, Mr. Stewart and his spouse have agreed that they will, and will use reasonable best efforts to cause their respective affiliates and representatives to, immediately cease any ongoing solicitation, knowing encouragement, discussions or negotiations with any person that may be ongoing with respect to a competing transaction, and not, directly, or indirectly, solicit, initiate or knowingly facilitate or encourage a competing transaction, participate in any negotiations or furnish nonpublic information in connection with a competing transaction, or approve, recommend or enter into any letter of intent, agreement in principle or similar agreement with respect to a competing transaction. However, at the request of the Company’s board, Mr. Stewart and his spouse and their representatives may participate in negotiations with respect to a competing transaction that the board has determined constitutes or could reasonably be expected to lead to a superior proposal in accordance with the terms of the merger agreement.

Mr. Stewart and his spouse may not, unless required by applicable law or in Mr. Stewart’s capacity as a director of the Company, make any public announcement or other nonconfidential communication with respect to the business and affairs of the Company or SCI, without the prior written consent of SCI, and following the distribution of this proxy statement, they may not knowingly discourage any shareholder from voting in favor of the merger agreement, except to the extent the merger agreement expressly permits otherwise.

Mr. Stewart and his spouse have waived dissenters’ rights in connection with the merger, and agreed not to initiate litigation against the Company or its representatives in connection with the merger, or challenge the validity of any provision of the voting agreement.

Mr. Stewart may not transfer, encumber or otherwise dispose of any of the shares covered by the voting agreement other than pursuant to the merger agreement, except that he may transfer such shares to a “Permitted Transferee” as defined in the Company’s articles of incorporation, as amended, as long as such transferee agrees to be bound by the voting agreement. Mr. Stewart may not convert any shares of Class B common stock into shares of Class A common stock.

The voting agreement will terminate upon the earliest of:

•	the time the merger is consummated;

•	the termination of the merger agreement in accordance with its terms;

•	the mutual written consent of the parties to the voting agreement; and

•

any amendment or waiver to the terms of the merger agreement reducing or changing the form of consideration to be paid to Mr. Stewart and his spouse in connection with the merger, creating any additional conditions to the consummation of the merger or otherwise adversely affecting Mr. Stewart or his spouse in any material respect.

If the board makes an adverse recommendation change, unless such adverse recommendation change is made in connection with terminating the merger agreement and entering into an agreement for a superior proposal, Mr. Stewart will still be obligated to vote the shares covered by the voting agreement in favor of the merger at the special meeting.

The voting agreement expressly provides that no provision of the voting agreement will limit or affect any action or inaction by Mr. Stewart acting in his capacity as a director of the Company in a manner consistent with the merger agreement.

The description of the voting agreement above and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the voting agreement, a copy of which is attached as Annex C to this proxy statement and is incorporated into this proxy statement by reference.

Litigation Relating to the Merger

On June 13, 2013, a putative class action was filed in the Civil District Court Parish of Orleans by Karen Moulton, an alleged shareholder of the Company (Karen Moulton v. Stewart Enterprises, Inc. et al., Case No. 2013-5636). The lawsuit alleges, among other things, (i) the Company’s board of directors breached its fiduciary duties by conducting a conflicted process to sell the Company, by agreeing to inadequate consideration, and by agreeing to terms in the merger agreement that impose deal protection devices that preclude other bidders from making a successful competing offer and (ii) that Stewart, SCI and Merger Sub aided and abetted the breaches of fiduciary duty. The lawsuit seeks to enjoin or rescind the merger, account for all alleged damages caused by the claimed breaches of fiduciary duty, and award costs, including reasonable attorney fees.

On June 20, 2013, a putative class action was filed in the Civil District Court Parish of Orleans by Philip Joseph Rosen, an alleged shareholder of the Company (Philip Joseph Rosen v. Stewart Enterprises, Inc. et al., Case No. 2013-5887). The lawsuit alleges, among other things, (i) that the Company’s board of directors breached its fiduciary duties by failing to get adequate value, failing to conduct an appropriate sale process and agreeing to preclusive deal terms, and (ii) that SCI and Stewart have aided and abetted the breaches of fiduciary duties. The lawsuit seeks to enjoin the merger agreement, enjoin the proposed transaction until procedures to obtain the highest price possible are implemented, and award costs, including reasonable attorneys’ and experts’ fees.

The defendants believe that the lawsuits are without merit and intend to defend themselves vigorously.

REGULATORY MATTERS

We and SCI are required to make a filing under the HSR Act in connection with the merger. The HSR Act provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice, or the DOJ, and the Federal Trade Commission, or the FTC, and certain waiting period requirements have been satisfied.

Filings made under the HSR Act are subject to a 30-day initial waiting period, for which early termination may be requested. However, the DOJ or the FTC may extend the waiting period by requesting, prior to the expiration of the initial waiting period, additional information or documentary material from the parties to the acquisition transaction (referred to as the second request). If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the thirtieth day after substantial compliance by the parties with such request. The expiration or termination of the applicable waiting period under the HSR Act, and the expiration or termination of any agreement with the DOJ or FTC not to consummate the merger, are conditions to completion of the merger. See “The Merger Agreement (Proposal 1)—Conditions to the Merger”. The Company and SCI filed the requisite notification and report forms with the DOJ and FTC on June 13, 2013 and the initial waiting period is scheduled to expire on July 15, 2013.

The FTC and the DOJ frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after completion of the merger, either the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or otherwise seeking divestiture of substantial assets of either or both of SCI and Stewart. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. For additional information, see “The Merger Agreement (Proposal 1)—Efforts to Complete the Merger; Governmental Approvals.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes the material U.S. federal income tax consequences of the merger to the holders of our common stock. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or any U.S. federal tax laws other than the income tax. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this proxy statement. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the merger or that any such contrary position would not be sustained by a court.

This discussion is limited to holders who hold our common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of the holder’s particular circumstances. This discussion also does not address U.S. federal income tax considerations that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including without limitation U.S. expatriates, partnerships and other pass-through entities (or persons holding our common stock through such entities), “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, real estate investment trusts and regulated investment companies, banks, insurance companies and other financial institutions, U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar, and persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment. This discussion also does not address the U.S. federal income tax consequences to holders of our common stock who acquired their shares through stock option or stock purchase plan programs or in other compensatory arrangements. This discussion does not consider the U.S. federal income tax consequences to holders of our common stock who exercise appraisal rights under Louisiana law.

WE URGE HOLDERS OF OUR COMMON STOCK TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM IN CONNECTION WITH THE MERGER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

As used in this discussion, a U.S. holder is any beneficial owner of our common stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•

a corporation or other entity taxed as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (ii) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

A non-U.S. holder is any beneficial owner of our common stock that is not a U.S. holder or a partnership.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partnerships that hold common stock and partners in such partnerships are urged to consult their tax advisors regarding the tax consequences of the merger.

U.S. Holders

Effect of the Merger

The receipt of cash in exchange for shares of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes reportable by individual U.S. holders on IRS Form 8949, Sales and Other Dispositions of Capital Assets. In general, a U.S. holder who receives cash in exchange for shares of our common stock in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares surrendered. Any such gain or loss will be calculated for each block of shares of our common stock (i.e., shares of our common stock acquired at the same time in a single transaction), and will be long-term capital gain or loss if the holding period for the shares of our common stock exceeds one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Payments made with respect to our common stock exchanged for cash in the merger may be subject to information reporting to the IRS, and such payments will be subject to U.S. federal backup withholding tax unless the U.S. holder (i) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing an IRS Form W-9) or (ii) is a corporation or other exempt recipient and, when required, demonstrates such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner. Each U.S. holder should provide an IRS Form W-9 to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the paying agent.

Non-U.S. Holders

Effect of the Merger

Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

(i)	the gain on shares of our common stock, if any, is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the non-U.S. holder’s permanent establishment or fixed base in the United States) in which event

(a)	the non-U.S. holder will be subject to U.S. federal income tax as described under “U.S. Holders,” but such non-U.S. holder should complete, sign and return an IRS Form W-8ECI instead of an IRS Form W-9, and

(b)	if the non-U.S. holder is a corporation, it may be subject to branch profits tax on the after-tax gain at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty); or

(ii)	the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met, in which event the non-U.S. holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the shares of our common stock net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year.

Information Reporting and Backup Withholding

In general, a non-U.S. holder will not be subject to backup withholding and information reporting with respect to a payment made with respect to shares of our common stock exchanged for cash in the merger if the non-U.S. holder has provided an IRS Form W-8BEN (or an IRS Form W-8ECI if the non-U.S. holder’s gain is effectively connected with the conduct of a U.S. trade or business). If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s United States federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the IRS in a timely manner.

NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES THAT MAY BE RELEVANT TO THEM.

THE MERGER AGREEMENT (PROPOSAL 1)

This section of the proxy statement describes the material provisions of the merger agreement, but does not purport to describe all the provisions of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” below.

Structure of the Merger

If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Merger Sub, a wholly-owned subsidiary of SCI formed solely for the purpose of engaging in the merger, will merge with and into us. The separate corporate existence of Merger Sub will cease and Stewart will survive the merger and become a wholly-owned subsidiary of SCI. All of Merger Sub’s properties, rights, privileges, franchises and assets, and all of its debts, liabilities, obligations and duties, will become those of Stewart. Following the completion of the merger, our Class A common stock will be delisted from The NASDAQ Global Select Market, deregistered under the Exchange Act and no longer publicly traded. We sometimes refer to Stewart after the merger as the surviving corporation.

Effective Time

The effective time of the merger, which we sometimes refer to in this proxy statement as the time of completion of the merger, will occur at the time that we file certificates of merger with the Secretary of State of the State of Louisiana and the Secretary of State of the State of Delaware (or at such later time as is specified in the certificates of merger). The closing date will occur no later than three business days after the date on which the last of the conditions to the merger is satisfied or waived (with the exception of certain conditions to be satisfied at the closing, but subject to their satisfaction or waiver), or at such other date as we and SCI mutually agree. We intend to complete the merger as promptly as practicable, subject to receipt of our shareholders’ approval and requisite regulatory approval.

Board of Directors and Officers of the Surviving Corporation

The directors of Merger Sub immediately prior to the effective time of the merger will become the initial directors of Stewart following the merger. Following the merger, our then current officers will continue as the officers of Stewart, until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

Consideration to be Received in the Merger

At the effective time of the merger, each share of our Class A and Class B common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted automatically into the right to receive $13.25 in cash, plus, in certain limited circumstances, the additional per share consideration (as described below), without interest, (and subject to the surviving corporation’s obligation to pay any dividends declared by Stewart in accordance with the merger agreement with a record date prior to the effective time that have not been paid by Stewart prior to the effective time), other than shares of common stock:

•	held in the treasury of Stewart, all of which will be cancelled without any conversion thereof and no payment or distribution will be made;

•

owned by SCI, Merger Sub, any direct or indirect wholly-owned subsidiary of either SCI or Stewart, all of which will be cancelled without any conversion thereof and no payment or distribution will be made; and

•

held by shareholders who, to the extent available under applicable law, file written objections with Stewart, vote against the merger at Stewart’s shareholders’ meeting and fully comply with all other procedural requirements of Section 131 of the Louisiana Business Corporation Law, all of which will not be converted into, or represent the right to receive the merger consideration, unless such shareholders withdraw, fail to perfect, or otherwise lose the right to payment of the fair cash value of their shares under the Louisiana Business Corporation Law (see “Dissenters Rights” beginning on page 70 of this proxy statement).

If the closing date of the merger occurs after December 30, 2013, additional per share consideration in the amount of $0.002178 per share of our common stock will be payable for each day during the period after December 30, 2013 through the closing date, but subtracting each day following the later of (i) the sixtieth day from the date of service of any request for additional information or documentary material (or second request) under the HSR Act and (ii) the date on which SCI, but not Stewart, has certified substantial compliance with the second request, until, in each case, the day on which Stewart certifies substantial compliance with such second request.

SCI and Stewart are entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock or other amounts otherwise payable pursuant to the merger agreement any applicable taxes required to be deducted and withheld under the United States Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law.

Our shareholders may be entitled to assert dissenters’ rights instead of receiving the merger consideration. For a description of these dissenters’ rights, please see “Dissenters’ Rights” beginning on page 70 of this proxy statement.

Treatment of Options, Restricted Stock and Employee Stock Purchase Plan

The merger agreement provides that at the effective time, each outstanding option to purchase Class A common shares granted under Stewart’s equity incentive plans will be cancelled by virtue of the merger, except that Stewart has agreed to use its reasonable best efforts to obtain the consent of option holders under the Amended and Restated 1995 Incentive Compensation Plan to such treatment. SCI will cause Stewart to pay each holder of canceled options an amount in cash determined by multiplying (i) the excess, if any, of the merger consideration over the applicable exercise price of such option by (ii) the number of Class A shares such holder could have acquired pursuant to such option (assuming full vesting under such cancelled award). Option holders will be paid, less all applicable withholding, through Stewart’s payroll procedures.

The merger agreement provides that at the effective time of the merger each share of restricted common stock will vest in full, with all forfeiture and repurchase provisions applicable thereto waived by Stewart, and holders of outstanding shares of restricted common stock will be treated as holders of Class A common stock with respect to such shares of restricted common stock, except such holders will be paid, less all applicable withholding, through Stewart’s payroll procedures.

The merger agreement requires Stewart to take all necessary action to suspend the Amended and Restated 2003 Stewart Enterprises, Inc. Employee Stock Purchase Plan, or ESPP, following the date of the merger agreement, effective as of the end of the then-currently pending quarterly purchase cycle, and prohibits Stewart from commencing any new offering or purchase period.

Payment Procedures

Prior to the effective time, SCI will appoint a U.S. bank or trust company reasonably satisfactory to Stewart to act as paying agent for the payment of the merger consideration. At the effective time, SCI will deposit, or cause Stewart to deposit, cash with the paying agent in an amount sufficient to pay the aggregate merger consideration (other than merger consideration payable to holders of outstanding options to purchase Class A common shares or shares of restricted common stock, which will be made through Stewart’s payroll procedures promptly following the effective time).

As promptly as reasonably practicable following the effective time, but in no event more than five (5) business days after the closing date, Stewart will cause the paying agent to mail to each person who was, at the effective time, a holder of record of shares entitled to receive the merger consideration (other than holders of outstanding shares of restricted common stock), a letter of transmittal and instructions for use in effecting the surrender of certificates evidencing shares or uncertificated shares pursuant to such letter of transmittal. The paying agent will pay the merger consideration, less any applicable withholding taxes, to our shareholders promptly following the paying agent’s receipt of the stock certificate, together with a properly completed letter of transmittal, or receipt of an “agent’s message” by the paying agent (or such other evidence as the paying agent may reasonably request) in the case of book-entry transfer of uncertificated shares. You should NOT send your Stewart stock certificates to the paying agent until you have received transmittal materials from the paying agent. Do NOT return your Stewart stock certificates with the enclosed proxy.

If any of your certificates representing our common stock have been lost, stolen, mutilated or destroyed, you will be entitled to obtain the merger consideration after you make an affidavit of that fact and, if required by Stewart, post a bond in such reasonable amount as Stewart may direct as indemnity against any claim that may be made against Stewart in respect of such certificates.

SCI will be entitled, upon demand, to cause the paying agent to deliver to it any funds that remain undistributed to the holders of Stewart Class A and Class B common stock nine (9) months after the effective time, and any holders of shares of Stewart common stock who have not surrendered or transferred their shares to the paying agent will thereafter look to SCI for the merger consideration to which they are entitled. Any portion of remaining cash unclaimed by holders of shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of SCI free and clear of any claims or interest of any person previously entitled thereto.

At the effective time, the stock transfer books of Stewart will be closed, and there will be no further registration of transfer on the records of Stewart. On or after the effective time, any certificates presented to the paying agent or SCI for any reason will be cancelled against delivery of the merger consideration to which the holders are entitled pursuant to the terms of the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by us to SCI and Merger Sub and representations and warranties made by SCI and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. See “Where You Can Find More Information” on page 82 of this proxy statement for a further description of these qualifications and limitations.

The merger agreement contains representations and warranties that we made to SCI and Merger Sub regarding, among other things:

•	corporate matters, including due organization, existence, qualification, corporate power and authority of Stewart and our subsidiaries;

•	compliance by Stewart and our subsidiaries with organizational documents;

•	our capitalization;

•	authorization, execution, delivery and performance and enforceability of the merger agreement and related matters;

•

absence of conflicts with, or violations of, organizational documents, applicable laws or contractual obligations, or creation of any liens on our assets as a result of our execution and delivery of the merger agreement or performance thereof;

•

absence of requirements for consents, approvals, authorizations, permits of, filings with or notifications to governmental authorities as a result of our execution and delivery of the merger agreement or performance thereof;

•

compliance with applicable laws and all requisite franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates and approvals of governmental authorities;

•	absence of notices from, or charges or investigation by, any governmental authority, or any internal investigation, in each case regarding material violations of applicable laws;

•

possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates and approvals, including all orders, of any governmental authority necessary to own, lease or operate its properties and carry on its business;

•

financial information and the accuracy of information contained in registration statements, reports and other documents that we file with the SEC, the compliance of our SEC filings with applicable federal securities law and, with respect to the financial statements therein, generally accepted accounting principles, or GAAP;

•	absence of undisclosed liabilities or off-balance sheet arrangements;

•	maintenance of disclosure controls and procedures required by Rule 13a-15 of the Exchange Act;

•	maintenance of internal accounting controls in accordance with GAAP;

•	absence of complaints, allegations or claims regarding Stewart’s accounting practices;

•	absence of any employee providing information regarding a violation or possible violation to a governmental authority of applicable law or retaliatory actions against any such employee;

•

operation of our business in the ordinary course and in a manner consistent with past practice, and absence of any action that, if taken after the date of the merger agreement, would constitute a breach under any of any of the covenants related to the conduct of our business contained in the merger agreement, each since October 31, 2012;

•	the absence of a material adverse effect on us from October 31, 2012 through the date of the merger agreement;

•	the absence of any litigation, threatened litigation, order, consent decree or settlement agreement except as would not have a material adverse effect;

•	our employee benefits plans and other labor and employment matters;

•	our owned and leased real property;

•	intellectual property;

•	tax matters;

•	environmental matters;

•	our material contracts;

•	preneed agreements, investments and insurance;

•	insurance;

•

conduct of business and services in a professional and competent manner since October 31, 2009, maintenance of detailed records describing each burial in our cemeteries and proper mapping and platting of burial spaces in our cemeteries;

•

approval by our board of the merger agreement, recommendation by our board that our shareholders approve the merger agreement and submission of the merger agreement for consideration by our shareholders at a special shareholders’ meeting;

•	requisite vote of our shareholders required to approve the merger agreement and the transactions contemplated thereby;

•

inapplicability of certain interested shareholder, anti-takeover, control share acquisition, business combination, fair price, moratorium or other similar laws enacted under Louisiana law to the merger;

•	absence of undisclosed transactions with affiliates;

•	receipt of a fairness opinion from the special committee’s financial advisor; and

•	brokers’ fees.

All of our representations and warranties are qualified by reference to the disclosure in our filings with the SEC prior to the date of the merger agreement (subject to certain limitations) and as set forth in our disclosure schedule delivered to SCI. In addition, many of our representations and warranties are qualified by a materiality or a material adverse effect standard.

For purposes of the merger agreement, “material adverse effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes or effects, is or is reasonably likely to (i) be materially adverse to our business, financial condition, assets, liabilities or continued results of our operations and those of our subsidiaries, taken as a whole, or (ii) prevent us from performing our material obligations under the merger agreement; other than, for purposes of clause (i), events, circumstances, changes or effects resulting from: (a) changes in general economic conditions or changes in the financial or securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on us or our subsidiaries, taken as a whole, (b) any changes in regulatory, legislative or political conditions or general changes in the death care industry, which do not have a disproportionate effect (relative to other industry participants) on us and our subsidiaries, taken as a whole, (c) changes in applicable law or GAAP (or authoritative interpretations thereof), (d) the public announcement or pendency of the merger and other transactions contemplated by the merger agreement or any shareholder litigation relating to the merger agreement, the merger or other transactions contemplated by the merger agreement, (e)(A) any action required or expressly contemplated by the merger agreement or (B) any action taken at the request of, or with the written consent of, SCI or Merger Sub, (f) any failure, in and of itself, by us to meet any projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period or any decline in market price or trading volume of our common stock or our credit rating (it being understood that the underlying facts and circumstances giving rise to such a failure may be deemed to constitute, and may be taken into account in determining whether there has been a material adverse effect), or (g) any change in geopolitical conditions or the outbreak or escalation, or any acts, of hostilities, war (whether or not declared), sabotage or terrorism.

In addition, each of SCI and Merger Sub, jointly and severally, made representations and warranties to us regarding:

•	corporate matters, including due organization, existence, qualification, corporate power and authority;

•	authorization, execution, delivery and performance and enforceability of the merger agreement and related matters;

•

absence of conflicts with, or violations of, organizational documents, applicable laws or contractual obligations, or creation of any liens as a result of the execution and delivery of the merger agreement or performance thereof;

•

absence of requirements for consents, approvals, authorizations, permits of, filings with or notifications to governmental authorities as a result of their execution and delivery of the merger agreement or performance thereof;

•	absence of agreements with Frank B. Stewart, Jr. or any of his affiliates, associates or immediate family members other than the voting agreement;

•	shares subject to the voting agreement representing not more than 29.99% of our aggregate voting power;

•	availability of financing;

•	brokers’ fees; and

•	inapplicability of certain relevant interested shareholder laws enacted under Louisiana law to the merger.

Covenants Relating to the Conduct of Our Business

From the date of the merger agreement until the earlier of the effective time or termination of the merger agreement, we have agreed, subject to certain exceptions, (i) to operate our business in the ordinary course of business and in a manner consistent in all material respects with past practice; (ii) to use reasonable best efforts to preserve substantially intact our business organization; (iii) to keep available the services of our current officers and key employees; (iv) to maintain and preserve our current relationships and goodwill with material customers, suppliers, distributors, contractors, creditors and other persons with which we have significant business relations; (v) to use reasonable best efforts to maintain and keep our material properties and assets in good repair and condition as at the time of the merger agreement; and (vi) to take no action that would in any material respect adversely affect or delay our or SCI’s ability to obtain necessary approvals of government authorities required to consummate the transactions contemplated by the merger agreement.

During the same period, we have also agreed that, subject to certain exceptions, we will not do any of the following or take certain other actions without the prior written consent of SCI, which consent may not be unreasonably withheld, conditioned or delayed:

•

amend, modify, otherwise change or rescind our certificate of incorporation or bylaws or those of any of our subsidiaries or any of our debt agreements, warrants and related confirmations or hedging agreements;

•

issue, sell, pledge, dispose of, grant or encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, other than pursuant to our Employee Stock Purchase Plan, senior convertible notes, warrants and related confirmations, any shares of any class of our capital stock or any of our subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or other ownership interests;

•

except for the sale of inventory in the ordinary course of business, issue, sell, pledge, dispose of, grant or encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any material asset of Stewart or any of our subsidiaries except in the ordinary course of business and in a manner consistent in all material respects with past practice;

•

declare, set aside, make or pay any dividend or distribution (whether payable in cash, stock, property or a combination thereof) with respect to our outstanding capital stock, except for dividends by any of our direct or indirect wholly-owned subsidiaries to us or any other direct or indirect subsidiary of Stewart and regular quarterly cash dividends on shares of our common stock consistent with past practice and not in excess of $0.045 per share per quarter;

•

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any shares of our outstanding capital stock, except forfeitures of Company stock options or restricted stock withheld with respect to taxes or pursuant to our senior convertible note hedges;

•

(i) acquire (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or division; (ii) acquire any material amount of assets except in the ordinary course of business; (iii) incur indebtedness except in the ordinary course of business and consistent in all material respects with past practice; (iv) make any material loans, advances out of the ordinary course of business, or capital contributions to, or investments in, any person in excess of $250,000, other than to our subsidiaries and other than advances under indemnification obligations to directors and officers; (v) authorize or make any commitment with respect to any single capital expenditure (including inventory development) in excess of $1,000,000 or capital expenditures (including inventory development) in the aggregate in excess of $30,000,000; or (vi) enter into, amend, modify or terminate any contract with respect to any of the foregoing;

•

hire any additional regular full-time employees other than seasonal employees, except to fill vacancies existing immediately prior to the date of the merger agreement or vacancies (other than executive officer vacancies) arising after the date of the merger agreement due to the termination of an employee’s employment after the date of the merger agreement;

•

increase the compensation or benefits provided to, grant severance or termination pay to or enter into any employment or severance agreement with, any officer, employee, director or independent contractor, other than increases pursuant to any contract or plan existing as of the date of the merger agreement or in the ordinary course of business and consistent in all material respects with past practice;

•

establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, policy or arrangement for the benefit of any officers, employees, directors or independent contractors;

•	grant any equity or equity-based award to any officer, employee, director or independent contractor;

•

take any action, other than reasonable actions in the ordinary course of business and consistent in all material respects with past practice, with respect to accounting policies or procedures, except as required by GAAP or Regulation S-X of the Exchange Act, as agreed by our independent public accountants;

•

make, revoke or change any tax election, adopt or change any method of tax accounting, file any amended tax return, file any claim for any tax refund, settle or compromise any tax liability in an amount greater than $1,000,000 or surrender any right to claim a tax refund, offset or other reduction in tax liability;

•

pay, discharge or satisfy any material claim, liability or obligation, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent in all material respects with past practice, of liabilities reflected or reserved in our consolidated balance sheet as of October 31, 2012 or subsequently incurred in the ordinary course of business and consistent in all material respects with past practice or incurred pursuant to any compensation or benefit plan in existence as of the date of the merger agreement, and other than the payment of fees and expenses in connection with the transactions contemplated by the merger agreement;

•

other than in the ordinary course of business and consistent in all material respects with past practice, enter into a material contract, or amend, modify or consent to the termination of any material contract or amend, waive, modify or consent to the termination of any of our material rights thereunder;

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other than in the ordinary course of business and consistent in all material respects with past practice, commence or settle any action other than (i) settlements of claims for which we are insured and our contribution to such settlement is the amount of our self-insured retention or less; and (ii) settlements of claims for which we are self-insured or have no insurance and the amount of our contribution to each such settlement is $150,000 or less;

•	fail to make in a timely manner any required filings with the SEC; and

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment to do any of the actions described above.

No Solicitation

We have agreed that we will, and will direct and use reasonable best efforts to cause our agents, financial advisors, investment bankers, attorneys, accountants, auditors and other representatives to:

•	immediately cease any ongoing solicitation, knowing encouragement, discussions or negotiations with any person regarding a competing transaction (as defined in the merger agreement, see below);

•

instruct any counterparty that has executed a confidentiality or nondisclosure agreement with us within the last three (3) years to return or destroy all Stewart confidential information in its possession; and

•	cause any data room containing any Stewart confidential information to no longer be accessible to any person other than SCI.

From the execution of the merger agreement until the earlier of the effective time or the termination of the merger agreement, we have also agreed that we will not, and will direct and use reasonable best efforts to cause our agents, financial advisors, investment bankers, attorneys, accountants, auditors and other representatives not to, directly or indirectly:

•

solicit, initiate, knowingly facilitate or knowingly encourage any inquiries regarding, or make any proposal or offer that constitutes or could reasonably be expected to lead to, a competing transaction;

•

engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any nonpublic information in connection with or for the purpose of encouraging or facilitating, a competing transaction (with certain exceptions for unsolicited inquiries as discussed below); and

•

approve, recommend or enter into or propose to approve, recommend or enter into any letter of intent or similar commitment or agreement or agreement in principle with respect to a competing transaction.

In the event we receive an unsolicited inquiry from a third party, we may refer such party to the non-solicitation provisions of the merger agreement, provided such communication is limited to such referral. We are prohibited from approving, recommending, or entering into or proposing to approve, recommend or enter into any letter of intent or similar commitment with respect to a competing transaction, except as may be expressly permitted by the merger agreement.

With respect to confidentiality agreements between us or any of our subsidiaries and third parties that remain effective, the merger agreement:

•

prohibits the release of any third party from, or waiver, amendment or modification of any standstill provision or confidentiality provision in any confidentiality agreement, other than, with respect to confidentiality provisions, any waivers, modifications, amendments or permissions that do not in any way relate to a competing transaction; and

•

requires Stewart and our subsidiaries to enforce the confidentiality and standstill provisions contained in such agreements and take steps within our power necessary to terminate any such waiver granted prior to the date of the merger agreement.

However, at any time prior to the approval of the merger agreement by our shareholders, if we receive a bona fide, written competing transaction that did not result from a breach of our nonsolicitation covenant, and our board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, that such competing transaction constitutes or could reasonably be expected to lead to a superior proposal (as defined in the merger agreement, see below), we may participate in discussions or negotiations with, or provide non-public information to, the person or entity that has made such proposal. We may not disclose any information to such person or entity without first entering into a confidentiality agreement containing provisions that are no less favorable to the Company in any material respect than the provisions contained in the confidentiality and standstill agreement that we have previously entered into with SCI, provided that such agreement may contain a less restrictive standstill restriction or no standstill restriction, in which case our agreement with SCI is deemed amended to contain only such less restrictive provision, or to omit such provision, as applicable. We must promptly provide SCI with any information concerning us that we provide to such other person or entity and that was not previously provided to SCI.

In addition, we have agreed to notify SCI promptly, and in any event within 48 hours, if any proposal or offer with respect to any competing transaction is received by us, any of our affiliates or any of our respective representatives. Such notification must include the identity of the person or entity making the proposal, the material terms and conditions of the proposal and, if applicable, copies of all written proposals, indications of interest and draft agreements relating to the proposal provided to us, any of our affiliates or any of our respective representatives. After such notification, we are required to keep SCI reasonably informed on a current basis as to the status of and any material developments regarding the proposal, including by providing to SCI promptly (and in any event within 48 hours) copies of any additional or revised written proposals, indications of interest or draft agreements relating to such competing transaction.

Except as discussed below, we have agreed that we will not change or withdraw the recommendation of our board of directors to our shareholders in favor of the approval of the merger agreement and the merger, take any formal action or make any recommendation or public statement with regard to a tender offer or exchange offer (with certain exceptions), or approve, adopt or recommend (or publicly propose to do so) to our shareholders any competing transaction.

Notwithstanding the above, if, at any time prior to the approval of the merger agreement by our shareholders, our board of directors determines in good faith, after consultation with its outside financial advisor and outside legal counsel, that a bona fide competing transaction constitutes a superior proposal and that failure of our board of directors to take such action would be inconsistent with our directors’ fiduciary duties under applicable law, we are permitted to (i) effect a change in the recommendation of our board of directors to our shareholders in favor of the approval of the merger agreement and the merger, which we refer to as an adverse recommendation change, or (ii) terminate the merger agreement to enter into an agreement with respect to such superior proposal if, in each case, prior to taking such action:

•	we have provided SCI with at least three (3) business days written notice that we intend to take such action;

•

during the three (3) business day period after delivery of such notice, we have negotiated with SCI in good faith (if SCI desires to negotiate) to enable SCI to propose revisions to the terms of the merger agreement such that it would cause the superior proposal to no longer constitute a superior proposal (provided that, if any change to any of the financial or other material terms of the superior proposal is made, we must deliver a new notice to SCI and must again comply with the foregoing requirements with respect to the modified proposal for a notice period equal to the longer of two (2) business days or the period remaining under the original notice period); and

•	in the case that we terminate the merger agreement, we will pay the termination fee to SCI either in advance or concurrently with such termination, as further described below.

In addition, at any time prior to the approval of the merger agreement by our shareholders, in response to an intervening event, described below, we are permitted to effect an adverse recommendation change if, prior to taking such action:

•

our board of directors has determined in its good faith judgment, after having received the advice of its outside financial advisor and outside legal counsel, that, in light of such intervening event, failure to do so would be inconsistent with our directors’ fiduciary duties under applicable law;

•	we have provided SCI with at least three (3) business days written notice that we intend to take such action; and

•

during the three (3) business day period after delivery of such notice, SCI fails to make an offer or proposal to revise the terms of the merger agreement in a manner that our board determines in its good faith judgment, after having received the advice of its financial advisor and outside legal counsel, that the failure to effect a change in the recommendation would no longer be inconsistent with its fiduciary duties under applicable law.

As used in the merger agreement and this proxy statement:

•

“competing transaction” means any proposal to engage in any transaction or series of related transactions (other than the merger) that constitutes, or may reasonably be expected to lead to (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving Stewart or any of our subsidiaries (other than such transactions solely among any of our subsidiaries); (ii) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 15% of our total revenue, operating income, EBITDA or fair market value of our consolidated assets; (iii) any sale, exchange, transfer or other disposition of more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of us or any of our subsidiaries; (iv) any tender offer or exchange offer that, if consummated, would result in any person becoming the beneficial owner of more than 15% of any class of equity securities of Stewart or any of our subsidiaries or; (v) any combination of the foregoing.

•

“intervening event” means, with respect to us, a material event or circumstance that was not known to our board on the date of the merger agreement (or if known, the consequences of which were not known to or reasonably foreseeable on the date of the merger agreement), which event or circumstance, or any material consequences thereof, becomes known to our board at any time prior to the approval of the merger agreement by our shareholders; provided that no fact, event, change, development or set of circumstances will constitute an intervening event if such fact, event, change, development or set of circumstances resulted from, arose out of or relates to any competing transaction.

•	“significant competing transaction” means a competing transaction, but with each reference to “15%” in the definition of “competing transaction” replaced with “50%”.

•

“superior proposal” means a written bona fide offer or proposal made by a third party with respect to a significant competing transaction on terms and conditions that our board determines, in its good faith judgment, after having received the advice of its outside financial advisor and its outside legal counsel, and taking into account all legal, financial and regulatory and other aspects of the proposal and any changes to the terms of the merger agreement proposed by SCI in response to such offer or proposal or otherwise, to be (i) more favorable, including from a financial point of view, to our shareholders than the merger and (ii) reasonably expected to be consummated.

Financing; Financing Cooperation

Prior to entering into the merger agreement, SCI furnished Stewart with an executed financing commitment letter, which is sometimes referred to in this proxy statement as the financing commitments. SCI and Merger Sub have represented to us that upon funding the financing in accordance with the financing commitments, they will, together with the cash on hand at SCI, have funds sufficient to pay in full the aggregate merger consideration, effect the refinancing of Stewart’s indebtedness to the extent required by its terms, and pay in full all other amounts, including fees and expenses required to be paid by them under the merger agreement (subject to the accuracy of our representations and warranties such that the related closing condition in the merger agreement would be met and subject to our compliance with our obligations in the merger agreement to cooperate with SCI in its efforts to complete the financing).

Under the merger agreement, SCI and Merger Sub have agreed to use reasonable best efforts to take all actions and do all things necessary, proper or advisable to obtain financing on the terms and conditions described in the financing commitments. If all conditions to the financing commitments have been satisfied, SCI and Merger Sub have agreed to use reasonable best efforts to cause the financing sources to fund on the closing date of the merger in accordance with the financing commitments, including, upon written request by Stewart, commencing litigation against the financing sources seeking to compel such financing sources to promptly provide financing as required by the financing commitments, provided that SCI is not required to seek any damages from the financing sources. If any portion of the financing becomes unavailable as contemplated in the financing commitments, SCI must use its reasonable best efforts to arrange alternative financing sufficient to fund the aggregate merger consideration, effect the refinancing of Stewart’s indebtedness to the extent required under the terms of such indebtedness, and pay in full all other amounts, including fees and expenses required to be paid by it under the merger agreement. SCI must keep us reasonably informed on a current basis regarding the status of the financing.

The merger agreement permits SCI to amend the financing commitments, provided that it may not agree to any amendments to, or grant any waivers of, any condition or other provision without the prior consent of Stewart if such amendments or waivers would (i) reduce the aggregate amount of financing; (ii) impose new or additional conditions; or (iii) otherwise be reasonably likely to prevent, impede, interfere with, hinder or materially delay the consummation of the merger or other transactions contemplated by the merger agreement.

From the date of the merger agreement until the earlier of the consummation of the merger or termination of the merger agreement, we have agreed to use our reasonable best efforts, at SCI’s sole cost and expense, to cooperate with SCI and Merger Sub, as such cooperation may reasonably be required or requested in connection with the financing. Additionally, at the reasonable request of SCI, and at SCI’s expense, we have agreed to use reasonable best efforts to commence consent solicitations or issuer tender or exchange offers with respect to certain of our indebtedness; provided, however, that all such consent solicitations and tender or exchange offers will be conditioned upon consummation of the merger. Our obligations to cooperate with respect to SCI’s financing are deemed satisfied unless our breach prevents SCI or Merger Sub from having funds available to fund the aggregate merger consideration, effect the refinancing of our indebtedness to the extent required by the terms under the terms of such indebtedness, and pay in full all other amounts, including fees and expenses required to be paid by SCI and Merger Sub under the merger agreement.

SCI must reimburse us promptly upon request for all of our reasonable out-of-pocket costs and expenses in connection with our cooperation, and will indemnify us and hold us and our subsidiaries and our representatives harmless against any losses, claims, costs and expenses incurred, as incurred, except for losses resulting from willful misconduct, gross negligence, fraud or intentional misrepresentation.

If the SCI term facility, bridge facility and/or related unsecured indebtedness anticipated by the financing commitments have all funded (or all conditions to funding have been satisfied other than filing the appropriate merger certificates with the appropriate secretaries of state), on or prior to the closing date, and SCI has insufficient cash on hand and/or availability under its revolving credit facility to finance the aggregate merger consideration, effect the refinancing of Stewart’s indebtedness to the extent required under the terms of such indebtedness, and pay in full all other amounts, including fees and expenses required to be paid by it under the merger agreement, such event will be a knowing and intentional breach by SCI of the merger agreement.

None of SCI’s receipt of the financing, completion of the issuance of any securities contemplated by the financing, or the availability of cash at Stewart to be used to complete the merger and transactions contemplated by the merger agreement, is a condition to closing the merger.

Efforts to Complete the Merger; Governmental Approvals

We and SCI have agreed to cooperate with one another and use our respective reasonable best efforts to (i) take all actions and do all things necessary, proper or advisable to cause the conditions to closing the merger to be satisfied as promptly as practicable, (ii) obtain promptly all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authorities necessary, proper or advisable to consummate the merger, (iii) defend any action by a governmental authority or third party challenging the merger agreement or consummation of the merger, and (iv) obtain all material consents or waivers from third parties necessary to complete the merger, provided we are not required to make any payments or accommodation to obtain them.

We and SCI have agreed to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act within fourteen (14) business days of the date of the merger agreement, and (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act. In the event either Stewart or SCI receives a second request in connection with the merger, such party will comply with the second request as provided by the HSR Act not more than ninety (90) days from the date of service.

SCI has agreed to use its reasonable best efforts to obtain the expiration or termination of the applicable waiting periods, or receipt of required authorizations, under the HSR Act, including, but not limited to: (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets or businesses of Stewart, SCI or our respective subsidiaries; (ii) terminating, entering into or modifying existing relationships, contractual rights or obligations of Stewart, SCI or our respective subsidiaries; (iii) terminating any joint venture or other arrangement; (iv) creating any relationship, contractual rights or other obligations of Stewart, SCI or our respective subsidiaries; (v) effectuating any other change or restructuring of Stewart, SCI or our respective subsidiaries, and in connection with the actions described in (i)-(v) above, referred to as divestiture actions, enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any governmental authority. SCI may condition the entry of any divestiture action on consummation of the merger. At SCI’s request, to assist it in complying with its obligations to obtain antitrust approvals, we must, prior to the closing of the merger, enter into agreements with respect to any divestiture action, provided that the consummation of such divestiture action be conditioned upon the closing of the merger.

In the event a governmental authority institutes any action challenging the merger as violative of any antitrust law, we and SCI have agreed to cooperate and use reasonable best efforts to vigorously contest and resist such action, including by pursuing administrative or judicial appeal, and SCI has agreed to take all action necessary, including any divestiture action, in an effort to resolve such action to permit the consummation of the merger.

Notwithstanding the foregoing, SCI and its affiliates will not be required to agree to any divestiture actions where such divestiture actions, collectively, would result in a loss of EBITDA generated by SCI or Stewart, or any of their or our respective subsidiaries, collectively, during the most recent fiscal year, in excess of $60.0 million (excluding any disposal, or agreeing to hold separate and dispose, of assets to comply with certain Wisconsin state laws).

We and SCI have agreed not to (and not to permit our respective affiliates to) take any action or enter into any transaction that would impair or prevent any required antitrust approvals.

SCI has agreed to dispose of, or hold separate and agree to dispose of, such assets of SCI or Stewart or its or our respective subsidiaries to ensure compliance with such Wisconsin state statutes, conditioned upon the completion of the merger.

Shareholders Meeting

We agreed to call, give notice of, convene and hold a meeting of our shareholders for the purpose of considering and taking action on the merger agreement and the merger and use reasonable best efforts to solicit proxies from our shareholders in favor of approval of the merger agreement and the merger. Unless the merger agreement is terminated in accordance with its terms, our obligation to call, give notice of, convene and hold the special meeting and to submit the merger agreement and merger to our shareholders for approval will not be altered by any change in the recommendation of our board of directors that our shareholders approve the merger agreement and the merger. However, in the event of such a change in the recommendation of our board, we are not required to solicit proxies from our shareholders in favor of approval of the merger agreement and the merger.

Indemnification and Insurance

See, “The Merger—Interests of Certain Persons in the Merger – Indemnification and Insurance.”

Conditions to the Merger

We, SCI and Merger Sub are not required to complete the merger unless the following conditions are satisfied or waived:

•	the approval of the merger agreement by the requisite affirmative vote of our shareholders;

•

absence of any judgment, decree, award or judicial, administrative, executive or legislative order of a governmental authority which is then in effect and has the effect of making the merger illegal or otherwise prohibits the consummation of the merger; and

•

expiration of any waiting period applicable to the consummation of the merger under the HSR Act and the expiration or termination of any agreement with a governmental authority not to consummate the merger.

SCI’s and Merger Sub’s obligations to complete the merger are also subject to the satisfaction or waiver of the following additional conditions:

•

our representations and warranties in the merger agreement relating to organization and capitalization being true and correct, except for de minimis errors, as of the date of the merger agreement and as of the effective time; our representations and warranties relating to authority being true and correct in all respects as of the date of the merger agreement and as of the effective time; and all other representations and warranties of Stewart in the merger agreement being true and correct in all respects (without giving effect to any limitation as to materiality or material adverse effect) as of the date of the merger agreement and as of the effective time, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had a material adverse effect;

•	Stewart having performed or complied in all material respects with all agreements and covenants to be performed or complied with by us on or prior to the effective time;

•	the absence of any material adverse effect since the date of the merger agreement; and

•	receipt of an officer’s certificate from Stewart certifying as to the satisfaction of the foregoing conditions.

Our obligation to complete the merger is also subject to the satisfaction or waiver of the following additional conditions:

•

SCI’s and Merger Sub’s representations and warranties in the merger agreement relating to authority being true and correct in all respects as of the date of the merger agreement and as of the effective time and all other representations and warranties of SCI and Merger Sub in the merger agreement being true and correct in all respects as of the date of the merger agreement and as of the effective time, except where the failure of such representations and warranties would not, individually or in the aggregate, prevent or materially delay consummation of the merger or prevent SCI or Merger Sub from performing their material obligations under the merger agreement;

•	each of SCI and Merger Sub having performed or complied in all material respects with all agreements and covenants to be performed or complied with by it on or prior to the effective time; and

•	receipt of an officer’s certificate from SCI certifying as to the satisfaction of the foregoing conditions.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger by action of the board of directors of the terminating party or parties, and notwithstanding shareholder approval of the merger agreement, as follows:

•	by mutual written consent of SCI and us;

•

by either SCI or us, if the merger has not been completed on or prior to December 30, 2013, the outside date; except, that if (i) there is a judgment, decree, award or judicial, administrative, executive or legislative order of a governmental authority in effect and making the merger illegal or otherwise prohibiting completion of the merger arising under any antitrust law that is not final and nonappealable, or (ii) the waiting period under the HSR Act, or any agreement with a governmental authority not to complete the merger, has not expired or been terminated, but all of the other closing conditions have been satisfied or waived, then the outside date can be extended by either party to February 28, 2014, the extended outside date, if the party extending the outside date reasonably believes the remaining conditions are reasonably likely to be satisfied by the extended outside date (provided, the right to terminate the merger agreement for this reason is not available to any party whose knowing and intentional breach of the merger agreement is the principal cause of, or resulted in, the failure of the effective time to occur by the outside date or extended outside date);

•

by either SCI or us, if any judgment, decree, award, judicial or administrative, executive or legislative order of a governmental authority making the merger illegal or prohibiting consummation of the merger has become final and nonappealable (provided the party seeking to terminate the merger agreement for this reason will have complied in all material respects with its obligations described in the section above titled “Efforts to Complete the Merger; Governmental Approval”);

•	by either SCI or us, if the special meeting concludes and our shareholders do not approve the merger agreement at the special meeting;

•

by SCI, if there is a breach by us of any representation or agreement of ours in the merger agreement such that a condition to closing would not be satisfied, and the breach cannot be cured or has not been cured within 15 days after written notice, and in any event prior to the outside date or extended outside date, as applicable (provided, the right to terminate the merger agreement for this reason is not available to SCI if it or Merger Sub is in material breach of the merger agreement);

•	by SCI, in the event of an adverse recommendation change by our board;

•

by SCI, if we knowingly and intentionally breach in any material respect our obligations under the non-solicitation covenant, obligation to include the board’s recommendation of the merger agreement in this proxy statement or obligations with respect to holding the special meeting;

•

by us, if there is a breach by SCI or Merger Sub of any representation or agreement of theirs in the merger agreement such that a condition to closing would not be satisfied, and the breach cannot be cured or has not been cured within 15 days after written notice, and in any event prior to the outside date or extended outside date, as applicable (provided, the right to terminate the merger agreement for this reason is not available to us if we are in material breach of the merger agreement);

•

by us, at any time prior to the approval of the merger agreement by our shareholders, in order to enter into an agreement for a superior proposal, provided that we have complied in all material respects with our obligations described in the section above “—No Solicitation,” and pay the required termination fee (as described below); or

•

by us, if all SCI’s conditions to closing have been satisfied or waived and we give written notice that we are ready, willing and able to complete the merger, but SCI and Merger Sub fail to complete the merger (i) within 10 business days or (ii) if SCI has complied in all material respects with the covenants relating to financing, but SCI’s financing sources fail to fund in accordance with the terms of the financing commitment all or a portion of the funds necessary to complete the merger, within 30 days following such written notice.

Effect of Termination or Breach of Voting Agreement

If the merger agreement is terminated, it is of no further effect and there is no liability under the merger agreement on the part of any party, except (i) with respect to confidentiality obligations and SCI’s obligation to reimburse us for expenses and indemnify us with respect to our cooperation with its financing efforts, (ii) with respect to the merger agreement provisions addressing termination fees, as provided in those provisions, and (iii) nothing in the merger agreement relieves any party from liability for fraud or, except as set forth in the provisions with respect to termination fees, knowing and intentional breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement prior to its termination. Breach of the voting agreement by Mr. Stewart or his spouse will not constitute a breach by the Company of the merger agreement, and will not permit SCI to terminate the merger agreement or excuse performance by SCI and Merger Sub of their obligations pursuant to the merger agreement.

Termination Fee

We will be required to pay SCI a termination fee of $27.5 million if:

•

a bona fide significant competing transaction is publicly announced and not withdrawn before the special meeting, and the merger agreement is terminated either (i) by SCI or us because our shareholders do not approve the merger agreement at the special meeting or (ii) by SCI because we have breached a representation or agreement such that a condition to closing would not be satisfied (and such breach cannot be cured or has not been cured within 15 days after written notice), and concurrently with or within 12 months after such termination, we enter into a definitive agreement for or complete such significant competing transaction;

•	we terminate the merger agreement to accept a superior proposal;

•

SCI terminates the merger agreement because we knowingly and intentionally breach in any material respect our obligations under the non-solicitation covenant, obligation to include our board’s recommendation of the merger agreement in this proxy statement or obligations with respect to holding the special shareholders’ meeting; or

•	SCI terminates the merger agreement as a result of an adverse recommendation change by our board.

SCI will be required to pay us a termination fee of $75.0 million if:

•

the Company or SCI terminates the merger agreement because the merger is not consummated by the outside date or extended outside date, and (other than as a result of any knowing and intentional breach of the merger agreement by us) (i) there is an order making the merger illegal or otherwise prohibiting completion of the merger, or (ii) the waiting period under the HSR Act, or any agreement with a governmental authority not to complete the merger, has not expired or been terminated, but all other conditions to which SCI and Merger Sub’s obligations to complete the merger are subject have been satisfied;

•

(i) the Company or SCI terminates the merger agreement because there is a final, nonappealable order making the merger illegal or otherwise prohibiting completion of the merger, and (ii) other than as a result of any knowing and intentional breach of the merger agreement by us, the conditions to closing that there be no such order or that the waiting period under the HSR Act (or any agreement with a governmental authority not to complete the merger) shall have expired or been terminated have not been satisfied, but all other conditions to which SCI and Merger Sub’s obligations to complete the merger are subject (that are capable of being satisfied) have been satisfied; or

•

the Company terminates the merger agreement if all conditions to which SCI and Merger Sub’s obligations to complete the merger are subject have been satisfied or waived and the Company gives written notice that it is ready, willing and able to complete the merger, but SCI and Merger Sub fail to complete the merger (i) within 10 business days or (ii) if SCI has complied in all material respects with its covenants relating to financing, but SCI’s financing sources fail to fund in accordance with the terms of the financing commitment all or a portion of the funds necessary to complete the merger, within 30 days following such written notice.

In any such case, SCI will pay the Company $50.0 million of the $75.0 million termination fee concurrently with such termination (if terminated by SCI) or within two business days following such termination (if terminated by the Company). Within 60 days from the date of such termination, we must elect either to (i) accept the remaining $25.0 million of the termination fee in full satisfaction of our rights under the merger agreement or (ii) require SCI to place the $25.0 million in escrow and pursue our other rights and remedies under law or at equity, including specific performance and damages arising out of a knowing and intentional breach of the merger agreement by SCI or Merger Sub. If we are unsuccessful in our claims, we will forfeit the $25.0 million. If we receive an award for damages, then if we are awarded more than $75.0 million, we will receive the $25.0 million from the escrow plus any additional damages awarded. If we are awarded less than $75.0 million, we will receive from the escrow an amount equal to the award (less the $50.0 million we have already received, it being understood that we do not have to return any of the $50.0 million).

Specific Performance; Damages

The merger agreement provides that the parties will be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement without proof of damages, and that such relief may be sought in addition to and will not limit, diminish, or otherwise impair, any other remedy to which any party is entitled under the merger agreement. Notwithstanding the foregoing, the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing SCI’s obligation to complete the merger is subject to the requirements that (i) all of the conditions to which SCI and Merger Sub’s obligations to complete the merger are subject have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at closing) at the time when the closing is required to occur, (ii) the financing has been funded in accordance with the terms of the financing commitment letter (or any alternative financing) or will be funded in accordance with the terms thereof at the closing of the merger, and (iii) the Company has irrevocably confirmed that if the financing is funded, then it would take such actions that are within its control to cause the closing to occur.

In the event of a knowing and intentional breach by SCI or Merger Sub, the merger agreement provides that the damages incurred by Stewart for purposes of determining any remedy at law or in equity could include, to the extent proven, the damages incurred by Stewart’s shareholders as a result of their failure to receive the benefit of the merger consideration set forth in the merger agreement. In the event of a knowing and intentional breach by Stewart resulting in the non-consummation of the merger, the merger agreement provides that the damages incurred by SCI for purposes of determining any remedy at law or in equity could include, to the extent proven, damages based on the synergies and other benefits that would have accrued to SCI as a result of the merger. In the event a court of competent jurisdiction determines in a final, nonappealable judgment that a knowing and intentional breach of the merger agreement by SCI or Merger Sub caused the failure of the merger to be consummated, the parties have agreed that the minimum amount of damages incurred by Stewart under the merger agreement will be $100.0 million (against which any termination fee paid by SCI will be offset).

“Knowing and intentional breach” means with respect to any representation, warranty, covenant or agreement, a deliberate act or deliberate failure to act, which act or failure to act constitutes in and of itself a breach of the merger agreement, regardless of whether breaching was the conscious object of the act or the failure to act.

Expense Reimbursement

If shareholders do not approve the merger agreement at the special meeting, we will be required to reimburse SCI for all out-of-pocket fees and expenses and incurred or paid by or on behalf of SCI (including all fees and expenses of legal counsel, accountants, investment banks, financing sources, experts and consultants) incurred in connection with the authorization, preparation, negotiation, execution and performance of the merger agreement, filings under the HSR Act, and financing, collectively referred to herein as expenses, up to $10.0 million.

If we later become obligated to pay the termination fee to SCI after paying expenses to SCI, the amount of expenses we previously paid to SCI will be credited toward our payment of the termination fee. See the section entitled “—Termination Fee” on page 67 for a discussion of the circumstances under which the termination fee would be required to be paid.

Prior to the closing, SCI is required to reimburse us for our expenses incurred in fulfilling our obligations under the merger agreement to cooperate with SCI in its efforts to complete its financing of the merger.

Amendment, Modification and Waiver

The merger agreement may be amended by the parties by action taken by or on behalf of their respective boards of directors at any time prior to the completion of the merger; provided, however, that certain provisions of the merger agreement may not be amended, modified, waived or terminated in a manner that is adverse to SCI’s financing sources without the prior written consent of each financing source. Additionally, following the approval of the merger agreement by our shareholders, no amendment, modification, termination or waiver of any provision of the merger agreement may (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of Stewart’s common stock, (ii) alter or change any term of the articles of incorporation of the surviving corporation to be effected by the merger or (iii) alter or change any of the terms or conditions of the merger agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of Stewart.

At any time prior to the effective time, SCI and Merger Sub, on the one hand, and Stewart, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracy in the representations and warranties of the other contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (iii) waive compliance with any agreement of the other or any condition to its obligations contained in the merger agreement. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

DISSENTERS’ RIGHTS

If the merger agreement is approved by two-thirds of the voting power present in person or represented by proxy at the special meeting, as required by the Louisiana Business Corporation Law, but not by at least 80 percent of the total voting power of Stewart, and the merger is completed, each shareholder that (i) files with the Company a written objection to the merger prior to or at the special meeting, (ii) votes against the merger, and (iii) fully complies with all other procedural requirements of Section 131 of the Louisiana Business Corporation Law will be entitled to the rights and remedies of a dissenting shareholder provided in Section 131 of the Louisiana Business Corporation Law, a copy of which is included as Annex D to this proxy statement.

The following is a summary of the steps to be taken by a shareholder that is interested in the exercise and perfection of its dissenters’ rights and should be read in conjunction with the full text of Section 131 of the Louisiana Business Corporation Law. Each of the steps enumerated below must be taken in strict compliance with the applicable provisions of the statute in order for a holder to exercise and perfect its dissenters’ rights. If the merger agreement is approved by the holders of 80 percent or more of the total voting power of Stewart, then, in accordance with the Louisiana Business Corporation Law, dissenters’ rights will not be available.

It is recommended that any written objection, demand, or notice required by the Louisiana Business Corporation Law in connection with the exercise or perfection of dissenters’ rights be sent to Stewart at 1333 South Clearview Parkway, Jefferson, Louisiana 70121, to the attention of the Secretary. It is also recommended that all required documents delivered by mail be sent by registered or certified mail with return receipt requested.

Any holder of common stock that wishes to exercise its right of dissent must take all of the following steps:

•	Such shareholder must file with Stewart, prior to or at the special meeting, a written objection to the proposed merger.

•

Such shareholder must also vote its shares of common stock against the proposal to approve the merger agreement. If merger agreement is approved by two-thirds of the voting power present in person or represented by proxy at the special meeting, as required by the Louisiana Business Corporation Law, but by less than 80 percent of the total voting power of Stewart common stock, and the merger is consummated, Stewart must promptly thereafter give written notice of such facts to each shareholder that both filed such written objection to, and voted its shares against, the merger agreement, at such shareholder’s last address on Stewart’s records.

•

Each such shareholder, within 20 days after the mailing of such notice to such shareholder, but not thereafter, must (i) deposit in escrow in a chartered bank or trust company located in Jefferson Parish, Louisiana, the certificates representing its shares of common stock, duly endorsed and transferred to the Company upon the sole condition that such certificates will be delivered to the Company upon payment of the value of the shares determined in accordance with the provisions of Section 131 of the Louisiana Business Corporation Law, and (ii) file with the Company a demand in writing for the fair cash value of its common stock as of the day before such vote was taken, and state in such demand the value demanded and a post office address to which the Company may send a reply and, with the demand, deliver to the Company the written acknowledgment of the bank or trust company that it so holds such holder’s certificates of common stock.

Unless the objection, demand, and acknowledgment are made and delivered by the shareholder within the period limited described above, it will conclusively be presumed to have acquiesced in the merger.

If the Company does not agree to the value so stated and demanded, or does not agree that a payment is due, it must, within 20 days after receipt of such demand and acknowledgment, notify the shareholder in writing, at the designated post office address, of its disagreement and must state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it will be liable for, and must pay to the dissatisfied shareholder, the value demanded by such shareholder for such shareholder’s shares.

In case of disagreement as to the fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions described above, the dissatisfied shareholder, within 60 days after receipt of notice in writing of the Company’s disagreement, but not thereafter, may file suit against the Company, in the district court of Jefferson Parish, Louisiana, asking the court to fix and decree the fair cash value of the dissatisfied shareholder’s shares of common stock as of the day before such corporate action complained of was taken. The court, based on the evidence presented, will determine summarily whether any payment is due and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such 60-day period, but not thereafter, intervene as a plaintiff in such a suit filed by another shareholder, and may recover judgment in that suit against the Company for the fair cash value of its shares of common stock. Failure of the shareholder to bring suit, or to intervene in another shareholder’s suit, within 60 days after receipt of notice of disagreement by the Company conclusively will bind the shareholder (i) by the Company’s statement that no payment is due or (ii) if the Company does not contend that no payment is due, to accept the value of its shares of common stock as fixed by the Company in its notice of disagreement.

A shareholder, upon filing a demand for the value of its shares, will cease to have any of the rights of a shareholder, except the rights accorded by Section 131 of the Louisiana Business Corporation Law. Such a demand may be withdrawn by the shareholder at any time before the Company gives notice of disagreement, as provided by Section 131 of the Louisiana Business Corporation Law. After such notice of disagreement is given, withdrawal of a demand will require the consent of the Company. If a demand is withdrawn, or the merger is abandoned or rescinded, or a court determines that the shareholder is not entitled to receive payment for its shares of common stock, or the shareholder otherwise loses its dissenters’ rights, such holder will not have the right to receive a cash payment for its shares of common stock. In this case, its share certificates will be returned (and, on such holder’s request, new certificates will be issued in exchange for the old ones endorsed to the Company), and such holder will be reinstated to all rights as a shareholder as of the filing of its demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the Company, the fair value thereof in cash as determined by the Company’s board of directors as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

Under the merger agreement, if any dissenting shareholder, after the effective time of the merger, fails to perfect, withdraws or otherwise loses the right to payment of the fair cash value of its shares under the Louisiana Business Corporation Law, such shares will be treated as if they had been converted as of the effective time of the merger into the right to receive $13.25 per share in cash, plus the additional per share consideration (if any), without interest.

Any dissenting shareholder that perfects its rights to be paid the fair cash value of its shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.”

IMPORTANT INFORMATION ABOUT STEWART

We are a Louisiana corporation with our principal executive offices at 1333 South Clearview Parkway, Jefferson, Louisiana 70121. Our telephone number is (504) 729-1400. Founded in 1910, Stewart is the second largest provider of funeral and cemetery products and services in the death care industry in the United States. Through our subsidiaries, we provide a complete range of funeral and cremation merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis. As of April 30, 2013, our operations included 217 funeral homes and 141 cemeteries in 24 states within the United States and in Puerto Rico. For more information about Stewart, please visit our web site at www.stewartenterprises.com. The information provided on the Stewart web site is not part of, and is not incorporated by reference into, this proxy statement or any other report or document filed with or furnished to the SEC. Stewart is publicly traded on The NASDAQ Global Select Market under the symbol “STEI.”

Prospective Financial Information

We do not as a matter of course publicly disclose financial projections, due to the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections. However, Stewart has elected to provide the unaudited prospective financial information set forth below in order to provide its shareholders access to information that was prepared by Stewart’s management in connection with the evaluation of a possible transaction with SCI and was provided to Stewart’s board of directors, the special committee and Goldman Sachs prior to the execution of the merger agreement. The projections were prepared and presented by our management in January 2013, and after considering our financial results for the three months ended January 31, 2013 and our preliminary financial results for the three months ended April 30, 2013, management determined that no changes in the projections were warranted as of the May 28, 2013 board and special committee meetings at which the merger agreement was approved. You should note that the prospective financial information constitutes forward-looking statements. The projections set forth below were prepared solely for internal use and were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Stewart’s independent registered public accountant, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projections. The projections should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the projections.

Key assumptions underlying the projections were annual revenue growth from the base business of approximately 3 percent to 4 percent, and approximately 200 basis points of EBITDA margin expansion from realization of the April 2012 cost savings initiatives. The projections also assumed approximately $20 million in annual acquisitions, along with increased income and profitability associated with cremation-related projects, the best-in-class sales initiative, further cost reduction initiatives and third party relationships. The assumptions and estimates underlying the projections are inherently uncertain and, though considered reasonable by our management as of the date of their preparation, are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections, including, among others, risks and uncertainties due to general business, economic, regulatory, market and financial conditions, as well as changes in our business, financial condition or results of operations, and other risks and uncertainties under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended October 31, 2012 and Quarterly Report on Form 10-Q for the second fiscal quarter ended April 30, 2013 filed with the SEC. Accordingly, the projected results presented in the projections may not be indicative of our future performance, and actual results may differ materially from those presented in the projections. Inclusion of the projections in this proxy statement should not be regarded as a representation by any person that the results projected in the projections will be achieved. Furthermore, the prospective financial information does not take into account any circumstances or events occurring after May 28, 2013.

The projections set forth below are not being included in this proxy statement to influence your decision on how to vote your shares with respect to the proposal to approve the merger agreement, or because we believe they are material or a reliable prediction of actual future results, but, rather, because the projections were made available to our board, the special committee and Goldman Sachs. A summary of the projections that were prepared by our management follows:

Projections (in millions, except per share data)

	Fiscal Year Ending October 31,
	2013E	2014E	2015E	2016E	2017E
Total Revenue	$546	$577	$611	$643	$675
EBITDA (1)	130	140	150	161	171
Net Earnings	45	53	61	68	74
Earnings Per Share	0.54	0.64	0.76	0.86	0.95
Free Cash Flow (2)	41	48	57	61	64
Dividends	15	16	18	19	20

(1) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not a defined term under GAAP and should not be used as an alternative to operating cash flow as a measure of liquidity.

(2) Free cash flow is defined as net cash provided by operating activities less capital expenditures and small acquisitions. Free cash flow is not a defined term under GAAP and should not be used as an alternative to operating cash flow as a measure of liquidity.

The following table presents reconciliations of projected net earnings to projected EBITDA for each of the periods indicated:

	Fiscal Year Ending October 31,
	2013E	2014E	2015E	2016E	2017E
Projected Net Earnings	$45	$53	$61	$68	$74
Projected Depreciation and Amortization	33	33	33	34	34
Projected Interest Expense	24	22	19	18	18
Projected Income Taxes	28	32	37	41	45

Projected EBITDA	$130	$140	$150	$161	$171

The following table shows the calculation of projected free cash flow from projected operating cash flow for each of the periods indicated:

	Fiscal Year Ending October 31,
	2013E	2014E	2015E	2016E	2017E
Projected Operating Cash Flow	$85	$93	$103	$108	$112
Projected Capital Expenditures	(44)	(45)	(46)	(47)	(48)

Projected Free Cash Flow	$41	$48	$57	$61	$64

Market Price and Dividend Data

Our Class A common stock is traded on The NASDAQ Global Select Market under the symbol “STEI.” The table below shows, for the periods indicated, the high and low sales prices for shares of our Class A common stock as reported by The NASDAQ Global Select Market.

	Stewart Class A Common Stock
	High	Low
Fiscal Year Ending October 31, 2011
First Quarter	$6.94	$5.35
Second Quarter	8.39	6.32
Third Quarter	8.21	6.51
Fourth Quarter	7.03	5.14
Fiscal Year Ending October 31, 2012
First Quarter	$6.58	$5.11
Second Quarter	6.71	4.92
Third Quarter	7.78	5.87
Fourth Quarter	8.65	6.50
Fiscal Year Ending October 31, 2013
First Quarter	$8.36	$6.92
Second Quarter	9.54	8.06
Third Quarter (through June [—], 2013)	[—]	[—]

The closing price of our Class A common stock on The NASDAQ Global Select Market on May 28, 2013, the last trading day prior to the public announcement of the execution of the merger agreement, was $9.74 per share. On [—]  [—], 2013, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price of our Class A common stock on The NASDAQ Global Select Market was $[—] per share. You are encouraged to obtain current market quotations for our Class A common stock in connection with voting your shares of common stock.

There is no established public trading market for our Class B common stock. Our Chairman, Frank B. Stewart, Jr., is the record holder of all of our shares of Class B common stock. Our Class A and Class B common stock are substantially identical, except that holders of Class A common stock are entitled to one vote per share, and holders of Class B common stock are entitled to ten votes per share. Each share of Class B common stock is automatically converted into one share of Class A common stock upon transfer to persons other than certain affiliates of Frank B. Stewart, Jr. As of [—] [—], 2013, by virtue of his beneficial ownership of outstanding Class A and Class B common shares, Mr. Stewart controlled approximately [35]% of our total voting power and held approximately [11]% of our outstanding equity.

The Company paid a quarterly cash dividend of two and one-half cents per share for its Class A and Class B common stock from April 2005 through June 2009. In September 2009, June 2011, March 2012 and April 2013, the quarterly cash dividend was increased by one half cent per share. Effective April 2013, the quarterly dividend rate was $0.045 per share of Class A and Class B common stock.

Security Ownership of Certain Beneficial Owners and Management

As of [—] [—], 2013, the entities named below were, to our knowledge, the only beneficial owners of more than 5% of our outstanding shares of Class A or Class B common stock, determined in accordance with Rule 13d-3 of the Exchange Act, other than Frank B. Stewart, Jr., whose beneficial ownership of our Class A and Class B common stock is described in the next table.

Beneficial Owner	Class	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Pentwater Capital Management 227 West Monroe St., Suite 4000 Chicago, IL 60606	Class A	7,500,000	(2)	9.1%
Dimensional Fund Advisors, LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	Class A	6,999,708	(3)	8.5%
NewSouth Capital Management, Inc. 999 S. Shady Grove Rd., Suite 501 Memphis, TN 38120	Class A	6,283,191	(4)	7.7%
BlackRock, Inc. 40 East 52 nd Street New York, NY 10022	Class A	5,512,547	(5)	6.7%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	Class A	4,074,211	(6)	5.0%
President and Fellows of Harvard College c/o Harvard Management Company, Inc. 600 Atlantic Avenue Boston, Massachusetts 02210	Class A	5,049,950	(7)	6.2%
Service Corporation International 1929 Allen Parkway Houston, Texas 77019	Class A	8	(8)	*
	Class B	3,525,363	(8)	99.2%

* Less than 1 percent

(1) Calculated on the basis of [—] shares of Class A common stock outstanding on [—] [—], 2013.

(2) Based solely on information contained in a Schedule 13G/A filed with the SEC on May 24, 2013 by Pentwater Capital Management, or Pentwater, indicating that all shares shown as beneficially owned are held with sole voting and investment power. Pentwater possesses sole voting power over all of the 7,500,000 shares.

(3) Based solely on information contained in a Schedule 13G/A filed with the SEC on February 11, 2013 by Dimensional Fund Advisors, LP, or Dimensional. Dimensional possesses voting and/or investment power over these shares in its capacity as investment advisor to certain registered investment companies, commingled group trusts, and separate accounts (the “Funds.”) Although Dimensional reports that it has sole voting power over 6,933,184 of these shares, and sole investment power over all 6,999,708 shares, it disclaims beneficial ownership of all reported shares, which are beneficially owned by the Funds, none of which individually owns more than 5% of the outstanding shares of our Class A common stock.

(4) Based solely on information contained in a Schedule 13G/A filed with the SEC on February 8, 2013 by NewSouth Capital Management, Inc., or NewSouth, which holds these shares for the benefit of certain clients for whom it serves as investment advisor. NewSouth possesses sole voting power over 5,256,591 of these shares, and sole investment power over all 6,283,191 shares. NewSouth reports that, to its knowledge, none of its clients individually beneficially owns more than 5% of the outstanding shares of our Class A common stock.

(5) Based solely on information contained in a Schedule 13G/A filed with the SEC on February 5, 2013 by BlackRock, Inc., indicating that all shares shown as beneficially owned are held with sole voting and investment power.

(6) Based solely on information contained in a Schedule 13G filed with the SEC on February 11, 2013 by The Vanguard Group, or Vanguard, which holds these shares for the benefit of certain clients for whom it serves as an investment advisor. Vanguard possesses sole voting power over 127,034 of these shares and no voting power over any of the other reported shares. Vanguard possesses sole investment power over 3,951,877 shares and shares investment power over the remaining 122,334 reported shares. Vanguard reports that, to its knowledge, none of its clients individually beneficially owns more than 5% of the outstanding shares of our Class A Common Stock.

(7)	Based solely on information contained in a Schedule 13D filed with the SEC on June 7, 2013.

(8) Based solely on the information contained in a Schedule 13D filed with the SEC on June 7, 2013 by SCI, relating to shares of our common stock covered by the voting agreement, based on 82,011,111 shares of Class A common Stock and 3,355,020 shares of Class B Common Stock outstanding as of May 28, 2013, representing an aggregate of 5,253,638 of the outstanding votes, which is equal to just less than 29.99% of the combined voting power of issued and outstanding shares as of May 28, 2013. SCI expressly disclaims beneficial ownership of any shares covered by the voting agreement.

The table below sets forth certain information concerning the beneficial ownership, as of [—] [—], 2013, of our Class A and Class B common stock by (i) each director, (ii) each named executive officer, and (iii) all of our directors and executive officers as a group, determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power. The address of each of the shareholders listed below is c/o Stewart Enterprises, Inc., 1333 South Clearview Parkway, Jefferson, Louisiana 70121, unless otherwise indicated.

Beneficial Owner	Class	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Directors
Frank B. Stewart, Jr.(2)	Class A	6,350,199	(3)	7.7%
	Class B	3,555,020	(4)	100.0%
Thomas M. Kitchen	Class A	862,228	(5)	1.0%
John B. Elstrott, Jr.	Class A	24,185	(6)	*
Alden J. McDonald, Jr.	Class A	98,555	(7)	*
Ronald H. Patron	Class A	91,120	(8)	*
Ashton J. Ryan, Jr.	Class A	85,120	(8)	*
John K. Saer, Jr.	Class A	24,532	(9)	*
Named Executive Officers(10)
Lewis J. Derbes, Jr.	Class A	185,132	(5)	*
Kenneth G. Myers, Jr.	Class A	340,843	(5)	*
Lawrence B. Hawkins	Class A	366,450	(5)	*
G. Kenneth Stephens, Jr.	Class A	301,170	(5)	*
All directors and executive officers as a group (20 persons)(11)	Class A	9,435,927	(12)	11.3%
	Class B	3,555,020		100.0%

* Less than 1 percent.

(1) Calculated on the basis of [—] shares of Class A and 3,555,020 shares of Class B common stock outstanding as of [—] [—], 2013, and includes any shares the director, officer, or group has the right to acquire within 60 days.

(2)	Mr. Stewart’s mailing address is 111 Veterans Memorial Boulevard, Suite 160, Metairie, Louisiana 70005.

(3) Includes 79,868 shares that Mr. Stewart is required to retain until he ceases to serve on our board of directors and 353,880 shares owned by the Frank B. Stewart, Jr. Foundation (a non-profit corporation), with respect to which Mr. Stewart shares voting and investment power.

(4) Mr. Stewart owns 100% of our outstanding shares of Class B common stock. Each share of Class B common stock has ten votes per share and, unless otherwise required by law, the holder of Class B common stock votes together with the holders of Class A common stock on all matters brought before the shareholders. As of [—] [—], 2013, Mr. Stewart beneficially owned shares of Class A and B common stock having [41,900,399] votes, which represents approximately [35]% of our total voting power.

(5) The total number of shares of Class A common stock shown as beneficially owned by each named executive officer includes the following:

Named Executive Officer	Shares Acquirable within 60 days upon Exercise of Stock Options	Shares Held for the Executive’s Benefit under the Stewart Enterprises Employees’ Retirement Trust (“SEERT”)*	Shares of Restricted Stock as to which the Executive has Sole Voting Power but No Investment Power
Thomas M. Kitchen	365,000	—	240,000
Lewis J. Derbes, Jr.	86,000	—	68,333
Kenneth G. Myers, Jr.	185,375	—	95,002
Lawrence B. Hawkins	147,500	6,658	60,000
G. Kenneth Stephens, Jr.	145,000	4,475	51,668

*Individuals participating in the SEERT have the right to direct the trustee of the SEERT as to how shares of our Class A common stock credited to their SEERT accounts are to be voted and have the right to dispose of the shares of our Class A common stock credited to their SEERT accounts through transfers to other SEERT investment funds.

(6)	Includes 16,185 shares that Mr. Elstrott is required to retain until he ceases to serve on our board of directors.

(7) Includes 3,000 shares owned by Mr. McDonald through a family corporation with respect to which he shares voting and investment power and 83,350 shares that he is required to retain until he ceases to serve on our board of directors.

(8) For each of Messrs. Patron and Ryan, includes 76,120 shares that the director is required to retain until he ceases to serve on our board of directors.

(9)	Includes 24,532 shares that Mr. Saer is required to retain until he ceases to serve on our board of directors.

(10) Information regarding shares beneficially owned by Thomas M. Kitchen, our President and Chief Executive Officer, who is a named executive officer, in addition to Messrs. Derbes, Myers, Hawkins, and Stephens, appears immediately above under the caption “Directors.”

(11) As of [•] [•], 2013, all directors and executive officers as a group beneficially owned shares of Class A and Class B common stock representing approximately [38]% of our total voting power.

(12) The total amount of Class A common stock reported here includes: [1,267,500] shares that such persons have the right to acquire within 60 days through the exercise of options; [49,445] shares held for such person’s benefit under the SEERT (see description in note 5); [716,665] shares of restricted stock for which such persons have sole voting but no investment power; [356,175] shares held by non-employee directors that may not be sold until the director no longer serves on our board; and [362,280] shares for which the reporting director or officer shares voting and investment power.

IMPORTANT INFORMATION ABOUT SCI AND MERGER SUB

Service Corporation International is a corporation organized under the laws of the State of Texas and headquartered in Houston, Texas. SCI is North America’s largest provider of deathcare products and services. As of March 31, 2013, SCI operated 1,437 funeral service locations and 374 cemeteries (including 213 combination locations) in North America, which are geographically diversified across 43 states, 8 Canadian provinces, and the District of Columbia. SCI has its principal executive offices at 1929 Allen Parkway, Houston, Texas 77019. Its telephone number is (713) 522-5141.

Rio Acquisition Corp., a corporation organized under the laws of the State of Delaware, is a wholly-owned subsidiary of SCI. Merger Sub was formed on May 17, 2013 solely for the purpose of effecting the merger and has not engaged in any other business. Merger Sub has its principal executive offices at c/o Service Corporation International, 1929 Allen Parkway, Houston, Texas 77019. Its telephone number is (713) 522-5141.

ADVISORY VOTE REGARDING MERGER RELATED COMPENSATION (PROPOSAL 2)

Pursuant to Section 14A of the Exchange Act, Stewart is required to include in this proxy statement a non-binding, shareholder advisory vote on the compensation payable to each of its “named executive officers,” as determined in accordance with Item 402(t) of Regulation S-K in connection with the proposed merger pursuant to arrangements entered into with Stewart. Accordingly, Stewart is asking its shareholders to approve the following resolution:

RESOLVED, that the compensation that may be paid or become payable to Stewart’s named executive officers in connection with the merger, as disclosed in the section in the proxy statement entitled “Merger-Related Compensation,” pursuant to Item 402(t) of Regulation S-K, is hereby APPROVED on a non-binding advisory basis.

Merger-Related Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of Stewart’s named executive officers that is based on, or otherwise relates to, the merger. The table sets forth an estimate of the approximate values that may become payable to each named executive officer, distinguishing between the benefits available upon the closing of the merger (without a qualifying termination) and the benefits payable upon a qualifying termination in connection with the merger. Excluded are benefits provided to all employees, such as amounts earned under qualified plans or accrued vacation. In addition, this table does not include the entire lump sum payouts that each named executive officer would receive of his vested benefits under each of the SERP and Deferred Compensation Plan. Please see the narrative following the table for additional information regarding those payouts. For purposes of calculating the amounts reported in this table, we have assumed the following:

•	the price per share to be paid to shareholders of the company in the merger is $13.25 per share,

•	the merger were to close on [•] [•], 2013, the last practicable date prior to the filing of this proxy statement; and

•

the named executive officers will be terminated without “cause” or for “good reason” immediately following the merger, which will constitute a “change in control” (each, as defined in the Employment Agreement or Retention Plan, whichever is applicable).

Golden Parachute Compensation

Name	Cash(1)	Equity(2)	Pension/ NQDC(3)	Perquisites/ Benefits(4)	Total
Thomas M. Kitchen
Merger Only	$--	$9,366,200	$40,526	$--	$9,406,726
Qualifying Termination	1,505,562	9,366,200	40,526	--	10,912,288
Lewis J. Derbes, Jr.
Merger Only	--	2,521,212	5,158	--	2,526,370
Qualifying Termination	525,000	2,521,212	5,158	13,727	3,065,097
Kenneth G. Myers, Jr.
Merger Only	--	4,299,817	11,977	--	4,311,794
Qualifying Termination	659,859	4,299,817	11,977	10,773	4,982,426
Lawrence B. Hawkins
Merger Only	--	2,974,800	3,516	--	3,255,116
Qualifying Termination	681,427	2,974,800	3,516	10,932	3,947,475
G. Kenneth Stephens, Jr.
Merger Only	--	2,735,601	35,883	--	3,048,284
Qualifying Termination	496,463	2,735,601	35,883	9,353	3,554,100

(1)    Cash severance is payable only if the executive is terminated without “cause” or leaves for “good reason,” in each case, within a certain period following the “change of control” (for Mr. Kitchen, under the Employment Agreement, two years; for all other named executives under the Retention Plan, one year), as provided by the Employment Agreement or the Retention Plan, as described below.

(2)    Consists of the value of (i) in-the-money vested options to be cashed out in connection with the merger, (ii) in-the-money unvested options that would accelerate and be cashed out in connection with the merger, and (iii) shares of restricted stock for which vesting would be accelerated. The following table indicates the value of such equity awards:

Name	Value of Vested Options	Value of Unvested Options	Value of Restricted Stock
Thomas M. Kitchen	$2,805,750	$3,380,450	$3,180,000
Lewis J. Derbes, Jr.	653,200	962,600	905,410
Kenneth G. Myers, Jr.	1,517,621	1,523,419	1,258,777
Lawrence B. Hawkins	1,199,575	980,225	795,000
Gerald K. Stephens, Jr.	1,182,100	868,900	684,601

(3)    Represents a pro rata matching and earnings contribution on the named executive officer’s Deferred Compensation Plan account balance through the assumed closing date, as permitted pursuant to the merger agreement and approved by the compensation committee.

(4)    Reflects the value of the Company-paid portion of continued health and dental insurance coverage for 12 months following the date of termination, as provided in the Retention Plan.

Under the terms of his Employment Agreement, if Mr. Kitchen is terminated without “cause” or voluntarily resigns his position for “good reason,” in each case, within two years following a “change of control” of Stewart (each, as defined in the Employment Agreement), then he will be entitled to receive a lump sum severance payment equal to two years’ base salary, plus a pro rata bonus for the year of termination, with his pro rata bonus based on the average bonus paid to him over the last three fiscal years. Under his Employment Agreement, Mr. Kitchen will have “good reason” to terminate his employment upon the completion of the merger if he is not appointed President and CEO of SCI. The Employment Agreement contains certain restrictive covenants, including (i) a prohibition against Mr. Kitchen revealing any confidential information for five years following his termination of employment for any reason and (ii) a prohibition against Mr. Kitchen competing with us, or soliciting our employees for hire, for a period of two years following his termination of employment for any reason. Among other remedies, Stewart or its successor may enforce these restrictive covenants by seeking injunctive relief for any breach or threatened breach or by suspending or eliminating any severance payments due to Mr. Kitchen under the Employment Agreement during any period of breach or threatened breach.

Each of the other named executive officers (Messrs. Derbes, Myers, Hawkins, and Stephens) is a participant in the Retention Plan. If one of these named executive officers is terminated without “cause” or terminates his employment for “good reason” within one year following the closing date of the merger, then the participant would receive a cash payment equal to the sum of (i) one year’s base salary and (ii) the greater of the average bonus paid to such officer over the last three years or the officer’s target bonus. In addition, the participant would continue to receive health and dental insurance coverage for 12 months following the date of termination, with Stewart continuing to pay the employer portion of the premiums. For purposes of the Retention Plan, “good reason” means any action or inaction during the one-year protected period following the change of control that constitutes a material negative change in the service relationship between the participant and the employer and a material breach by the employer of its obligations under the Retention Plan (subject to a notification requirement and cure period). As noted previously, by the terms of the Retention Plan, a participant is entitled to continued employment with the employer (whether Stewart or its successor) on generally equivalent terms during the protected period.

All five named executive officers are participants in both the SERP and the Deferred Compensation Plan. Currently, each named executive officer is both entitled to a retirement benefit under the SERP and fully vested in his Deferred Compensation Plan account balance. The only benefit enhancement that any named executive officer would receive under either plan as a result of the merger would be a pro-rata matching and earnings contribution on their Deferred Compensation Plan accounts through the closing date, as permitted pursuant to the merger agreement and approved by the compensation committee. An estimate of those pro-rata contributions is provided in the table above under the column “Pension/NQDC.”

However, the merger, if consummated, would trigger early payout of all vested amounts under both plans. Under the SERP, each of the named executive officers would be entitled to receive a lump sum payment that is actuarially equivalent to the normal form of benefit he would have been entitled to receive as of the closing date, paid to him as soon as practicable following the merger’s close, but no later than 90 days thereafter. If these SERP payments are not made within 10 business days of the close, the funds must be deposited into a rabbi trust. As of [•] [•], 2013, the estimated lump sum payments to each named executive from the SERP would be as follows: Mr. Kitchen, $2,629,288; Mr. Derbes, $672,558, Mr. Myers, $1,566,412; Mr. Hawkins, $2,334,391; and Mr. Stephens, $908,212. The SERP provides that a participant will lose the right to any unpaid benefits if the participant, among other things, violates certain non-competition and non-solicitation provisions following his termination of employment for any reason.

Under the Deferred Compensation Plan, each named executive officer would receive payment of his entire account balance within 10 days of the merger’s close. As of [•] [•], 2013, the estimated lump sum payments from the Deferred Compensation Plan to each named executive officer would be as follows (including the pro-rata matching and earnings contributions discussed above): Mr. Kitchen, $952,792; Mr. Derbes, $102,848, Mr. Myers, $262,814; Mr. Hawkins, $88,593; and Mr. Stephens, $881,564.

The vote on this Proposal 2 is a vote separate and apart from the vote on Proposal 1 to approve the merger agreement. Accordingly, you may vote not to approve this Proposal 2 on golden parachute compensation and vote to approve Proposal 1 on the approval of the merger agreement, and vice versa. Because the vote regarding golden parachute compensation is advisory in nature only, it will not be binding on either Stewart or SCI. Accordingly, if the merger is completed, the named executive officers will be contractually entitled to receive the merger-related compensation that may become payable in connection with the consummation of the merger, subject only to the conditions applicable thereto, regardless of the outcome of the shareholder vote on this proposal.

Approval of this proposal requires the affirmative vote of the holders of a majority of the voting power present in person or represented by proxy and entitled to vote with respect to such matter at the special meeting.

The board of directors unanimously recommends that you vote “FOR” the approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to our named executive officers in connection with the merger.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 3)

If there are insufficient votes at the time of the special meeting to approve the merger agreement, we may propose to adjourn the special meeting, for the purpose of soliciting additional proxies to approve the merger agreement. We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to approve the merger agreement. If the proposal to adjourn the special meeting for the purpose of soliciting additional proxies is submitted to our shareholders for approval, such approval requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy and entitled to vote with respect to such matter at the special meeting.

The board of directors unanimously recommends that you vote “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies to approve the merger agreement.

SHAREHOLDER PROPOSALS

All shareholder proposals must comply with Section 2.14 of our bylaws in order to be eligible for consideration at a shareholders’ meeting. Our bylaws are filed with the SEC, and shareholders should refer to the bylaws for a complete description of the requirements. Any shareholder who wishes to present a proposal at our special meeting must give us notice in advance of the meeting no later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed. Therefore, we must receive notice of a shareholder proposal by the close of business on [•] [•], 2013.

If the merger is completed, we will not have public shareholders and there will be no public participation in any future meetings of shareholders. However, if the merger is not completed, we expect to hold our 2014 annual meeting of shareholders. If such meeting is held, any proposal that a shareholder of Stewart wishes to be considered for inclusion in our proxy statement for the 2014 annual meeting of shareholders must be submitted to our Secretary at our offices, 1333 South Clearview Parkway, Jefferson, Louisiana 70121, no later than November 6, 2013. If a shareholder of Stewart wishes to present a proposal at the 2014 annual meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy, such shareholder must give written notice to our Secretary at the address noted above. The notice must be received by our Secretary no later than November 6, 2013, although this date will change in accordance with our bylaws if the date of our 2014 annual meeting is 30 calendar days earlier or later than April 18, 2014.

A shareholder proposal notice, for the special or annual meeting, must contain (i) a complete and accurate description of the proposal; (ii) a statement that the shareholder (or the shareholder’s legal representative) intends to attend the meeting and present the proposal and that the shareholder intends to hold of record securities entitled to vote at the meeting through the meeting date; (iii) the shareholder’s name and address and the number of shares of our voting securities that the shareholder holds of record and beneficially as of the notice date; and (iv) a complete and accurate description of any material interest of the shareholder in the proposal.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

Our filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

Incorporation by Reference

The SEC allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this proxy statement is considered a part of this proxy statement, and information that we file later with the SEC, prior to the closing of the merger, will automatically update and supersede the previously filed information and be incorporated by reference into this proxy statement.

We incorporate by reference into this proxy statement the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting (except, in each case, other than information furnished to the SEC under Items 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Exchange Act):

•	Annual Report on Form 10-K filed on December 17, 2012;

•	Quarterly Reports on Form 10-Q filed on March 11, 2013 and June 10, 2013;

•	Proxy Statement on Schedule 14A filed on February 22, 2013; and

•	Current Reports on Form 8-K filed on April 3, 2013, April 22, 2013, May 29, 2013, June 10, 2013 and June 13, 2013.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Stewart Enterprises, Inc., 1333 South Clearview Parkway, Jefferson, Louisiana 70121, Attention: Secretary. If you would like to request documents, please do so by [•]  [•], 2013, in order to receive them before the special meeting.

Explanatory Note Regarding the Merger Agreement and Other Documents

This proxy statement contains a description of representations and warranties made in the merger agreement and other contracts and documents that are attached or filed as annexes to this proxy statement or are incorporated by reference into this document. These representations and warranties, including those made in the merger agreement, were made only for the purposes of such contracts or other documents and solely for the benefit of the parties to such contracts or other documents as of specific dates, may be subject to important limitations and qualifications agreed to by the contracting parties (including Stewart, SCI and Merger Sub), including certain confidential disclosures that the parties made to each other in connection with the negotiation of such contracts or other documents, which disclosures may not be reflected in the contract or document itself, including the merger agreement, and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the parties to such contract or other document instead of establishing these matters as facts, may be subject to contractual standard of materiality different from those generally applicable to public disclosures to shareholders and reports and documents filed with the SEC, and may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, the representations and warranties and other provisions of these contracts and other documents should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement, the documents incorporated by reference into this proxy statement, and reports, statements and filings that Stewart publicly files with the SEC from time to time.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO

PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [•] [•], 2013. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided as described in the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact Georgeson Inc., our proxy solicitor, at [—].

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

SERVICE CORPORATION INTERNATIONAL,

RIO ACQUISITION CORP.

and

STEWART ENTERPRISES, INC.

Dated as of May 28, 2013

A

AGREEMENT AND PLAN OF MERGER, dated as of May 28, 2013 (this “Agreement”), among SERVICE CORPORATION INTERNATIONAL, a Texas corporation (“Parent”), RIO ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and STEWART ENTERPRISES, INC., a Louisiana corporation (the “Company”). Capitalized terms are defined herein and in Section 9.03.

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Louisiana Business Corporation Law (the “LBCL”) and Delaware General Corporation Law (“DGCL”), Parent, Merger Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), and the Company will become a wholly owned subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Company Board”) has (based on the unanimous recommendation of the special committee of the Company Board comprised of all of the members of the Company Board other than Frank B. Stewart, Jr. (“FBS”) and the chief executive officer of the Company (the “Special Committee”)), upon the terms and subject to the conditions set forth in this Agreement, (a) determined that the transactions contemplated by this Agreement, including the Merger (collectively, the “Transactions”), are fair to, and in the best interests of, the Company and its shareholders, (b) approved and declared advisable this Agreement and the Transactions and (c) resolved to recommend the approval of this Agreement by the shareholders of the Company;

WHEREAS, the board of directors of Merger Sub has (a) approved this Agreement and declared its advisability and (b) resolved to recommend the adoption of this Agreement by the shareholder of Merger Sub;

WHEREAS, (a) the board of directors of Parent has approved this Agreement and (b) immediately following the execution of this Agreement, Parent, as the sole shareholder of Merger Sub, shall adopt this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and certain shareholders of the Company (the “Shareholders”) have entered into a Voting and Support Agreement, dated as of the date hereof (the “Voting Agreement”), providing that, among other things, the Shareholders will vote their shares of Company Common Stock in favor of this Agreement and the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the LBCL and DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.02 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022 at 10:00 a.m. local time on a date that is no later than the third (3rd) Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), unless another date or place shall be agreed to in writing by the parties hereto. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

SECTION 1.03 Effective Time. As soon as practicable on the Closing Date, the parties shall file certificates of merger (the “Certificates of Merger”) with the Secretary of State of the State of Louisiana and the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the applicable provisions of the LBCL and DGCL and the parties shall make all other filings or recordings required under the LBCL and DGCL. The Merger shall become effective at such time as the Certificates of Merger are duly filed with the Secretary of State of the State of Louisiana and the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and shall specify in the Certificates of Merger in accordance with the LBCL and DGCL (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the LBCL and DGCL.

SECTION 1.05 Articles of Incorporation; By-laws. (a) At the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and such Articles of Incorporation.

(b) The By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by Law, the Articles of Incorporation of the Surviving Corporation and such By-laws.

SECTION 1.06 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and the By-laws of the Surviving Corporation (and the directors of the Company shall resign as directors effective at the Effective Time), and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01 Conversion of Securities. (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(i)	each share of Class A Common Stock (each “Class A Common Share”) and each share of Class B Common Stock (each “Class B Common Share” and in any case, each Class A Common Share or Class B Common Share, a “Share”) issued and outstanding immediately prior to the Effective Time (other than any Share to be canceled pursuant to Section 2.01(a)(ii) and any Dissenting Shares) shall be canceled and shall be converted automatically, subject to Section 2.02, into the right to receive $13.25 in cash, plus the Additional Per Share Consideration (if any), without interest (together, rounded to the nearest penny, the “Merger Consideration”), payable upon surrender, in the manner provided in Section 2.02, of the Certificate that formerly evidenced such Share, subject, however, to the Surviving Corporation’s obligation to pay any dividends declared by the Company in accordance with the terms of this Agreement with a record date prior to the Effective Time that have not been paid by the Company prior to the Effective Time;

(ii)	each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii)	each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of Class A Common Stock, no par value per share, of the Surviving Corporation.

(b) “Additional Per Share Consideration” means, if the Closing Date occurs after the Outside Date, an amount in cash per Share, equal to (i) $0.002178 multiplied by (ii) the number of days elapsed during the Ticking Fee Period. The term “Ticking Fee Period” means, subject to Section 6.09(c), the period beginning on the calendar day following the Outside Date and ending on and including the Closing Date.

SECTION 2.02 Exchange of Certificates. (a) Prior to the Effective Time, Parent shall appoint a U.S. bank or trust company reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit of the holders of Shares (other than the holders of Company Restricted Stock and Company Stock Options), cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01 (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not include the Merger Consideration required to be paid to holders of Company Restricted Stock and Company Stock Options pursuant to Sections 2.04 and 2.05 (such cash being hereinafter referred to as the “Compensation Merger Consideration”). The Exchange Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation. Any interest or other income resulting from such investments shall be paid to and be income of Parent. Except as contemplated by this Agreement, the Exchange Fund shall not be used for any other purpose. The insufficiency or diminution in value of the Exchange Fund shall not affect Parent’s obligation to pay the Merger Consideration. At the Effective Time, Parent shall, to the extent sufficient funds are not available at the Company, deposit the Compensation Merger Consideration (or funds sufficient to make up any shortfall) with the Company for the benefit of the holders of Company Restricted Stock and Company Stock Options and the Surviving Corporation shall pay the Compensation Merger Consideration through its payroll to such holders as promptly as practicable following the Effective Time.

(b) As promptly as reasonably practicable after the Effective Time, but in no event more than five (5) Business Days after the Closing Date, the Surviving Corporation shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration other than holders of Company Restricted Stock pursuant to Section 2.01: (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates or transfer of any uncertificated Shares (the “Uncertificated Shares”) to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates or the Uncertificated Shares pursuant to such letter of transmittal. Each holder of Shares shall be entitled to receive, upon (x) surrender to the Paying Agent of Certificates, together with a properly completed letter of transmittal, or (y) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration, without interest, payable for each Share represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration and any dividends declared by the Company in accordance with the terms of this Agreement with a record date prior to the Effective Time that have not been paid by the Company prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the applicable Merger Consideration as provided for herein. No interest shall be paid or will accrue on any cash payable to holders of Certificates or

Uncertificated Shares pursuant to the provisions of this Article II. As promptly as reasonably practicable after the Effective Time, the Surviving Corporation shall pay the applicable Compensation Merger Consideration through its payroll to each holder of Company Restricted Stock and Company Stock Options, less applicable income and employment taxes and other authorized deductions.

(c) All cash paid upon the surrender of a Certificate or transfer of an Uncertificated Share in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate or book-entry, as applicable.

(d) The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(e) Any portion of the Exchange Fund that remains undistributed to the holders of the Company Common Stock for nine (9) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Parent for the cash to which they are entitled pursuant to Section 2.01. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) None of the Paying Agent, Parent or the Surviving Corporation shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g) If any Certificate shall have been lost, stolen, mutilated or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, mutilated or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay in respect of such lost, stolen, mutilated or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01.

SECTION 2.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by applicable Law. On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be canceled against delivery of the cash to which the holders thereof are entitled pursuant to Section 2.01.

SECTION 2.04 Company Stock Options. The Company shall take all actions necessary to ensure that, at the Effective Time, each outstanding option to purchase Class A Common Shares granted under the Company Equity Plans (each, a “Company Stock Option”), shall be canceled, by virtue of the Merger, except that the Company shall use its reasonable best efforts to obtain the consent of option holders under the Amended and Restated 1995 Incentive Compensation Plan, and Parent shall, or shall cause the Surviving Corporation to, pay each holder thereof, promptly after the Effective Time, for each such canceled Company Stock Option, an amount in cash determined by multiplying (a) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Stock Option by (b) the number of Class A Common Shares such holder could have acquired pursuant to such Company Stock Option (assuming full vesting under such canceled award). As of the Effective Time, each holder of a Company Stock Option shall cease to have any rights with respect thereto, except the right to receive the cash payment (if any) under this Section 2.04, less all applicable withholding, which shall be paid pursuant to the payroll procedures of the Surviving Corporation and in accordance with Section 2.02.

SECTION 2.05 Company Restricted Stock. At the Effective Time, each share of Company restricted stock (“Company Restricted Stock”) shall vest in full, with all forfeiture and repurchase provisions applicable thereto waived by the Company. For the avoidance of doubt, holders of Company Restricted Stock shall be treated as holders of Class A Common Shares with respect to their Company Restricted Stock for all purposes hereunder, except that they shall be paid through the Surviving Corporation’s payroll in accordance with the payment procedures set forth in Section 2.02.

SECTION 2.06 Employee Stock Purchase Plan. As soon as practicable following the date hereof, the Company shall take all necessary action to suspend the Amended and Restated 2003 Stewart Enterprises, Inc. Employee Stock Purchase Plan (the “ESPP”), effective as of the end of the currently pending quarterly purchase cycle, and no new offering or purchasing periods shall be commenced.

SECTION 2.07 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the LBCL, Shares that are outstanding immediately prior to the Effective Time and that are held by shareholders who filed written objections with the Company and voted against the Merger at the Company Shareholders’ Meeting and who shall have demanded properly in writing appraisal for such Shares in accordance with 12:131 of the LBCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such shareholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of 12:131 of the LBCL, except that all Dissenting Shares held by shareholders who shall have withdrawn or lost their rights to appraisal of such Shares under 12:131 of the LBCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such Shares or transfer of Uncertificated Shares in the manner provided in Section 2.02.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the LBCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the LBCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 2.08 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold (and Parent shall be entitled to instruct the Paying Agent, the Company and its Subsidiaries to deduct and withhold) from the Merger Consideration, Compensation Merger Consideration, or other amounts otherwise payable pursuant to this Agreement any and all Taxes as may be required to be deducted and withheld under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. The Company and its Subsidiaries shall cooperate with Parent in coordinating the deduction and withholding of any Taxes required to be deducted and withheld by the Company or any Subsidiary under applicable Tax Law, including payroll Taxes relating to payments made in respect of Company Stock Options or Company Restricted Stock. Any Taxes deducted and withheld in accordance with this Section 2.08 shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Stock Options or Company Restricted Stock, as the case may be, in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub; provided, however, that the Company’s representations and warranties in this Article III are qualified by reference to the disclosure (a) in the Company SEC Reports filed or furnished with the Securities and Exchange Commission (the “SEC”) prior to the date hereof (provided that nothing disclosed in the Company SEC Reports shall be deemed to be a qualification of or modification to the representations and warranties set forth in Sections 3.03, 3.04, 3.05 and 3.24), excluding any risk factor disclosures set forth under the heading “Risk Factors” or any disclosure of risks included in any “forward looking statements’’ disclaimer, or cautionary, predictive or forward-looking in nature, or (b) set forth in the corresponding section of the Company Disclosure Schedule (with specific reference to the particular section or subsection of this Agreement to which the information in the Company Disclosure Schedule relates, it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent from the text of the disclosure made):

SECTION 3.01 Organization and Qualification; Subsidiaries. (a) The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not have a Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect.

(b) A true and complete list of all the Subsidiaries of the Company, identifying the jurisdiction of incorporation or organization of each such Subsidiary and the percentage of the outstanding capital stock or other equity or similar interests of each such Subsidiary owned by the Company and each of its other Subsidiaries, is set forth in Section 3.01(b) of the Company Disclosure Schedule. Except as set forth in Section 3.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person.

SECTION 3.02 Governing Documents. The Company has heretofore furnished to Parent a complete and correct copy of its Governing Documents, each as amended to date. Such Governing Documents are in full force and effect. Neither the Company nor any Subsidiary of the Company is in material violation of any of the provisions of its Governing Documents.

SECTION 3.03 Capitalization. (a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of Class A Common Stock, no par value per share (“Class A Common Stock”), (ii) 5,000,000 shares of Class B Common Stock, no par value per share (“Class B Common Stock” and together with Class A Common Stock, “Company Common Stock”), and (iii) 5,000,000 shares of preferred stock, $1.00 par value per share (“Company Preferred Stock”). As of the date of this Agreement, (i) 82,001,111 shares of Class A Common Stock are issued and outstanding, including 926,149 shares of Company Restricted Stock, all of which are validly issued, fully paid and nonassessable, (ii) 3,555,020 shares of Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (iii) no shares of Company Common Stock are held in the treasury of the Company, (iv) no shares of Company Common Stock are held by the Subsidiaries, (v) 4,609,381 shares of Class A Common Stock are reserved for future issuance pursuant to outstanding Company Stock Options, (vi) 333,354 shares of Class A Common Stock are reserved for future issuance pursuant to the ESPP (together with the Company Restricted Stock and Company Stock Options, the “Company Stock Awards”), (vii) 22,623,400 shares of Class A Common Stock are reserved for future issuance pursuant to the outstanding Senior Convertible Notes, and (viii) 20,000,000 shares of Class A Common Stock are reserved for future issuance pursuant to the outstanding Company Warrants. As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 3.03 or the Voting Agreement, there are no (x) options, warrants, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to issue or sell any shares of capital stock of, or other equity interests in or debt securities of, the Company or any Subsidiary of the Company, (y) issued or outstanding securities, bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of the Company may vote or (z) equity equivalents, stock appreciation rights, phantom stock ownership interests in the Company or any of its Subsidiaries or similar rights.

(b) Section 3.03(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Award outstanding as of the date of this Agreement: (i) the name and address of the Company Stock Award recipient; (ii) the particular plan pursuant to which such Company Stock Award was granted; (iii) the number of shares and class of Company Common Stock subject to such Company Stock Award; (iv) the exercise or purchase price of such Company Stock Award; (v) the date on which such Company Stock Award was granted; (vi) the applicable vesting schedule; and (vii) the date on which such Company Stock Award expires. The Company has made available to Parent accurate and complete copies of all Company Equity Plans pursuant to which the Company has granted the Company Stock Awards that are currently outstanding and the form of all stock award agreements evidencing such Company Stock Awards. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person. The vesting of all Company Stock Awards will be accelerated as a result of the Merger. All outstanding shares of Company Common Stock, all outstanding Company Stock Awards, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance with (x) all applicable Laws and (y) all requirements set forth in applicable Contracts.

(c) Each outstanding share of capital stock of, or other equity interests in, each Subsidiary of the Company is (i) duly authorized, validly issued, fully paid and non-assessable, (ii) owned by the Company or another of its wholly owned Subsidiaries free and clear of all Liens, except Permitted Liens, and (iii) not subject to any outstanding obligations of the Company or any of its Subsidiaries requiring the registration under any securities Law for sale of such share of capital stock, or other equity interests.

(d) As of the date of this Agreement, the only principal amount of outstanding Indebtedness for borrowed money of the Company and its Subsidiaries (not including intercompany amounts and capital leases) are borrowings pursuant to the Credit Documents.

SECTION 3.04 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Shareholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval of this Agreement by the holders of at least two-thirds (2/3) of the voting power present at the Company Shareholders’ Meeting, if and to the extent required by applicable Law, and the filing and recordation of appropriate merger documents as required by the LBCL and DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy Exceptions.

SECTION 3.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or breach any provision of any of the Governing Documents of the Company or any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any applicable Law or Order, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any property or asset of the Company or any Subsidiary of the Company pursuant to, any Contract other than the Credit Documents, Company Warrants and related Confirmations and the Senior Notes Convertible Notes Hedges, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act and any state securities or “blue sky” Laws (“Blue Sky Laws”), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), any filings required to be made with the New York Stock Exchange (“NYSE”) or NASDAQ Stock Market LLC (“NASDAQ”), any change of control notice requirements under state laws governing funeral homes and cemeteries, and the filing and recordation of appropriate merger documents as required by the LBCL and DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Material Adverse Effect.

SECTION 3.06 Permits; Compliance. (a) The Company and its Subsidiaries are, and since October 31, 2009, have been, in compliance with all Laws to which the Company and its Subsidiaries are subject or otherwise affecting the Company’s and its Subsidiaries’ business or assets, except where such non-compliance would not constitute a Material Adverse Effect. Since October 31, 2009, through the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority of, been charged by any Governmental Authority with, or, to the Knowledge of the Company, been under investigation by any Governmental Authority with respect to any material violation of any applicable Law, or commenced any internal investigation with respect to any of the foregoing matters. Except as would not constitute a Material Adverse Effect, neither the Company, nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees or Representatives has, directly or indirectly, in connection with the business activities of the Company and its Subsidiaries used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity to or for the benefit of any government official, candidate for public office, political party or political campaign, for the purpose of (i) influencing any act or decision of such government official, candidate, party or campaign, (ii) inducing such government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage, in each case in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq. or the Bribery Act 2010.

(b) The Company and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates and approvals of any Governmental Authority, including all Orders, necessary for the Company and each of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to possess, or the suspension or cancellation of, any of the Company Permits would not have a Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to possess, or the suspension or cancellation of, any of the Company Permits would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is or, since October 31, 2009, has been in conflict with, or in default, breach or violation of, any Company Permit, except for any such conflicts, defaults, breaches or violations that would not have a Material Adverse Effect.

SECTION 3.07 SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since October 31, 2009, and has heretofore made available (including through the SEC’s EDGAR filing system) to Parent, (i) the Form 10-Ks for the fiscal years ended October 31, 2010, 2011 and 2012, (ii) its Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2013, (iii) all proxy statements relating to the Company’s meetings of shareholders (whether annual or special) held since January 1, 2010, and (iv) all other documents, forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company (including those filed on a voluntary basis) with the SEC since November 1, 2012 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above, in each case as may have been amended, being, collectively, the “Company SEC Reports”). The Company SEC Reports, including all Company SEC Reports filed after the date hereof, (i) were prepared in accordance with either the requirements of the Securities Act, the Exchange Act and/or the Sarbanes-Oxley Act, as the case may be, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain or, if not yet filed, will contain any untrue statement of a material fact or omit or, if not yet filed, will omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form, report or other document with the SEC. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Reports.

(b) Each of the consolidated financial statements (including, in each case, all related notes and schedules thereto) of the Company contained in the Company SEC Reports (including all Company SEC Reports filed after the date hereof) was prepared or, if not yet filed, will be prepared, in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations, cash flows and changes in shareholders’ equity of the Company and its Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments, which would not have had, and would not have, a Material Adverse Effect). Since October 31, 2009, subject to any applicable grace periods, the Company has been in and is in compliance with the applicable provisions of the Sarbanes-Oxley Act and the applicable rules and regulations of NASDAQ, except for any such noncompliance that would not constitute a Material Adverse Effect.

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated Subsidiaries as of October 31, 2012, including the notes thereto (the “2012 Balance Sheet”), neither the Company nor any Subsidiary of the Company has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred (i) in the ordinary course of business consistent, in all material respects, with past practice since October 31, 2012 or (ii) in connection with this Agreement and the Merger, which, in each case, would not have a Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(d) The Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

(e) The Company has made available to Parent all comment letters received by the Company from the SEC or the staff thereof since October 31, 2009, and all responses to such comment letters filed by or on behalf of the Company.

(f) To the Company’s Knowledge, each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act since October 31, 2009.

(g) The Company has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to any Company SEC Report. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents. As used in this Section 3.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(h) The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(i) Since October 31, 2009, neither the Company nor any Subsidiary of the Company nor, to the Company’s Knowledge, any director, officer, employee or Representative of the Company or any Subsidiary of the Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Subsidiary of the Company has engaged in questionable accounting or auditing practices. No attorney representing the Company or any Subsidiary of the Company, whether or not employed by the Company or any Subsidiary of the Company, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or Representatives to the Company Board or any committee thereof or to any director or officer of the Company. Since October 31, 2009, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(j) Since October 31, 2009, to the Knowledge of the Company, (i) no employee of the Company or any Subsidiary of the Company has provided or is providing information to any Governmental Authority regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law; and (ii) neither the Company nor any Subsidiary of the Company nor any officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Subsidiary of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

SECTION 3.08 Absence of Certain Changes or Events. From October 31, 2012 through the date of this Agreement, (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent, in all material respects, with past practice, (b) there has not been any Material Adverse Effect, and (c) none of the Company or any Subsidiary of the Company has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01.

SECTION 3.09 Absence of Litigation. There is no litigation, suit, claim, charge, action, proceeding or investigation (“Action”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, before any Governmental Authority, except as would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority or any Order of any Governmental Authority, except as would not have a Material Adverse Effect.

SECTION 3.10 Employee Benefit Plans. (a) Section 3.10(a) of the Company Disclosure Schedule lists (i) all material compensation, benefit, fringe benefit and other plans, programs, arrangements or agreements (A) to which the Company or any Subsidiary of the Company is a party, (B) with respect to which the Company or any Subsidiary of the Company has any obligation or (C) that are maintained, contributed to or sponsored by the Company or any Subsidiary of the Company for the benefit of any current or former officers, employees, directors and independent contractors (collectively, “Service Providers”), and (ii) all contracts, arrangements or understandings between the Company or any Subsidiary of the Company and any current or former Service Provider that provide for compensation or benefits, or the acceleration of the vesting or payment of compensation or benefits, to any current or former Service Provider arising from or related to the Transactions, in whole or in part (collectively, the “Plans”). Section 3.10(a) of the Company Disclosure Schedule also separately lists all employee benefit plans for which the Company or any Subsidiary of the Company could incur liability under Section 4069 or 4212(c) of the Employee Retirement Income Security Act of 1974 (“ERISA”).

(b) Each Plan is in writing and the Company has furnished to Parent a complete and accurate copy of each Plan. In addition, the Company has furnished to Parent a complete and accurate copy of each document prepared in connection with each Plan, including a copy of (if applicable) (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recently filed IRS Forms 5500, (iv) the most recently received IRS determination letter and (v) the three (3) most recently prepared actuarial reports and financial statements in connection with each such Plan.

(c) All material contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates.

(d) With respect to each Plan, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any material liability under the terms of such Plan or under applicable Law.

(e) None of the Plans other than the Amended and Restated Stewart Enterprises, Inc. Retention Plan (the “Retention Plan”) provides for or promises medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Providers following termination of employment or service with the Company and its Subsidiaries (other than coverage mandated by applicable Law). Neither the Company nor any current or former ERISA Affiliate has maintained, established, sponsored, participated in or contributed to any employee benefit plan that is a Multiemployer Plan or a Multiple Employer Plan other than the Puerto Rico Union Pension Plan.

(f) (i) Each document prepared in connection with a Plan materially complies with applicable Law and each Plan has been materially operated in accordance with its terms and applicable Law, (ii) the Company and its Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation by any party to, any Plan and (iii) no material Action is pending or, to the Knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course).

(g) For each Plan that is intended to be qualified under Section 401(a) of the Code, the Company has timely received a favorable determination letter from the IRS relating to the most recently completed IRS qualification cycle applicable to such Plan.

(h) Neither the Company nor any Subsidiary of the Company has incurred any liability under, arising out of or by operation of Title IV of ERISA and no fact or event exists that could result in the incurrence by the Company or any Subsidiary of the Company of such liability.

(i) Each Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended to comply and has been operated in compliance with, and the Company and its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code, in each case in all material respects. The Company’s federal income Tax Return is not under examination by the IRS with respect to nonqualified deferred compensation. The Company has not maintained, sponsored, been a party to, participated in, or contributed to any plan, agreement or arrangement subject to Section 457A of the Code.

(j) Neither the execution of this Agreement nor the consummation of the Transactions shall (either alone or in connection with the termination of employment or service of any Service Providers of the Company or any of its Subsidiaries following, or in connection with, the Transactions): (i) entitle any current or former Service Provider of the Company or any Subsidiaries of the Company to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment or service with the Company or any Subsidiary of the Company; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Plans to any current or former Service Providers of the Company or any Subsidiary of the Company or (iii) limit or restrict the right of the Company or any Subsidiary of the Company or, after the consummation of the Transactions, Parent, to merge, amend or terminate any of the Plans. None of the Plans in effect immediately prior to the Closing would give rise, either separately or in the aggregate (including, without limitation, as a result of this Agreement or the Transactions), in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

SECTION 3.11 Labor and Employment Matters. (a) (i) There are no material controversies pending or, to the Knowledge of the Company, threatened between the Company or any Subsidiary of the Company, on the one hand, and any of their respective employees, on the other hand; (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the Knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any Subsidiary of the Company has materially breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no material grievances outstanding against the Company or any Subsidiary of the Company under any such agreement or contract; (iv) there are no material unfair labor practice complaints pending against the Company or any Subsidiary of the Company before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Subsidiary of the Company; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary of the Company. The consent of the labor unions which are a party to the collective bargaining agreements listed in Section 3.11 of the Company Disclosure Schedule is not required to consummate the Transactions except as would not have a Material Adverse Effect.

(b) The Company and its Subsidiaries are in material compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary of the Company and are not liable for any material arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. Except where failure to do so would not have a Material Adverse Effect, the Company and its Subsidiaries have paid in full to all employees, or adequately accrued for in accordance with GAAP consistently applied, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and except as would not have a Material Adverse Effect, there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or to the Company’s Knowledge threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company is a party to, or otherwise bound by, any material consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no Action with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or to the Company’s Knowledge threatened with respect to the Company, which would reasonably be expected to have a Material Adverse Effect. There is no material charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or to the Company’s Knowledge threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary of the Company has employed or employs any Person.

SECTION 3.12 Real Property; Title to Assets. (a) Section 3.12(a) of the Company Disclosure Schedule lists the real property currently owned by the Company or any Subsidiary of the Company. The real property currently owned by the Company or any Subsidiary of the Company (the “Owned Real Property”) (i) is owned free and clear of all Liens, except Permitted Liens, and (ii) is neither subject to any Order to be sold nor is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

(b) Section 3.12(b) of the Company Disclosure Schedule lists the real property currently leased or subleased by the Company or any Subsidiary of the Company (the “Leased Real Property” and any or all Leased Real Property and Owned Real Property, “Real Property”), with the facility identified, effective date, expiration date and information related to lease payments, renewal and contingent rents (the underlying leases related thereto, collectively, the “Lease Documents”). True, correct and complete copies of the Lease Documents requested by Parent have been made available to Parent. All such Lease Documents are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such Lease Documents, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Subsidiary of the Company or, to the Company’s Knowledge, by any other party thereto, or Person in the chain of title to such Leased Real Property.

(c) There are no contractual or legal restrictions that preclude or restrict in any material respect the ability to use any Real Property for the purposes for which it is currently being used and, to the Knowledge of Company, neither the Company nor any of its Subsidiaries has received notice of any prohibition of, or condition upon, the future development of undeveloped Real Property at any cemetery operated by the Company or any of its Subsidiaries for burial purposes. Except as would not have a Material Adverse Effect, there are no latent defects or adverse physical conditions affecting the Real Property, and improvements thereon, and all developed but unsold and undeveloped areas existing within the cemeteries operated by the Company and its Subsidiaries are useable for cemetery purposes (not limited to interment, and including landscaping areas for beautification, drainage, infrastructure or areas unusable for development due to the physical characteristics of the land), without material legal, environmental or physical restriction or impediment of any kind, except normally associated costs of cemetery preparation and development.

(d) Except as would not have a Material Adverse Effect, each of the Company and the Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except Permitted Liens.

SECTION 3.13 Intellectual Property. Except as would not have a Material Adverse Effect, (a) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company that the conduct of the business of the Company and its Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party; (b) with respect to each item of Intellectual Property owned by the Company or any Subsidiary of the Company and material to the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole (“Company Owned Intellectual Property”), the Company or a Subsidiary of the Company is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business; (c) with respect to each item of Intellectual Property licensed to the Company or a Subsidiary of the Company that is material to the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole (“Company Licensed Intellectual Property” and any or all Company Owned Intellectual Property and Company Licensed Intellectual Property, “Company Intellectual Property”), the Company or a Subsidiary of the Company has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property; (d) to the Knowledge of the Company, the Company Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part; (e) to the Knowledge of the Company, no Person is engaging in any activity that infringes upon the Company Owned Intellectual Property; (f) to the Knowledge of the Company, each license of the Company Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (g) to the Knowledge of the Company, no party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder; and (h) neither the execution of this Agreement nor the consummation of any of the Transactions shall adversely affect any of the Company’s material rights with respect to the Company Intellectual Property.

SECTION 3.14 Taxes. With respect to any Tax periods for which the statute of limitations has not expired (taking into account any extensions thereof) relating to paragraphs (a), (b) and (c) of this Section 3.14, (a) (i) All Tax Returns required to be filed by or with respect to the Company and its Subsidiaries have been timely filed (taking into account valid extensions); (ii) all Taxes required to be shown on such Tax Returns or otherwise due in respect of the Company and its Subsidiaries have been timely paid (except for such Taxes as are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP); (iii) all such Tax Returns are true, correct and complete in all material respects; (iv) no adjustment relating to such Tax Returns has been proposed in writing formally or informally by any Governmental Authority, and, to the Company’s Knowledge, no basis exists for any such adjustment; and (v) as of the date of this Agreement, there are no pending or, to the Company’s Knowledge, threatened Tax audits or examinations involving the Company or any Subsidiary of the Company, or Actions for the assessment or collection of Taxes against the Company or any of its Subsidiaries.

(b) (i) neither the Company nor any Subsidiary of the Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ii) the Company and its Subsidiaries have properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law;

(iii) the Company and its Subsidiaries are not doing business in or engaged in a trade or business in any jurisdiction in which required Tax Returns have not been filed, and no written notice or inquiry has been received from any jurisdiction in which Tax Returns have not been filed by the Company or any Subsidiary of the Company to the effect that the filing of unfiled Tax Returns may be required; (iv) neither the Company nor any Subsidiary of the Company is a party to any Tax-sharing or Tax allocation agreement or arrangement (whether formal or informal); (v) neither the Company nor any Subsidiary of the Company (A) has never been a member of an affiliated, combined, consolidated or unitary Tax group (other than a group of which the Company is the common parent) or (B) has liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise; (vi) neither the Company nor any Subsidiary of the Company has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(e) of the Code within the past five (5) years; and (vii) neither the Company nor any Subsidiary of the Company has participated in any “listed transaction” or “transaction of interest” as identified by published IRS guidance.

(c) (i) There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company or any Subsidiary of the Company may be subject; (ii) there are no proposed reassessments of any property owned by the Company or any Subsidiary of the Company; (iii) neither the Company nor any Subsidiary of the Company (A) has or is projected to have an amount includible in its income for the current taxable year under Section 951 of the Code, (B) has been a passive foreign investment company within the meaning of Section 1296 of the Code, (C) has an unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code or (D) has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code; (iv) neither the Company nor any Subsidiary of the Company has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any Subsidiary of the Company, and the IRS has not initiated or proposed any such adjustment or change in accounting method; (v) neither the Company nor any Subsidiary of the Company has (A) income reportable for income Tax purposes in a period ending after the Closing Date but attributable to a transaction (e.g., an installment sale) occurring in, or a change in accounting method made for, a period ending on or prior to the Closing Date that resulted in a deferred reporting of income from such transaction or from such change in accounting method, or (B) deferred gain or loss arising for Tax purposes out of any deferred intercompany transaction; and (vi) there are no Tax Liens on assets of the Company or any Subsidiary of the Company except as may be Permitted Liens.

SECTION 3.15 Environmental Matters. Except as would not have a Material Adverse Effect, (a) none of the Company nor any of its Subsidiaries is in violation of, or in the past three (3) years has violated, any Environmental Law; (b) none of the Real Property (including, without limitation, soils and surface and ground waters) is contaminated with any Hazardous Substance that requires any cleanup, remediation, removal, or remedial or corrective action under any Environmental Law; and (c) neither the Company nor any of its Subsidiaries is conducting or funding any cleanup, remediation, removal, or remedial or corrective action of any Hazardous Substance.

SECTION 3.16 Material Contracts. (a) Subsections (i) through (xviii) of Section 3.16(a) of the Company Disclosure Schedule list the following types of Contracts to which the Company or any Subsidiary of the Company is a party (such Contracts as are required to be set forth in Section 3.16(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)	each “material contract” (as such term is defined in Item 610(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii)

(A) each Contract (or group of related Contracts) that provides for, or pursuant to which the Company (together with its Subsidiaries) is reasonably likely to make or otherwise provide payments or consideration or other performance in an amount or value in excess of $1,000,000 annually (other than any Plan) and (B) each Contract (or group of related Contracts) that provides for, or pursuant to which the Company (together with its Subsidiaries) is reasonably likely to receive an amount or value in excess of $1,000,000 annually;

(iii)	any Contract entered into for the future acquisition of securities or any material portion of the assets of any other Person;

(iv)	(A) any requirements or take-or-pay Contracts or (B) Contracts containing any provision providing for an “earn out”, contingent purchase price or similar contingent payment obligation in excess of $100,000 annually on the part of the Company or any Subsidiary of the Company;

(v)	all joint venture, partnership or other Contracts outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities by the Company or any Subsidiary of the Company with any third party;

(vi)	all management and consultant Contracts (excluding Contracts for employment), including any such Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary of the Company or income or revenues related to any product of the Company or any Subsidiary of the Company to which the Company or any Subsidiary of the Company is a party where the amount payable is in excess of $250,000 annually or $1,000,000 in the aggregate over the remaining term of the Contract;

(vii)	all Contracts under which the Company or any of its Subsidiaries has granted or received the right to use any Company Intellectual Property (other than licenses for readily available commercial software), including any Contract pursuant to which any Person is authorized to use or has an ownership or security interest in any Company Intellectual Property;

(viii)	(A) (I) any material Contract evidencing a capitalized lease obligation or otherwise relating to Indebtedness of the Company or any of its Subsidiaries or (II) relating to any direct or indirect guaranty, support, indemnification, assumption, endorsement, or similar commitment by the Company or any of its Subsidiaries with respect to obligations, liabilities or Indebtedness of any other Person, and (B) any Hedging Agreement;

(ix)	all material Contracts with any Governmental Authority to which the Company or any Subsidiary of the Company is a party;

(x)	all material Contracts that limit, or purport to limit, the ability of the Company or any Subsidiary of the Company to: (A) sell any products or services of or to any other Person, (B) engage in any line of business or (C) compete with or obtain products or services from any other Person or limit the ability of any Person to provide products or services to the Company or any of its Subsidiaries, in each case, in any geographic area or during any period of time;

(xi)	all material Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, director, officer, employee or holder of more than 5% of the Company Common Stock (or any of their respective Affiliates), on the other hand, other than (A) Contracts between the Company and any of its wholly-owned Subsidiaries, (B) Contracts among wholly-owned Subsidiaries of the Company and (C) Plans;

(xii)	all material Contracts relating to the future disposition of any business or portion thereof (whether by merger, sale of stock, sale of assets, grant of right to acquire, use, access or otherwise), any product line, product group, or product offering or, except for the sale of inventory in the ordinary course of business, any material amount of assets of the Company or any Subsidiary of the Company;

(xiii)	all cemetery development projects or capital expenditures in excess of $1,000,000 annually;

(xiv)	(A) a sample form of trust agreement (or similar Contract) generally utilized by the Company related to (i) cemetery merchandise and services, (ii) cemetery care or (iii) prearranged funerals (in each case, and any executed version that differs materially from the form) and (B) any material management or sales Contract with respect to management of sales of any cemetery;

(xv)	all other Contracts (or groups of related Contracts) not made in the ordinary course of business involving payments to or from the Company or any Subsidiary of the Company in excess of $1,000,000;

(xvi)	all material Contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Subsidiary of the Company that relates to the Company, any Subsidiary of the Company or their respective businesses;

(xvii)	all employment or consulting Contracts providing for annual base salary or remuneration in excess of $200,000; and

(xviii)	any other Contract (or group of related Contracts), whether or not made in the ordinary course of business, which is material to the Company and its Subsidiaries, taken together, or the conduct of their respective businesses, or the absence of which would have a Material Adverse Effect.

(b) Except as would not have a Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement, subject to the Bankruptcy Exceptions, and the Company and its Subsidiaries are not in default under any Material Contract by its terms and no Material Contract has been canceled by the other party; (ii) to the Company’s Knowledge, no other party is in breach or violation of, or default under, any Material Contract; (iii) the Company and its Subsidiaries have not received any claim of default under any such agreement; and (iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the rights of the Company or any Subsidiary of the Company under any Material Contract other than the Credit Documents, Company Warrants and related Confirmations and the Senior Convertible Notes Hedges. To the extent requested by Parent, the Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

SECTION 3.17 Investments. (a) All funds received by the Company or any of its Subsidiaries in connection with funeral or cemetery preneed agreements or for undelivered funeral or cemetery merchandise and services (“Preneed Agreements”), as well as all funds designated for endowment or perpetual care have been, in all material respects, deposited on a timely basis in appropriate accounts and administered and reported in all material respects (i) in accordance with the terms of agreements with the purchasers and (ii) as required by applicable Law. On an aggregate basis, the principal and interest earnings of the accounts, trusts or other deposits held pursuant to Preneed Agreements is equal to or greater than the cost of performing such Preneed Agreements.

(b) The Company and its Subsidiaries, and any preneed funeral trust, cemetery care trust, cemetery merchandise and services trust or similar entity established by the Company or any such Subsidiary, have, in all material respects, good and marketable title to all securities and other investments (collectively, the “Investments”) owned by the Company and its Subsidiaries and any such trust or similar entity established by the Company or any such Subsidiary.

(c) As of the date of this Agreement, (i) none of the Investments is in material default except for those which have been identified as such and whose value has been written down to take such default into account, (ii) all Investments held in any trust or similar entity are in compliance with industry regulatory standards in all material respects and are owned and administered in accordance with standards such that the Investments, collectively, are prudent taking into account the needs of the Investments’ beneficiaries, the need to preserve the corpus of such trust or similar entity and the amount and regularity of income produced by the Investments, and (iii) Section 3.17(c) of the Company Disclosure Schedule sets forth a list, by category, of the amount of each type of Investment owned by the Company and its Subsidiaries.

SECTION 3.18 Preneed Insurance. Since October 31, 2009, the Company has exclusively used the insurance companies set forth in Section 3.18 of the Company Disclosure Schedule to provide insurance products sold in connection with preneed contracts. The Company owns no insurance subsidiaries or captive insurance company.

SECTION 3.19 Insurance. The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). Section 3.19 of the Company Disclosure Schedule sets forth a list of all material insurance policies for which the Company or any of its Subsidiaries are named insureds. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid, and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Company has no Knowledge of any threatened early termination of, or material premium increase with respect to, any of such policies.

SECTION 3.20 Past Business Practices. Except as would not have a Material Adverse Effect, (i) since October 31, 2009, the business and services provided by the Company and its Subsidiaries have been conducted and rendered in a professional and competent manner consistent with prevailing standards, practices and customs of the death care industry at the time the services were rendered, (ii) the Company and its Subsidiaries have properly maintained, and at the Closing will have in their possession, detailed records describing each burial in each cemetery operated by the Company and its Subsidiaries, showing the date of burial, the name of the person buried and the exact location of such burial, and (iii) burial spaces in the cemeteries owned by the Company and its Subsidiaries are properly mapped and platted and of sufficient size to accommodate a standard burial without encroachment into neighboring burial spaces.

SECTION 3.21 Board Approval; Vote Required; Takeover Laws. (a) As of the date of this Agreement and, subject to Section 6.04, as of the Closing, the Company Board (based on the unanimous recommendation of the Special Committee), by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its shareholders, (ii) approved and declared advisable this Agreement and the Transactions and (iii) recommended the approval of this Agreement by the shareholders of the Company and directed that this Agreement and the Transactions be submitted for consideration by the Company’s shareholders at the Company Shareholders’ Meeting to be called pursuant to Section 6.02.

(b) The only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the Transactions is the affirmative vote of the holders of at least two-thirds (2/3) of the voting power present at the Company Shareholders’ Meeting in favor of the approval of this Agreement (the “Company Shareholder Approval”).

(c) Assuming the accuracy of Parent’s and Merger Sub’s representations that, prior to the time the Company Board approved this Agreement, the Voting Agreement and transactions contemplated hereby and thereby, neither was, nor was an “affiliate” of, an “interested shareholder,” as those terms are defined for purposes of LBCL Sections 132-134, the Company has taken all action necessary to exempt this Agreement and the Transactions from Sections 132–134 and Sections 135–140.2 of the LBCL, and, except for Sections 92(G) and 130–130.2 of the LBCL, no other antitakeover, “control share acquisition”, “business combination”, “fair price”, “moratorium” or other similar Law enacted under Louisiana Law (any such Law, including Sections 132–134 and Sections 135–140.2 of the LBCL, a “Takeover Law”) applies to this Agreement or the Transactions. The Company does not have in effect any stockholder rights plan, “poison pill” or similar plan or arrangement.

SECTION 3.22 Affiliate Transactions. As of the date of this Agreement, no event has occurred and no relationship exists that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K (any such event or relationship, an “Affiliate Transaction”).

SECTION 3.23 Opinion of Financial Advisor. The Special Committee has received the opinion of Goldman, Sachs & Co., dated the date of this Agreement and which has not been amended or modified as of the date hereof, to the effect that, as of the date of this Agreement and subject to the limitations, qualifications and assumptions set forth in such opinion, the $13.25 in cash to be paid to the holders of Class A Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders, a copy of which opinion will be delivered to Parent for informational purposes only promptly after the date of this Agreement.

SECTION 3.24 Brokers. No broker, finder or investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company, except as may arise after the date of this Agreement pursuant to the Company’s engagement letter with Goldman, Sachs & Co., in the event of an actual or potential conflict of interest. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Goldman, Sachs & Co., pursuant to which such firm would be entitled to any payment relating to the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 4.01 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations under this Agreement.

SECTION 4.02 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings or shareholder approvals on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the LBCL and DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy Exceptions.

SECTION 4.03 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or breach any provision of the Governing Documents of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in Section 4.03(b) have been made, conflict with or violate any applicable Law or Order, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any property or asset of Parent or Merger Sub pursuant to any material Contract to which Parent or Merger Sub is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent and Merger Sub from performing their obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, the HSR Act, any filings required to be made with NYSE or NASDAQ and the filing and recordation of appropriate merger documents as required by the LBCL and DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.

(c) As of the date hereof, none of Parent, Merger Sub or any of their respective Affiliates is a party to any Contract (other than this Agreement and the Voting Agreement) with FBS, or to the knowledge of Parent, any of his Affiliates or associates (as defined in Exchange Act Rule 12b-2) or immediate family members (as defined in SEC Regulation S-K Item 404), or any other Person at the request of FBS or at the request of any Person known by Parent to be acting at the direction of FBS.

(d) Assuming the accuracy of the representations and warranties of the Company set forth in Section 3.03, not more than 29.99% of the combined voting power of the shares of Class A and Class B Common Stock are subject to the Voting Agreement.

SECTION 4.04 Financing. (a) Parent has provided the Company with a true and complete (except as otherwise described below) copy of the fully executed commitment letter (the “Financing Letter”), dated as of the date hereof, by and among the parties named therein (collectively, and together with any exhibits, schedules, annexes and amendments thereto in effect as of the date hereof, the “Financing Commitments,” and the lenders party thereto, the “Financing Sources”), pursuant to which the Financing Sources have agreed, subject to and on the terms and conditions set forth therein, to lend or otherwise provide the principal amount of indebtedness set forth therein (the “Financing”) to the parties specified therein to, together with the cash on hand at Parent, (i) finance the payment of the aggregate Merger Consideration, (ii) refinance (the “Proposed Refinancing”) the indebtedness of the Company and its Subsidiaries listed on Schedule 4.04 (the “Scheduled Indebtedness”) and (iii) finance the payment of fees, expenses, accrued interest and premiums, as applicable, related to the provision of the Financing, including the Proposed Refinancing. Other than as expressly set forth in the Financing Commitments, there are no side letters or other agreements, Contracts, understandings or arrangements relating to (or that could affect the availability of) the Financing to which Parent or Merger Sub or any of their Affiliates is a party (except for customary non-disclosure agreements, fee letters and engagement letters, true and complete copies of which fee letters have been provided to the Company, with fees, economic terms and other customary provisions redacted, none of which would adversely affect the aggregate amount, conditionality or availability of the Financing or contain any conditions precedent to the Financing).

(b) Except as set forth in the Financing Letter, there are no conditions precedent to the obligations of the Financing Sources to make the full amount of the Financing available to the parties specified therein on the terms contained therein.

(c) Subject to the accuracy of the representations and warranties of the Company set forth in Article III such that the closing condition in Section 7.02(a) would be met and the compliance by the Company of its covenants in Section 6.08, upon funding of the Financing in accordance with the Financing Commitments, Parent and Merger Sub will, together with the cash on hand at Parent, have funds sufficient to pay in full the aggregate Merger Consideration, effect the Proposed Refinancing and pay in full all other amounts (including all fees and expenses) required to be paid by Parent or Merger Sub under this Agreement.

(d) As of the date of this Agreement: (i) the Financing Letter is in full force and effect and constitutes a valid, binding and enforceable obligation of Parent, Merger Sub and, to Parent’s and Merger Sub’s knowledge, each of the other parties thereto (subject, in each case, to the Bankruptcy Exceptions); (ii) no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach or an incurable failure to satisfy a condition precedent on the part of Parent, Merger Sub or, to the knowledge of Parent, any of the other parties to the Financing Letter, under the Financing Commitments; (iii) subject to the accuracy of the representations and warranties of the Company set forth in Article III such that the closing condition in Section 7.02(a) would be met and the compliance by the Company of its covenants in Section 6.08, there is no fact or occurrence existing that would reasonably be expected to (A) result in any of the conditions in the Financing Letter not being satisfied or (B) otherwise result in the Financing not being available to Parent and Merger Sub on the Closing Date and (iv) the Financing Letter has not been modified, amended or altered since executed copies thereof were delivered to the Company and the commitments contained in the Financing Letter have not been withdrawn or rescinded in any respect.

SECTION 4.05 Brokers. No broker, finder or investment banker (other than J.P. Morgan Securities LLC) is entitled to any brokerage or finder’s fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 4.06 Affiliate and Interested Shareholder. Prior to the time the Company Board approves this Agreement, the Voting Agreement and transactions contemplated hereby and thereby, neither Parent nor Merger Sub was itself, nor was an “affiliate” of, an “interested shareholder,” as those terms are defined for the purposes of LBCL Sections 132-134.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and termination of this Agreement, except as set forth in Section 5.01 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed:

(i)	the businesses of the Company and its Subsidiaries, taken as a whole, shall be conducted only in, and the Company and its Subsidiaries, taken as a whole, shall not take any action except in, the ordinary course of business and in a manner consistent in all materials respects with past practice; and

(ii)	the Company and its Subsidiaries, taken as a whole, shall use reasonable best efforts to preserve substantially intact their business organization, to keep available the services of the current officers and key employees, to maintain and preserve their current relationships and goodwill with material customers, suppliers, distributors, contractors, creditors and other Persons with which they have significant business relations, to use reasonable best efforts to maintain and keep their material properties and assets in good repair and condition as at present and to take no action that would in any material respect adversely affect or delay the ability of either Parent or the Company to obtain any necessary approvals of any Governmental Authority required for the consummation of the Transactions.

By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, and except as required by Law, between the date of this Agreement and the earlier of the Effective Time and termination of this

Agreement, neither the Company nor any Subsidiary shall, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) amend, modify, otherwise change or rescind any Governing Document of the Company or any Subsidiary of the Company or any of the Credit Documents, Company Warrants and related Confirmations or Hedging Agreements, including the Senior Convertible Notes Hedges;

(b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) except pursuant to awards outstanding as of the date hereof under Company Equity Plans, the ESPP (in accordance with Section 2.06) and pursuant to the Senior Convertible Notes and Company Warrants and related Confirmations, any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Subsidiary or (ii) except for the sale of inventory in the ordinary course of business, any material assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent in all material respects with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary of the Company to the Company or any other direct or indirect wholly owned Subsidiary of the Company and regular quarterly dividends on Shares declared in cash at times consistent with past practice in an aggregate amount not in excess of $0.045 per Share per quarter;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock, except forfeitures of Company Stock Options and Company Restricted Stock, Shares withheld with respect to Taxes upon exercise of Company Stock Options and vesting of Company Restricted Stock and except pursuant to the Senior Convertible Notes Hedges;

(e) (i) (A) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or (B) acquire any material amount of assets except in the ordinary course of business; (ii) incur any Indebtedness except in the ordinary course of business and consistent in all material respects with past practice; (iii) make any material loans, advances out of the ordinary course of business, or capital contributions to, or investments in, any Person in excess of $250,000, other than to a Subsidiary and other than advances under indemnification obligations to directors and officers, (iv) authorize, or make any commitment with respect to, any single capital expenditure (including inventory development) which is in excess of $1,000,000 or capital expenditures (including inventory development) which are, in the aggregate, in excess of $30,000,000 for the Company and its Subsidiaries taken as a whole; or (v) enter into, amend, modify or terminate any Contract with respect to any matter set forth in this Section 5.01(e);

(f) (i) hire any additional regular full-time employees other than seasonal employees, except to fill current vacancies or vacancies (other than those vacancies held by executive officers) arising after the date of this Agreement due to the termination of an employee’s employment (it being understood that employees as of the date hereof may be promoted to fill positions other than executive officer positions vacated as of the date hereof), (ii) increase the compensation payable or to become payable or the benefits provided to its Service Providers, except for increases required pursuant to any Contract or Plan existing as of the date hereof or in the ordinary course of business and consistent in all material respects with past practice, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any Service Provider of the Company or of any Subsidiary of the Company, other than as required pursuant to any Contract or Plan existing as of the date hereof or in the ordinary course of business and consistent with past practice, (iv) establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, policy or arrangement for the benefit of any Service Provider of the Company or its Subsidiaries, or (v) grant any equity or equity-based award to any Service Provider of the Company or its Subsidiaries;

(g) take any action, other than reasonable actions in the ordinary course of business and consistent in all material respects with past practice, with respect to accounting policies or procedures except as is required by GAAP or in Regulation S-X of the Exchange Act, as agreed by the Company’s independent public accountants;

(h) make, revoke or change any Tax election, adopt or change any method of Tax accounting, file any amended Tax Return, file any claim for any Tax refund, settle or compromise any liability with respect to Taxes of the Company or any Subsidiary of the Company in an amount greater than $1,000,000 or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(i) pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent in all material respects with past practice, of liabilities reflected or reserved against in the 2012 Balance Sheet or subsequently incurred in the ordinary course of business and consistent in all material respects with past practice or incurred pursuant to a Plan in existence as of the date hereof and other than the payment of fees and expenses in connection with the Transactions;

(j) other than in the ordinary course of business and consistent in all material respects with past practice, enter into any Contract that would constitute a Material Contract, or amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any Subsidiary’s material rights thereunder;

(k) other than in the ordinary course of business and consistent in all material respects with past practice, commence or settle any Action involving or against the Company or any Subsidiary of the Company or any directors, officers or employees thereof, other than (i) settlements of claims for which the Company or any Subsidiary is insured, provided the Company’s contribution to such settlement is the amount of the Company’s self-insured retention or less regardless of the amount of the settlement; and (ii) settlements of claims for which the Company is self-insured or has no insurance provided the amount of the Company’s contribution to each such settlement is $150,000 or less;

(l) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act; or

(m) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Proxy Statement. (a) Each of the Company and Parent shall cooperate with each other in the preparation of the Proxy Statement and any amendment or supplement to the Proxy Statement. As promptly as practicable after the execution of this Agreement, and in any event within thirty (30) days following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary proxy statement to be sent to the shareholders of the Company relating to the Company Shareholders’ Meeting (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”); provided, however, that the Company shall furnish such preliminary Proxy Statement to Parent and give Parent and its legal counsel a reasonable opportunity to review such preliminary Proxy Statement prior to filing with the SEC and shall consider in good faith all reasonable additions, deletions or changes suggested by Parent in connection therewith. The Company shall notify Parent of the receipt of any comments of the SEC staff with respect to the preliminary Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent as promptly as reasonably practicable, copies of all written correspondence between the Company or any Representative of the Company and the SEC with respect to the Proxy Statement. If comments are received from the SEC staff with respect to the preliminary Proxy Statement, the Company shall respond as promptly as reasonably practicable to the comments of the SEC. The Company shall provide Parent and its legal counsel with a reasonable opportunity to review and comment on any proposed response to any comment of the SEC staff and any amendment or supplement to each of the preliminary and the definitive Proxy Statement prior to filing with the SEC and shall consider in good faith all reasonable additions, deletions or changes suggested by Parent in connection therewith. Parent and Merger Sub shall promptly provide the Company with such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC staff. Promptly after all the comments received from the SEC have been cleared by the SEC staff, or promptly following confirmation from the SEC staff that they will not be commenting thereon, the Company shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be disseminated (including by electronic delivery if permitted) as promptly as reasonably practicable, to its shareholders of record, as of the record date established by the Company Board. Each of the parties shall correct promptly any information provided by it to be used specifically in the Proxy Statement that constitutes an untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the shareholders of the Company, in each case to the extent required by applicable Law.

(b) Except as provided in Section 6.04(d) and Section 6.04(e), the Company covenants that (i) the Proxy Statement shall include the recommendation of the Company Board to the shareholders of the Company in favor of the approval of this Agreement and approval of the Merger (the “Company Recommendation”) and (ii) none of the Company Board or any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation.

(c) Each of the Company and Parent shall ensure that the information supplied by the Company or Parent, as applicable, for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is filed with the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company, and (iii) the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall ensure that the documents that the Company is responsible for filing with the SEC in connection with the Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

SECTION 6.02 Company Shareholders’ Meeting. The Company, acting through the Company Board, shall, in accordance with applicable Law and the Company Governing Documents, as promptly as practicable after all the comments received from the SEC, if any, on the preliminary Proxy Statement have been cleared by the SEC staff or promptly following confirmation from the SEC staff that they will not be commenting thereon, (i) duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”) (and in any event no later than twenty (20) Business Days after the dissemination of the Proxy Statement to the Company’s shareholders) for the purpose of considering and taking action on this Agreement and the Merger and (ii) use reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and approval of the Merger; provided, however, that the Company Board need not comply with the foregoing clause (ii) if the Company Board has effected an Adverse Recommendation Change in accordance with Section 6.04(d) or Section 6.04(e). Neither the commencement, disclosure, announcement or submission to the Company of any Competing Transaction (whether or not a Superior Proposal), nor any furnishing of information, discussions or negotiations with respect thereto, nor any decision or action by the Company Board to effect an Adverse Recommendation Change shall give the Company any right to delay, defer or adjourn the Company Shareholders’ Meeting. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Shareholders’ Meeting to the extent the Company determines any supplement or amendment to the Proxy Statement is required by Law to be provided to the Company’s shareholders or, if as of the time of the Company Shareholders’ Meeting, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting; provided, however, that no adjournment may be to a date on or after three (3) Business Days prior to the Outside Date.

SECTION 6.03 Access to Information; Confidentiality. (a) During the period from the date of this Agreement through the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.01, upon reasonable notice, the Company shall and shall cause each of its Subsidiaries to (i) afford Parent and its authorized directors, officers, employees, potential Financing Sources and Representatives reasonable access to the business, properties, assets, employees, officers, Contracts, books and records of the Company and its Subsidiaries; and (ii) furnish to Parent and its authorized directors, officers, employees, potential Financing Sources and Representatives such additional financial and operating data and other information regarding the Company and its Subsidiaries (or copies thereof) as Parent may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at Parent’s expense, during normal business hours, under the supervision of a director, officer, employee or Representative of the Company and in such a manner as not to interfere with the normal operations of the Company and its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries shall not be required to provide, or cause to be provided, any such access or disclose any such information to Parent or its authorized directors, officers, employees, potential Financing Sources or Representatives if such disclosure would, in the Company’s reasonable discretion, (x) jeopardize any attorney-client or other legal privilege; or (y) contravene any applicable Law, Order, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to Parent under this Section 6.03(a) as “Antitrust Counsel Only Material”. Such materials and the information contained therein shall be given only to Parent’s outside antitrust counsel or a designated in house counsel of Parent approved by the Company and will not be disclosed by such outside counsel or in-house counsel to directors, officers, other employees, potential Financing Sources or Representatives of Parent unless express permission is obtained in advance from the Company or its outside legal counsel.

(b) All information obtained by Parent pursuant to this Section 6.03 shall be kept confidential in accordance with the Confidentiality and Standstill Agreement, dated February 18, 2013, as amended May 8, 2013 (the “Confidentiality Agreement”), between Parent and the Company.

SECTION 6.04 No Solicitation of Transactions. (a) Except as expressly permitted by this Section 6.04, the Company shall, and shall cause each of its Subsidiaries and its and their respective officers, directors and employees to, and shall direct and use reasonable best efforts to cause any agents, financial advisors, investment bankers, attorneys, accountants, auditors and other representatives (collectively, “Representatives”) of the Company or any of its Subsidiaries to: (i) immediately cease any ongoing solicitation, knowing encouragement, discussions or negotiations with any Person that may be ongoing with respect to a Competing Transaction, and promptly (A) instruct (to the extent it has contractual authority to do so and has not already done so prior to the date of this Agreement) or otherwise request, any Person that has executed a confidentiality or nondisclosure agreement within the 36-month period prior to the date of this Agreement in connection with any actual or potential Competing Transaction to return or destroy all such information or documents or material incorporating confidential information in the possession of such Person or its Representatives and (B) cause any physical or virtual data room to no longer be accessible to or by any Person other than Parent or its Affiliates and Representatives; and (ii) until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.01, not, directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing nonpublic information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Competing Transaction, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any nonpublic information in connection with or for the purpose of encouraging or facilitating, a Competing Transaction (other than, solely in response to an unsolicited inquiry, to refer the inquiring Person to this Section 6.04 and to limit its conversation or other communication exclusively to such referral), or (C) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Competing Transaction. Except to the extent necessary to take any actions that the Company or any third party would otherwise be permitted to take pursuant to this Section 6.04 (and in such case only in accordance with the terms hereof), (i) the Company and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, (x) any standstill provision in any agreement to which the Company or any of its Subsidiaries is a party or (y) any confidentiality provision in any agreement to which the Company or any of its Subsidiaries is a party other than, with respect to this clause (y), any waiver, amendment, modification or permission under a confidentiality provision that does not, and would not be reasonably likely to, facilitate, encourage or relate in any way to a Competing Transaction or a potential Competing Transaction (ii) the Company shall, and shall cause its Subsidiaries to, enforce the confidentiality and standstill provisions of any such agreement, and (iii) the Company shall, and shall cause its Subsidiaries to, immediately take all steps within their power necessary to terminate any waiver that may have been heretofore granted, to any Person other than Parent or any of Parent’s Affiliates or Representatives, under any such provisions.

(b) Notwithstanding anything to the contrary contained in Section 6.04(a), if at any time from and after the date of this Agreement and prior to obtaining the Company Shareholder Approval, the Company, directly or indirectly receives a bona fide, written Competing Transaction from any Person that did not result from a breach of this Section 6.04, and if the Company Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, that such Competing Transaction constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company may, directly or indirectly, (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including nonpublic information) with respect to the Company and its Subsidiaries, and afford access to the business, properties, assets, employees, officers, Contracts, books and records of the Company and its Subsidiaries, to the Person who has made such Competing Transaction and its Representatives and potential Financing Sources; provided, however, that the Company shall substantially concurrently with the delivery to such Person provide to Parent any nonpublic information concerning the Company or any of its Subsidiaries that is provided or made available to such Person, its Representatives and/or its potential Financing Sources unless such nonpublic information has been previously provided or made available to Parent, and (ii) engage in or otherwise participate in discussions or negotiations with the Person making such Competing Transaction and its Representatives and potential Financing Sources regarding such Competing Transaction. For purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable to the Company in any material respect than those contained in the Confidentiality Agreement (including standstill restrictions), provided that such confidentiality agreement (x) shall not prohibit compliance by the Company with any of the provisions of this Section 6.04 and (y) may contain a less restrictive standstill restriction or no standstill restriction, in which case the Confidentiality Agreement shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable.

(c) The Company shall promptly (and in no event later than forty-eight (48) hours after receipt) notify, orally and in writing, Parent after receipt by the Company, any of its Affiliates or any of their respective Representatives of any Competing Transaction, including of the identity of the Person making the Competing Transaction and the material terms and conditions thereof, and shall promptly (and in no event later than forty-eight (48) hours after receipt) provide copies to Parent of any written proposals, indications of interest, and draft agreements relating to such Competing Transaction. The Company shall keep Parent reasonably informed, on a current basis, as to the status of (including changes to any material terms of, and any other material developments with respect to) such Competing Transaction (including by promptly (and in no event later than forty-eight (48) hours after receipt) providing to Parent copies of any additional or revised written proposals, indications of interest, or draft agreements relating to such Competing Transaction). The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 6.04.

(d) Except as expressly permitted by this Section 6.04(d) or Section 6.04(e), the Company Board shall not (i) (A) fail to include the Company Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (other than as provided in Section 6.04(f)) or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to shareholders of the Company a Competing Transaction (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement, commitment or agreement in principle with respect to any Competing Transaction (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.04(b)). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Shareholder Approval is obtained, the Company Board may (x) make an Adverse Recommendation Change or (y) terminate this Agreement in accordance with Section 8.01(d)(ii) in order to enter into a binding written agreement with respect to such Superior Proposal (a “Superior Proposal Agreement”), in each case if, after receiving a bona fide Competing Transaction, the Company Board has determined in good faith, after consultation with its outside financial advisor and outside legal counsel, that (I) such Competing Transaction constitutes a Superior Proposal and (II) in light of such Competing Transaction, the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that, prior to taking the action set forth in clause (x) or (y) above, as applicable, (1) the Company has given Parent at least three (3) Business Days’ prior written notice (a “Adverse Recommendation Change Notice”) of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal) and has contemporaneously provided to Parent a copy of the Superior Proposal, a copy of any proposed transaction agreements with the Person making such Superior Proposal and, to the extent available to the Company, a copy of any financing commitments relating thereto (or, if not provided in writing to the Company, a written summary of the material terms thereof), (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the Company Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its financial advisor and outside legal counsel, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal if the revisions proposed by Parent were to be given effect, and (4) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above of this proviso and a new notice period under clause (1) of this proviso shall commence (except that the three (3) Business Day period notice period referred to in clause (1) above of this proviso shall instead be equal to the longer of (I) two (2) Business Days and (II) the period remaining under the notice period under clause (1) of this proviso immediately prior to the delivery of such additional notice under this clause (4)) during which time the Company shall be required to comply with the requirements of this Section 6.04(d) anew with respect to such additional notice, including clauses (1) through (4) above of this proviso.

(e) Notwithstanding anything to the contrary contained in this Section 6.04, at any time prior to obtaining the Company Shareholder Approval, in response to an Intervening Event, the Company Board may make an Adverse Recommendation Change if the Company Board determines in its good faith judgment (after having received the advice of its financial advisor and outside legal counsel) that, in light of such Intervening Event, the failure of the Company Board to make an Adverse Recommendation Change would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided that the Company shall not be entitled to exercise its right to make an Adverse Recommendation Change pursuant to this Section 6.04(e) unless:

(i)	the Company has provided written notice to Parent (a “Notice of Intervening Event”) advising Parent that an Intervening Event has occurred, describing in reasonable detail the applicable material fact, event, change, development or set of circumstances giving rise to the Intervening Event, indicating that the Company Board intends to make an Adverse Recommendation Change and the manner in which it intends (or may intend) to do so and including such evidence in the possession of the Company Board with respect to the applicable material fact, event, change, development or set of circumstances constitutes an Intervening Event; and

(ii)	Parent does not, within three (3) Business Days of receipt of the Notice of Intervening Event, make an offer or proposal to revise the terms of this Agreement, including an increase in, or modification of, the Merger Consideration, in a manner that the Company Board determines in its good faith judgment, after having received the advice of its financial advisor and outside legal counsel, that the failure of the Company Board to make an Adverse Recommendation Change would no longer be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f) Nothing contained in this Section 6.04 or in Section 6.12 shall prohibit the Company or the Company Board from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any “stop, look and listen” communication or any other similar disclosure to the Company’s shareholders pursuant to Rule 14d-9(f) under the Exchange Act, or making any other disclosure or communication to the Company’s shareholders relating to a Competing Transaction, if, in the Company Board’s determination in good faith after consultation with outside legal counsel, the failure so to disclose or communicate would be inconsistent with the Company Board’s fiduciary duties under applicable Law or its obligations under applicable federal securities Law; provided, however, that any such disclosure shall be deemed to be an Adverse Recommendation Change unless the Company Board expressly and concurrently reaffirms the Company Recommendation (it being understood that it shall not be an Adverse Recommendation Change if in such disclosure the Company Board also makes a statement to the effect that it is reviewing and/or considering the Competing Transaction, as long as it also reaffirms the Company Recommendation).

(g) “Competing Transaction” means any proposal to engage in any transaction or series of related transactions (other than the Transactions) that constitute, or may reasonably be expected to lead to (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries (other than such transactions solely among any of the Company’s Subsidiaries); (ii) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 15% of the total revenue, operating income, EBITDA or fair market value of the assets of the Company and its Subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company or any of its Subsidiaries; (iv) any tender offer or exchange offer that, if consummated, would result in any Person becoming the Beneficial Owner of more than 15% of any class of equity securities of the Company or any of its Subsidiaries or; (v) any combination of the foregoing.

(h) “Intervening Event” shall mean, with respect to the Company, a material event or circumstance that was not known to the Company Board on the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by the Company Board as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the Company Board at any time prior to the Company Shareholder Approval being obtained; provided that no fact, event, change, development or set of circumstances shall constitute an Intervening Event if such fact, event, change, development or set of circumstances resulted from, arose out of or relates to any Competing Transaction.

(i) “Significant Competing Transaction” means a Competing Transaction, but with each reference to “15%” in the definition of “Competing Transaction” replaced with “50%”.

(j) “Superior Proposal” means an written bona fide offer or proposal made by a third party with respect to a Significant Competing Transaction on terms and conditions that the Company Board determines, in its good faith judgment, after having received the advice of its outside financial advisor and its outside legal counsel, and taking into account all legal, financial and regulatory and other aspects of the proposal and any changes to the terms of this Agreement proposed by Parent in response to such offer or proposal or otherwise, to be (i) more favorable, including from a financial point of view, to the shareholders of the Company than the Transactions and (ii) reasonably expected to be consummated.

SECTION 6.05 Employee Benefits Matters. (a) From and after the Effective Time, Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and its Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former Service Provider of the Company or any Subsidiary of the Company. Employees of the Company or any Subsidiary of the Company shall receive credit for purposes of eligibility to participate, vesting and benefit accruals (other than for purposes of benefit accruals under the Puerto Rico Union Pension Plan) under any employee benefit plan, program or arrangement established or maintained by Parent or its Subsidiaries (including the Surviving Corporation) for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary of the Company to the same extent such credit was provided by the Company or its Subsidiaries; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Parent shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the extent such conditions are covered immediately prior to the Effective Time under the applicable Plans and to the same extent such limitations are waived under any comparable plan of Parent or its Subsidiaries (including the Surviving Corporation) and use commercially reasonable efforts to recognize, for purposes of annual deductible and out of pocket limits under its medical and dental plans, deductible and out of pocket expenses paid by employees of the Company and its Subsidiaries in the calendar year in which the Effective Time occurs.

(b) Prior to the Effective Time, Parent, the Company and its Subsidiaries, as applicable, shall fully comply with all notice, consultation, effects bargaining or other bargaining obligations to any labor union, labor organization, or group of employees of the Company and its Subsidiaries in connection with the Transactions.

(c) This Section 6.05 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.05, express or implied, is intended to confer upon any other Person (including, for the avoidance of doubt, any current or former Service Provider of the Company or its Subsidiaries or Parent or its Subsidiaries, or, on or after the Effective Time, the Surviving Corporation, their dependents and beneficiaries) any rights or remedies of any nature whatsoever under or by reason of this Section 6.05 or is intended to be, shall constitute or be construed as, an amendment to or modification of, any employee benefit plan, program, policy, agreement or arrangement of the Company or its Subsidiaries or Parent or its Subsidiaries (including the Surviving Corporation). Nothing herein shall be deemed to create any right to employment or continued employment or to a particular term or condition of employment with Parent or its Subsidiaries (including the Surviving Corporation). Except as specifically provided in this Section 6.05(c), nothing in this Section 6.05 or any other provision of this Agreement shall limit the ability of Parent or its Subsidiaries (including the Surviving Corporation) to amend, modify or terminate any benefit or compensation plan, program, agreement or arrangement at any time.

SECTION 6.06 Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under the LBCL, honor the Company’s and its Subsidiaries’ obligations existing immediately prior to the date of this Agreement to exculpate, indemnify and hold harmless, and advance expenses to, each present and former director and officer of the Company and each of its Subsidiaries and each such individual who served at the request of the Company or its Subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise other than the Company or a Subsidiary thereof (each, an “Indemnified Party”), in accordance with the terms of the Governing Documents of the Company and its Subsidiaries, the Indemnification Contracts and applicable Law, in each case in effect immediately prior to the date of this Agreement. The Governing Documents of the Surviving Corporation and its Subsidiaries shall, for a period of at least six (6) years following the Effective Date, contain provisions no less favorable with respect to exculpation, indemnification and expense advancement than are set forth in the Governing Documents of the Company and its Subsidiaries.

(b) Prior to the Closing, the Company shall purchase a six (6) year “tail” prepaid officers’ and directors’ liability insurance policy and fiduciary liability insurance policy, providing, for a period of six (6) years after the Effective Time, the Company’s current and former directors and officers (as defined to mean those persons insured under the Company’s existing officers’ and directors’ liability insurance policy and fiduciary liability insurance policy) with insurance and indemnification policy coverage for events occurring at or prior to the Effective Time (together, the “D&O Insurance”) that is no less favorable than the existing policies (including that such purchase does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time); provided, however, that the Company shall not pay an aggregate amount for the D&O Insurance in excess of 300% of the current aggregate annual premiums paid by the Company for the existing policies, but in such case shall purchase such coverage under six (6) year “tail” prepaid policies as shall then be available at an aggregate cost no greater than 300% of such rates. From and after the Effective Time, the Surviving Corporation shall continue to honor its obligations under the D&O Insurance and shall not cancel nor take any action or omit to take any action that would result in the cancellation thereof.

(c) The rights of each Indemnified Party under this Section 6.06 shall be in addition to any rights such individual may have under the Governing Documents of the Company or any of its Subsidiaries, under the LBCL or any other applicable Laws or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries.

(d) Parent guarantees the performance of the obligations of the Surviving Corporation under this Section 6.06.

(e) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, assume the obligations set forth in this Section 6.06.

SECTION 6.07 Notification of Certain Matters. From the date hereof through the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.01, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect; (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; (c) any notice or other communication received by such party from any Governmental Authority in connection with the Merger or the other Transactions or from any other Person alleging that the consent of such Person is or may be required in connection with the Merger if the subject matter of such communication or the failure of such party to obtain such consent purports to materially affect the consummation of the Merger; and (d) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against such party or any of its Subsidiaries which purports to materially affect the consummation of the Merger; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 6.08 Financing; Financing Cooperation; Consent/Tender Offers; Company Warrants. (a) Each of Parent and Merger Sub shall use, and shall cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Financing Commitments, including using reasonable best efforts to (i) maintain in effect the Financing Commitments, (ii) negotiate definitive agreements with respect thereto on the terms and subject only to the conditions contemplated by the Financing Commitments, subject to Section 6.08(c), and (iii) satisfy on a timely basis (or obtain a waiver of) all conditions applicable to Parent and Merger Sub to obtaining the Financing set forth in the Financing Commitments and the definitive agreements relating to the Financing (the “Financing Agreements”). If all conditions to the Financing Commitments have been satisfied, Parent and Merger Sub shall use reasonable best efforts to cause the Financing Sources to fund the Financing on the Closing Date in accordance with the Financing Commitments, including, upon the written request of the Company, commencing litigation proceedings against the Financing Sources in which Parent shall seek to compel the Financing Sources to promptly provide the Financing as required by the Financing Commitments, provided that in no event shall Parent or any Affiliate of Parent be required to seek any damages from any such Financing Sources. Parent shall not, and shall not permit any of its Affiliates to, take any action that is a breach of, or would result in termination of, any of the Financing Commitments or the effect of which is to impair, delay or prevent Parent’s obtaining the Financing. If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments, Parent shall, as promptly as practicable following the occurrence of such event, use its reasonable best efforts to arrange to obtain Alternative Financing in an amount sufficient to consummate the Transactions in accordance with Section 6.08(d).

(b) Parent shall give the Company prompt notice of (i) any default or breach (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach) by any party under the Financing Commitments or the Financing Agreements of which Parent or Merger Sub becomes aware, (ii) any termination of the Financing Commitments, (iii) the receipt of any written notice or other written communication from any Person with respect to any actual or potential default, breach, termination or repudiation of the Financing Commitments, any Financing Agreement or any provision of the Financing Commitments or the Financing Agreements, in each case by any party thereto, or (iv) if for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments or the Financing Agreements, as the case may be. As soon as reasonably practicable after the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii), (iii) or (iv) of the immediately preceding sentence. Parent shall keep the Company reasonably informed on a current basis of the status of its efforts to arrange the Financing.

(c) Parent shall have the right, at its option, to amend, supplement, or modify the Financing Commitments; provided, however, that it shall not agree to or permit any amendments, supplements, or modifications to, or grant any waivers of, any condition or other provision under the Financing Commitments or the Financing Agreements without the prior written consent of the Company if such amendments, supplements, modifications or waivers would (i) with respect to the Financing Commitments, reduce (or would reasonably be expected to have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount of the Financing), (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the Financing, or otherwise expand, amend or modify any other provision of the Financing Commitments that would be reasonably likely to prevent or impede, interfere with, hinder or materially delay the consummation of the Merger or (iii) otherwise be reasonably likely to prevent, impede, interfere with, hinder or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement; provided that notwithstanding any other provision of this Agreement, Parent and Merger Sub shall be entitled from time to time to (x) amend, restate, replace, supplement or otherwise modify, or waive any of its rights under, the Financing Commitments or substitute other financing for all or any portion of the Financing from the same or alternative financing sources, and (y) amend, restate, replace, supplement or otherwise modify the Financing Commitments for the purpose of adding agents, co-agents, lenders, arrangers, bookrunners or other Persons that have not executed the Financing Commitments as of the date hereof, in each case, subject to subclauses (i), (ii) and (iii) above. Upon any such amendment, supplement or modification, in accordance with the terms of this Section 6.08(c), the term “Financing Commitments” shall mean for all purposes of this Agreement the Financing Commitments as so amended, supplemented or modified. Parent shall promptly deliver to the Company true and complete copies of any such amendment, supplement or modification (with only the fee amounts and certain other provisions redacted, which redacted provisions do not relate to the aggregate amount, availability or conditionality of the Financing, or contain any conditions precedent to the Financing).

(d) If any portion of the Financing becomes unavailable or Parent becomes aware of any event or circumstance that makes or would reasonably be expected to make any portion of the Financing unavailable, and such portion is required to fund the aggregate Merger Consideration, refinance the Scheduled Indebtedness to the extent required under the terms of such Indebtedness or finance the payment of fees, expenses, accrued interest and premiums, as applicable, related to the provision of the Financing or the refinancing of the Scheduled Indebtedness, Parent shall (i) promptly notify the Company of such unavailability and the reason therefor and (ii) use its reasonable best efforts to arrange and obtain, and negotiate and enter into definitive agreements with respect to, alternative financing from the Financing Sources (or, as the case may be, alternative financial institutions) in an amount sufficient to consummate the Transactions (each such alternative financing, an “Alternative Financing”), as promptly as reasonably practicable following the occurrence of such event. Parent shall promptly deliver to the Company true and complete copies of all contracts or other arrangements relating to such Alternative Financing (except for customary engagement and fee letters, redacted copies of which will be delivered to the Company to the extent such letters include “flex” provisions (other than fees or pricing terms) affecting the terms or amount of the Alternative Financing), and Parent and Merger Sub shall keep the Company reasonably informed on a current basis of the status of the Financing and any material developments relating to the Financing, including providing to the Company copies of definitive agreements with respect to the Financing and all other material documents related to the Financing (with only the fee amounts and certain other provisions redacted, which redacted provisions do not relate to the aggregate amount of or, conditionality of, or contain any conditions precedent to, the Financing). For all purposes of this Agreement, (x) the term “Financing Commitment” shall be deemed to include any financing commitments or definitive financing agreements with respect to any Alternative Financing, (y) the term “Financing” shall be deemed to include any Alternative Financing and (z) the term “Financing Agreements” shall be deemed to include any definitive financing agreements with respect to any Alternative Financing.

(e) If any condition or other provision of the Financing Commitments is amended, supplemented or modified, in any material respect, or if any Alternative Financing is obtained for any portion of the Financing, in each case, in accordance with Sections 6.08 (c) and (d), then each of Parent and the Company shall comply with its covenants set forth herein with respect to the Financing Commitments, as so amended, modified or waived and with respect to such Alternative Financing to the same extent that Parent and the Company would have been obligated to comply with respect to the Financing, as the case may be.

(f) From the date hereof until the earlier of (i) the Closing Date and (ii) termination of this Agreement pursuant to Section 8.01, the Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, and shall use its reasonable best efforts to cause the respective Representatives of the Company and its Subsidiaries to use reasonable best efforts, in each case at the Parent’s sole cost and expense, to cooperate with Parent and Merger Sub, as such cooperation may be reasonably required or requested in connection with the Financing, including: (A) participating in meetings, presentations, road shows and rating agency sessions, drafting sessions and due diligence sessions, including participation by senior management of the Company and participation in sessions with prospective Financing sources and potential lenders or investors in the Financing, including direct contact between senior management of the Company and its Subsidiaries, on the one hand, and the Financing Sources and potential lenders or investors in the Debt Financing on the other hand, in each case to the extent reasonably necessary for the Financing; (B) furnishing Parent, the Financing Sources and potential lenders or investors in the Debt Financing with the Required Information; (C) assisting Parent and the Financing Sources in the preparation of (i) offering memoranda, private placement memoranda, prospectuses and similar documents for any portion of the Financing (“Offering Documents”) identifying any portion of any Company information contained in any Offering Documents that constitute material non-public information and (ii) materials for rating agency presentations and lender and investor presentations, business projections (with respect to Company information only), bank confidential information memoranda and similar documents in connection with the Financing; (D) cooperating with the marketing and syndication efforts for any portion of the Financing (including using reasonable best efforts to ensure that the syndication efforts benefit from the Company’s existing lending relationships and arranging for reasonable direct contact between senior management and the Representatives of the Company with prospective Financing Sources); (E) using reasonable best efforts to obtain customary legal opinions, consents (including consents with respect to inclusion of the Company’s financial statements in any prospectus or offering memorandum or similar documents for any portion of the Financing) and customary comfort letters (which letters such accountants have confirmed they are prepared to issue upon pricing and at closing of any applicable Financing (with respect to any debt securities)) of the Company’s independent accountants (including “negative assurance” comfort) and execute any customary representation letters to the accountants in connection therewith; (F) furnishing promptly, to the extent reasonably requested by the Financing Sources, all documentation and other information about the Company that is required by any Governmental Authority with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; (G) providing customary authorization letters to the Financing Sources authorizing the distribution of information pertaining to the Company and its Subsidiaries to prospective lenders and containing a customary “10b-5” representation with respect to information provided by the Company and its Subsidiaries and a customary representation that the “public side” versions, if any, of the relevant documents do not include material non-public information with respect to the Company, (H) using reasonable best efforts to assist in the preparation of one or more credit agreements, indentures, purchase agreements and other definitive financing documents as may be reasonably requested by the Parent, (I) reasonably cooperating in satisfying the conditions precedent set forth in the Financing Commitments or any Financing Agreement to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company and its Subsidiaries and (J) arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered on the Closing Date relating to all indebtedness to be paid off, discharged and terminated on the Closing Date. Notwithstanding the foregoing: (I) except to the extent necessary to authorize actions set forth in clauses (A) through (J) in the immediately preceding sentence or to authorize actions set forth in Section 6.08(g), none of the Company or any of its Subsidiaries or any Persons who are directors of the Company shall be required to pass resolutions or consents to approve or authorize the execution of the Financing or any documents or instruments with respect to the Financing, and no such corporate action that may be taken by the Company, any of its Subsidiaries or any such Persons shall be required to be effective prior to the Effective Time; (II) no obligation of the Company or any of its Subsidiaries or any of their respective Representatives under any certificate, document or instrument executed pursuant to the foregoing shall be effective until the Effective Time (other than authorization and representation and warranty letters described in clauses (E) and (G) above); (III) none of the Company or its Subsidiaries or any of their respective Representatives shall be required to (w) pay any commitment or other similar fee in connection with the Financing, (x) have any liability or obligation prior to the Effective Time under any agreement, certification or other document related to the Financing, except in connection with the transactions contemplated by Section 6.08(g), (y) incur any other expense (other than out-of pocket and other immaterial expenses incurred in cooperating with Parent and Merger Sub pursuant to this Section 6.08(f), it being understood that all such expenses shall be subject to reimbursement by Parent in accordance with this Section 6.08(f)) in connection with the Financing or (z) provide indemnification under any agreement, except in connection with the transactions contemplated by Section 6.08(g), in each case prior to the Effective Time; (IV) no obligation set forth herein shall unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries; (V) no obligation set forth herein will require the Company or any of its Subsidiaries to take any action that will conflict with or violate any of their Contracts or Governing Documents or applicable Law; (VI) assets excluded as collateral under the Company’s Credit Agreement, including Real Property and vehicles, shall not be available as collateral to secure the Financing; and (VII) none of the Company or its Subsidiaries or any of their respective Representatives shall be required to furnish the Parent or any of the Financing Sources with any of the following: (a) any description of all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes,” (b) risk factors relating to all or any component of the Financing, (c) in the case of pro forma data, (x) any post-Closing or pro forma projections, cost savings, synergies, capitalization, ownership or other post-Closing or pro forma adjustments (and the assumptions relating thereto) desired by Parent to be reflected in such pro forma data, and (y) any other information concerning the assumptions underlying the post-Closing or pro forma adjustments to be made in such pro forma and summary financial data, which information and assumptions shall be the responsibility of Parent; and (d) any Subsidiary or other financial statements or information required by Rules 3-09, 3-10 or 3-16 of Regulation S-X or Compensation Discussion and Analysis required by Regulation S-K Item 402(b), except to the extent already contained in the Company’s reports filed with or furnished to the SEC. Nothing contained in this Section 6.08(f) or otherwise shall require the Company or any of its Subsidiaries, prior to the Effective Time, to be an issuer or other obligor with respect to the Financing or to be a registrant under a Securities Act registration statement. The Company hereby consents to the use of the Company’s logos in connection with the marketing of the Financing; provided, however, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(g) At the reasonable request of Parent, prior to the Effective Time, the Company shall use its reasonable best efforts to cooperate with Parent and Merger Sub in obtaining any consents or waivers to, and giving notices of redemption in respect of, its Scheduled Indebtedness, provided that none of the foregoing shall be required to be effective prior to the Effective Time and no irrevocable notice of redemption shall be given prior to the Effective Time. At the reasonable request of Parent, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to commence consent solicitations or issuer tender or exchange offers with respect to any applicable Scheduled Indebtedness of the Company and its Subsidiaries (“Consent/Tender Offers”), in each case in consultation with Parent. All Consent/Tender Offers shall be in accordance with applicable Law and the documents governing the Scheduled Indebtedness and shall be on such terms and conditions as reasonably specified by Parent in consultation with the Company; provided, however, that all Consent/Tender Offers (and all obligations to make any payments to holders of all or any portion of any Scheduled Indebtedness in connection therewith or to modify the terms or provisions of any Scheduled Indebtedness) shall be conditioned upon the consummation of the Merger, and shall terminate immediately upon the termination of this Agreement prior to the Effective Time. The Company shall retain the financial institution reasonably requested by Parent to act as sole solicitation agent, sole dealer manager or both in connection with the Consent/Tender Offers. In addition, at the reasonable request of Parent, the Company shall use its reasonable best efforts to assist Parent in arranging for the Company or Parent to repay any outstanding Indebtedness under the Credit Agreement effective at the Effective Time.

(h) Prior to the Closing, the Company shall use its reasonable best efforts to negotiate with the Calculation Agent to minimize the costs to the Company (or the Surviving Corporation) associated with the cancellation of the Company Warrants that will be caused by the consummation of the Transactions. The Company shall include Parent, and Parent shall be entitled to participate, in any discussions or negotiations between the Company and the Calculation Agent or any other Person in respect of the cancellation and settlement of the Company Warrants and, without Parent’s prior written consent (not to be unreasonably withheld), the Company shall not make any payment with respect to, or settle or agree to any settlement in respect of, the Company Warrants.

(i) All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent, Merger Sub or any of their respective Financing Sources or other Representatives pursuant to this Section 6.08 shall be kept confidential in accordance with the terms of the Confidentiality Agreement.

(j) Notwithstanding anything to the contrary contained in this Agreement, the condition set forth in Section 7.02(b), as it applies to the Company’s obligations under Section 6.08(f), (g) and (h) shall be deemed satisfied unless the Company’s breaches of its obligations under Section 6.08(f), (g) and (h) prevented Parent or Merger Sub from having funds available to fund the aggregate Merger Consideration, the Proposed Refinancing and related fees, expenses, accrued interest and premiums.

(k) Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses incurred by the Company or its Subsidiaries or their respective Representatives in connection with the cooperation described in Section 6.08(f) and Section 6.08(g) and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives for and against any and all losses, claims, costs and expenses actually suffered or incurred by them, as incurred, in connection with the arrangement of the Financing or any action taken by them at the request of Parent or Merger Sub pursuant to Section 6.08(f) and Section 6.08(g), except in the event it is determined by a competent court in a final and non-appealable judgment that such losses result from the willful misconduct, gross negligence, fraud or intentional misrepresentation of the Company, any of its Subsidiaries or any of their respective Representatives, and pending any such judgment, Parent shall promptly pay (and advance all expenses in connection with) all such indemnification claims.

(l) If the Term Facility, Bridge Facility and/or Debt Securities (each as defined in the Financing Commitments) have all funded (or all conditions to funding have been satisfied other than filing the appropriate merger certificates with the Louisiana and Delaware secretaries of state and consummation of the Merger) on or prior to the Closing Date and Parent has insufficient cash on hand and/or availability under the Revolving Facility or Replacement Revolving Facility (as defined in the Financing Commitments) to finance the payment of the aggregate Merger Consideration, the Proposed Refinancing and related fees, expenses, accrued interest and premiums, such event shall constitute a “knowing and intentional breach” of this Agreement.

(m) Parent and Merger Sub acknowledge and agree that neither the receipt of the Financing (including, for the avoidance of doubt, any Alternative Financing), nor the completion of any issuance of securities contemplated by the Financing, nor the availability of cash at the Company to be used to consummate the Transactions, is a condition to the Closing.

SECTION 6.09 Further Action. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable (and in any event no later than the Extended Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain promptly (and in any event no later than the Extended Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable to consummate the Transactions, (iii) defend any Action by a Governmental Authority or third party challenging this Agreement or the consummation of the Transactions and (iv) obtain all material consents, approvals or waivers from third parties necessary to consummate the Merger; provided that the Company shall not be required to make any payments or offer or grant any accommodation (financial or otherwise) as a condition to the procurement of any such third-party consent, approval or waiver.

(b) Each party hereto agrees to (1) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions within fourteen (14) Business Days of the date of this Agreement, and (2) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act. Subject to the limitation in Section 6.09(d), Parent agrees to use its reasonable best efforts to obtain the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act, including but not limited to: (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminating, entering into or modifying existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (iii) terminating any joint venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or (v) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Governmental Authority in connection with any of the foregoing) (each a “Divestiture Action”) in an effort to ensure that no Governmental Authority enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger. Parent may condition the entry of a Divestiture Action on consummation of the Merger. Subject to the limitation in Section 6.09(d), in the event a Governmental Authority institutes (or threatens to institute) any action challenging the Transactions as violative of any Antitrust Law, Parent and the Company shall cooperate and use reasonable best efforts to vigorously contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other Transactions, including by pursuing administrative or judicial appeal, and Parent shall take all action necessary, including but not limited to any Divestiture Action, in an effort to resolve such action so as to permit such consummation be satisfied as promptly as practicable (and in any event no later than the Extended Outside Date). To assist Parent in complying with its obligations set forth in this Section 6.09, at Parent’s request the Company shall, and shall cause its Subsidiaries to, enter into one or more agreements prior to the Closing with respect to any Divestiture Action; provided, however, that the consummation of the transactions provided for in any such agreement for a Divestiture Action shall be conditioned upon the Closing.

(c) Without limiting the generality of Section 6.09(b), in the event the Company or Parent receives a Second Request in connection with the Transactions, such party will comply with such Second Request as provided by the HSR Act not more than ninety (90) days from the date of service of the Second Request. For purposes of this provision, a party shall be deemed to have complied with any such request by providing a response that the party in good faith believes to be in substantial compliance notwithstanding any Governmental Authority’s ultimate refusal to certify substantial compliance within the ninety (90) day period. In the event that a party receives a subpoena or civil investigative demand requesting materials and information similar to that usually demanded in a Second Request, such party shall comply with such subpoena or civil investigative demand not more than ninety (90) days from the date of service of the subpoena or civil investigative demand. In the event the Governmental Authority disputes the adequacy of compliance by a party with respect to a Second Request, subpoena, or civil investigative demand, the party shall endeavor to satisfy the Governmental Authority so as to minimize any delay in the conduct or resolution of the investigation. For purposes of determining the Additional Per Share Consideration (if any), the number of days included in the Ticking Fee Period shall be reduced by one day for each day following the later of (i) the sixtieth (60th) day from the date of service of the Second Request and (ii) the date on which Parent, but not the Company, has certified substantial compliance with a Second Request until, in each case, the day on which the Company certifies substantial compliance with such Second Request.

(d) Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Affiliates shall be required to agree to any Divestiture Action(s) where such Divestiture Action(s), collectively, would result in a loss of EBITDA generated by Parent or the Company, or any of their respective Subsidiaries, collectively, in excess of $60.0 million based on the EBITDA calculations set forth in Schedule 6.09(d); provided, however, that any sale or other disposal, or holding separate and agreeing to sell or otherwise dispose, of assets required to comply with Wisconsin Statutes §§ 157.067(2) and 445.12(6) shall be disregarded for purposes of determining any loss of EBITDA pursuant to this Section 6.09(d); provided further that nothing herein shall relieve Parent of its obligations under Section 8.03. Parent agrees to sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, such assets of Parent or the Company, or any of their respective Subsidiaries, to ensure compliance with such Wisconsin Statutes so as to enable the Closing to occur as promptly as reasonably practicable and in no event later than the Extended Outside Date; provided, however, that the consummation of any such sale or other disposal or hold separate shall be conditioned upon the Closing. To assist Parent in complying with its obligations set forth in this Section 6.09(d), at Parent’s request the Company shall, and shall cause its Subsidiaries to, enter into one or more agreements prior to the Closing with respect to any such sale or other disposal or hold separate; provided, however, that the consummation of any such sale or other disposal or hold separate shall be conditioned upon the Closing.

(e) The Company and its Subsidiaries shall not, but Parent may, if in its good faith judgment it determines (after consulting in advance with the Company and in good faith taking the Company’s views into account) that the taking of such action would enhance the likelihood of obtaining any necessary antitrust, competition, fair trade or similar clearance by the Outside Date or the Extended Outside Date, as applicable, enter into an agreement with a Governmental Authority not to consummate the Transactions or agree to withdraw and refile under the HSR Act or any other applicable Antitrust Law.

(f) Each of the Company and Parent shall, in connection with the Transactions, with respect to actions taken on or after the date of this Agreement, without limitation: (i) promptly notify the other of, and if in writing, furnish the other with copies of any communications from or with any Governmental Authority with respect to the Transactions; (ii) permit the other to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed written or oral communication with any Governmental Authority; (iii) not participate in any substantive meeting or have any substantive communication with any Governmental Authority unless it has given the other party a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate therein; (iv) furnish the other party’s outside legal counsel with copies of all filings and communications between it and any such Governmental Authority with respect to the Transactions; provided, however, that such material may be redacted as necessary to (A) comply with contractual arrangements, (B) address legal privilege or confidentiality concerns and (C) comply with applicable Law; and (v) furnish the other party’s outside legal counsel with such necessary information and reasonable assistance as the other party’s outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Authority. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.09 as “Antitrust Counsel Only Material”. Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and designated in house counsel of Parent approved by the Company and will not be disclosed by such outside counsel or in-house counsel to directors, officers, other employees, potential Financing Sources or other Representatives of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent as the case may be) or its outside legal counsel. Notwithstanding anything to the contrary in this Section 6.09, materials provided to the other party or its outside legal counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries or as regards Parent’s plans for conducting its business or that of the Company and its Subsidiaries after consummation of the Transactions.

(g) In the event of any Action by a Governmental Authority or other third party challenging the Transactions, each of Parent, Merger Sub and the Company shall cooperate with each other and use their respective reasonable best efforts to respond to and contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions prior to the Extended Outside Date.

Notwithstanding anything to the contrary in this Section 6.09, with respect to Antitrust Laws, Parent shall be entitled to direct and control all communications, strategy and defense of the Transactions in any Action by, or negotiations with, any Governmental Authority or other Person relating to the Transactions or regulatory filings. For avoidance of doubt, neither the Company nor any of its Subsidiaries shall make any offer, acceptance or counter-offer or otherwise engage in negotiations or discussions with any Governmental Authority or other Person with respect to any Divestiture Action required to permit the consummation of the Transactions by the Extended Outside Date or any sale or other disposal or hold separate required to comply with Wisconsin Statutes §§ 157.067(2) and 445.12(6), except in either case as required by the Governmental Authority or as specifically requested by or agreed with Parent. Nothing herein shall relieve Parent of its obligations under Section 6.09(f).

(h) Each of the Company and Parent shall not, and shall not permit their respective Affiliates to, take any action or enter into any transaction, the effect of which is to impair, delay or prevent any required approvals, or expiration of the waiting period, under the Antitrust Laws.

SECTION 6.10 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

SECTION 6.11 Subsequent Financial Statements. The Company shall, if practicable, provide Parent copies of its financial results for any period after the date of this Agreement prior to making publicly available such financial results and prior to filing any report or document with the SEC after the date of this Agreement.

SECTION 6.12 Public Announcements. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with any applicable national securities exchange or any national securities quotation system, and subject to the parties’ obligations under Section 6.09, each of Parent and the Company shall use its reasonable best efforts to consult with the other, and shall reasonably consider all additions, deletions or changes suggested by the other party in connection therewith, before issuing any press release or public statement with respect to this Agreement or any of the Transactions. Nothing in this Section 6.12 shall affect the rights of the Company to make disclosures and communications permitted by Section 6.04.

SECTION 6.13 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall use all reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 under the Exchange Act, any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each officer or director of the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the Transactions) with respect to equity securities of the Company.

SECTION 6.14 Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

SECTION 6.15 Affiliate Transactions. Prior to the Effective Time, the Company shall take all actions necessary to terminate, and shall cause to be terminated, each Affiliate Transaction, except for (a) the Affiliate Transactions listed in Section 6.15 of the Company Disclosure Schedule and (b) any Affiliate Transactions that will automatically terminate in accordance with their terms upon consummation of the Merger, in each case without any further liability or obligation of the Company or the Surviving Corporation and, in connection therewith, the Company (or its applicable Subsidiary) shall use commercially reasonable efforts to obtain from the other party or parties to each such Affiliate Transaction a release in favor of the Company and its Affiliates from any and all liabilities or obligations arising out of such Affiliate Transaction.

SECTION 6.16 Termination of Trading and Deregistration. Immediately prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws to cause the trading in Company Common Stock on the NASDAQ to be terminated, and to enable the deregistration of the Company Common Stock under the Exchange Act, in each case as promptly as practicable after the Effective Time.

SECTION 6.17 Shareholder Litigation. The Company shall give Parent (subject to a customary joint defense agreement) the opportunity to participate in the defense or settlement of any shareholder litigation against the Company or any of its directors or officers relating to this Agreement or the Transactions, whether commenced prior to or after the date hereof. Without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not (a) settle or offer to settle any such litigation, (b) indemnify any Person against any costs, expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any such litigation, or provide to any Person advancement of expenses in connection with any such litigation, in each case except as required by the Governing Documents of the Company or any of its Subsidiaries or any Contract to which the Company or any of its Subsidiaries is a party, in any case, in effect as of the date hereof, or (c) authorize, commit or agree to take any of the actions described in either of the foregoing clauses (a) or (b).

SECTION 6.18 Takeover Laws. The Company, acting through the Company Board, shall (a) use reasonable best efforts to ensure that no Takeover Law (other than LBCL Sections 92(G) and 130-130.2) is or becomes applicable to this Agreement or the Transactions, including the receipt of the Merger Consideration by the shareholders of the Company, and (b) if any Takeover Law becomes applicable to this Agreement or the Transactions, use reasonable best efforts to take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement and the Transactions.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or (to the extent permitted by applicable Law) waiver of the following conditions:

(a) Company Shareholder Approval. This Agreement shall have been approved by the requisite affirmative vote of the shareholders of the Company in accordance with applicable Law and the Company’s Governing Documents.

(b) No Restraints. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Transactions (any such Order, a “Restraint”).

(c) Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and any agreement with a Governmental Authority not to consummate the Transactions shall have expired or been terminated.

SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or (to the extent permitted by applicable Law) waiver of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.01 and Section 3.03 shall be true and correct in all respects, except for de minimis errors, as of the date of this Agreement and as of the Effective Time as though made at the Effective Time (except to the extent expressly made as of a specific date, in which case as of such date), (ii) the representations and warranties of the Company contained in Section 3.04 shall be true and correct in all respects, as of the date of this Agreement and as of the Effective Time as though made at the Effective Time, and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), as of the date of this Agreement and as of the Effective Time as though made at the Effective Time (except to the extent expressly made as of a specific date, in which case as of such date), except, in the case of clause (iii), where the failure of such representations and warranties of the Company to be so true and correct has not had a Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement.

(d) Officer Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by the President of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(c).

SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or (to the extent permitted by applicable Law) waiver of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub in Section 4.02 shall be true and correct in all respects, as of the date of this Agreement and as of the Effective Time as though made at the Effective Time, and (ii) each of the other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” set forth therein), as of the date of this Agreement and as of the Effective Time as though made at the Effective Time (except to the extent expressly made as of a specific date, in which case as of such date), except in the case of clause (ii), where the failure of such representations and warranties of Parent and Merger Sub would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.

(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by the President of Parent, certifying as to the satisfaction of the conditions specified in Section 7.03(a) and Section 7.03(b).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the board of directors of the terminating party, notwithstanding any requisite approval of this Agreement and the Transactions by the shareholders of the Company, as follows:

(a) by mutual written consent of Parent and the Company; or

(b) by either Parent or the Company if:

(i)	the Effective Time shall not have occurred on or before December 30, 2013 (the “Outside Date”); provided, however, that if on the Outside Date all of the conditions set forth in Section 7.01, Section 7.02 and Section 7.03 have been satisfied (or, with respect to the conditions that by their terms must be satisfied at the Closing would have been so satisfied if the Closing would have occurred) other than the conditions set forth in Section 7.01(b) (to the extent such Restraint arises under any Antitrust Law and shall not have become final and nonappealable) or Section 7.01(c), then either Parent or the Company may extend the Outside Date for an additional sixty (60) days (as extended, the “Extended Outside Date”) by delivery of written notice of such extension to the other party not less than three (3) Business Days prior to the Outside Date if the party delivering such notice reasonably believes that the conditions in Sections 7.01(b) and 7.01(c) are reasonably likely to be satisfied on or before the Extended Outside Date; provided, further, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose knowing and intentional breach of this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date or the Extended Outside Date, as applicable;

(ii)	any Restraint having the effect set forth in Section 7.01(b) hereof shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement under this Section 8.01(b)(ii) shall have complied in all material respects with its obligations under Section 6.09; or

(iii)	the Company Shareholders’ Meeting shall have concluded (after any permitted postponement or adjournments thereof) and the Company Shareholder Approval shall not have been obtained; or

(c) by Parent:

(i)	upon a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement such that a condition set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied and such breach cannot be cured or has not been cured within fifteen (15) days of the receipt by the Company of written notice thereof from Parent (and in any event prior to the Outside Date or the Extended Outside Date, as applicable); provided, however, that, Parent or Merger Sub shall not then be in material breach of this Agreement; or

(ii)	in the event an Adverse Recommendation Change has occurred; or

(iii)	the Company shall have knowingly and intentionally breached in any material respect its obligations under Section 6.01(b), Section 6.02 or Section 6.04; or.

(d) by the Company:

(i)	upon a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement such that a condition set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied and such breach cannot be cured or has not been cured within fifteen (15) days of the receipt by Parent of written notice thereof from the Company (and in any event prior to the Outside Date or the Extended Outside Date, as applicable); provided, however, that, the Company shall not then be in material breach of this Agreement;

(ii)	at any time prior to the Company Shareholder Approval, in order to enter into any Superior Proposal Agreement, if the Company has complied in all material respects with its obligations under Section 6.04(d); provided, however, that any such purported termination by the Company pursuant to this Section 8.01(d)(ii) shall be void and of no force or effect unless the Company prior to or concurrently with such termination pays to Parent the Termination Fee in accordance with Section 8.03(b)(iv); or

(iii)	if (A) all of the conditions set forth in Sections 7.01 and 7.02 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or, to the extent permitted by applicable Law, waived in accordance with this Agreement, (B) the Company has indicated by written notice to Parent and Merger Sub that the Company is ready, willing and able to consummate the Closing and (C) Parent and Merger Sub shall have failed to consummate the Closing by the day that is (1) ten (10) Business Days following the delivery of such notice by the Company or (2) in the event Parent has complied in all material respects with its obligations in Section 6.08, but the Financing Sources fail to fund in accordance with the terms of the Financing Commitments all or a portion of the funds necessary to consummate the Merger, thirty (30) days following the delivery of such notice by the Company.

SECTION 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) as set forth in Section 6.03(b) and Parent’s obligations to pay Expenses and provide the indemnification set forth in Section 6.08, (b) the provisions of Section 8.02 and Section 8.03 and of Article IX shall survive any such termination of this Agreement and (c) nothing herein shall relieve any party from liability for fraud or, except as set forth in Section 8.03, knowing and intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination. For avoidance of doubt, breach of the Voting Agreement by one or more of the Shareholders named therein shall not constitute a breach by the Company of this Agreement. A breach of the Voting Agreement by one or more of the Shareholders named therein shall not permit Parent to terminate this Agreement or excuse performance by Parent and Merger Sub of their obligations pursuant to this Agreement.

SECTION 8.03 Fees and Expenses. (a) Except as set forth in Section 6.08 and this Section 8.03, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket expenses (including all fees and expenses of legal counsel, accountants, investment bankers, Financing Sources, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of shareholder approvals, the filing of any required notices under any Antitrust Law, the financing of all or a portion of the Merger Consideration or the Proposed Refinancing and all other matters related to the consummation of the Transactions.

(b) The Company agrees that, if:

(i)

(A) after the date of this Agreement, any bona fide Significant Competing Transaction shall have been publicly announced and not withdrawn prior to the Company Shareholders’ Meeting and this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b)(iii) or by Parent pursuant to Section 8.01(c)(i) and (B) concurrently with or within twelve (12) months after such termination, any definitive agreement providing for such Significant Competing Transaction shall have been entered into by the Company or such Significant Competing Transaction shall have been consummated, then the Company shall pay to Parent a fee equal to $27.5 million (the “Termination Fee”) (less any amounts already paid by the Company pursuant to Section 8.03(b)(ii)), which amount shall be payable in immediately available funds, upon the earlier of consummation of the Significant Competing Transaction or the date on which the Company enters into the agreement providing for such

Significant Competing Transaction, as applicable; provided, however, that nothing in this Section 8.03(b)(i) shall preclude Parent from recovering the Termination Fee pursuant to Section 8.03(b)(iii) in the event it becomes due and payable as contemplated therein;

(ii)	if this Agreement is terminated by Parent pursuant to Section 8.01(b)(iii) and neither Parent nor Merger Sub is in material breach of its material covenants and agreements contained in this Agreement or its representations and warranties contained in this Agreement, then the Company shall reimburse Parent for documented Expenses up to a maximum of $10.0 million , in immediately available funds, within one (1) Business Day after submission by Parent of statements therefor, it being understood that such reimbursement shall not preclude Parent from recovering the Termination Fee pursuant to Section 8.03(b)(i) or Section 8.03(b)(iii) in the event it becomes due and payable as contemplated therein, provided that any amount paid by the Company pursuant to this Section 8.01(b)(ii) shall be offset against any Termination Fee;

(iii)	this Agreement is terminated by Parent pursuant to Section 8.01(c)(ii) or 8.01(c)(iii), then the Company shall pay to Parent the Termination Fee in immediately available funds within two (2) Business Days of the date of such termination; or

(iv)	this Agreement is terminated by the Company pursuant to Section 8.01(d)(ii), then the Company shall pay to Parent prior to or concurrently with such termination the Termination Fee in immediately available funds.

Parent agrees that in no event shall Parent be entitled to receive more than one Termination Fee in accordance with this Section 8.03(b) and in the event that the Company pays to Parent the Termination Fee, the Company shall have no further liability to Parent or Merger Sub arising out of the termination of this Agreement, except in the case of fraud.

(c) Parent and Merger Sub agree that in the event that

(i)	(A) this Agreement has been terminated by either the Company or Parent pursuant to Section 8.01(b)(i) and (B) the condition set forth in Section 7.01(b) or Section 7.01(c) has not been satisfied as of the date of such termination (other than as a result of any knowing and intentional breach of this Agreement by the Company) but all other conditions to the Merger set forth in Section 7.01 and Section 7.02 shall otherwise have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions would have been satisfied if the Closing Date were the date of such termination);

(ii)	(A) this Agreement has been terminated by either the Company or Parent pursuant to Section 8.01(b)(ii) and (B) the condition set forth in Section 7.01(b) or Section 7.01(c) has not been satisfied as of the date of such termination (other than as a result of any knowing and intentional breach of this Agreement by the Company) but all other conditions to the Merger set forth in Section 7.01 and Section 7.02 that are capable of being satisfied as of such date shall otherwise have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions would have been satisfied if the Closing Date were the date of such termination); or

(iii)	the Company has terminated this Agreement pursuant to Section 8.01(d)(iii);

then, in any such case, Parent shall pay to the Company a fee equal to up to $75.0 million, of which $50.0 million shall be paid concurrently with such termination (in the case of a termination by Parent) or within two (2) Business Days following such termination (in the case of a termination by the Company) and an additional $25.0 million shall be payable when and if required by Section 8.03(d) (collectively, the “Parent Termination Fee”), which amounts shall be payable in immediately available funds.

(d) In the event the Parent Termination Fee is payable pursuant to Section 8.03(c), the Company shall, within sixty (60) days from the date this Agreement is terminated, elect (by written notice to Parent) to either (i) accept the remaining $25.0 million of the Parent Termination Fee in full satisfaction of its rights under this

Agreement, or (ii) pursue its other rights or remedies under law or at equity, including specific performance and damages arising out of knowing and intentional breach of this Agreement by Parent and/or Merger Sub. In the event the Company elects to accept remaining $25.0 million of the Parent Termination Fee (or fails to make a timely election, in which case it will be deemed to have accepted the remaining $25.0 million of the Parent Termination Fee), Parent shall promptly pay to the Company the remaining $25.0 million of the Parent Termination Fee against receipt from the Company of an appropriate release of claims under this Agreement, in which case Parent and Merger Sub shall have no further liability to the Company arising out of this Agreement. In the event the Company elects to pursue its other rights or remedies under law or at equity, Parent and the Company shall enter into a customary escrow agreement with a nationally recognized, mutually agreed upon escrow agent (the “Escrow Agent”) and Parent shall deposit an amount equal to $25.0 million with the Escrow Agent, to be held in trust, until the parties give joint written instructions to the Escrow Agent as to the disbursement of such amount or until receipt by the Escrow Agent of a final and non-appealable judgment (including dismissal) from a court of competent jurisdiction. If such judgment is (A) a dismissal, then the Escrow Agent shall release to Parent the full amount in escrow and Parent and Merger Sub shall have no further liability to the Company arising out of this Agreement or (B) an award for damages to the Company, then the Escrow Agent shall release to the Company (1) if the award is greater than or equal to the Parent Termination Fee, the full amount in escrow or (2) if the award is less than the Parent Termination Fee, an amount equal to such award (less the $50.0 million previously paid to the Company, it being understood that the Company shall not be required to return to Parent any of the $50.0 million previously paid by Parent), with the balance of the amount in escrow released to Parent. To the extent the amount of the award for damages to the Company exceeds the aggregate amount of the Parent Termination Fee, Parent shall pay to the Company, in immediately available funds, the amount of such excess in accordance with the terms of such judgment. The Company agrees that in no event shall the Company be entitled to receive more than one Parent Termination Fee. The fees and expenses of the Escrow Agent shall be borne equally by Parent and the Company. For the avoidance of doubt, the Company may pursue both a grant of specific performance in accordance with Section 9.08 and the payment of the Parent Termination Fee under Section 8.03(c) and Section 8.03(d); provided that in no event shall the Company be permitted or entitled to receive both a grant of specific performance that results in a Closing and the Parent Termination Fee.

(e) Each of the parties acknowledges that the agreements contained in this Section 8.03 are an integral part of this Agreement and the Transactions. In the event that the Company shall fail to pay the Termination Fee or any Parent Expenses when due or Parent shall fail to pay the Parent Termination Fee or any Company Expenses pursuant to Section 6.08 when due, the non-breaching party shall be entitled to recover the costs and expenses actually incurred or accrued by such non-breaching party (including fees and expenses of legal counsel), as applicable, in connection with the collection under and enforcement of this Section 8.03, together with interest on such unpaid fee and Expenses at the prime rate published in the Wall Street Journal, Eastern Edition, commencing on the date that such fee or such Expenses became due.

SECTION 8.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, notwithstanding anything to the contrary set forth herein, Sections 8.02, 8.04, 8.05, 9.06, 9.07, 9.11 and 9.12 (in each case, together with any related definitions and other provisions of this Agreement to the extent an amendment, modification, termination or waiver thereof would serve to modify the substance or provisions of such Sections) may not be amended, modified, waived or terminated in a manner that is adverse to any Financing Source without the prior written consent of each Financing Source; provided, further, that, after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment, modification, termination or waiver of any provision of this Agreement may (a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the Shares, (b) alter or change any term of the articles of incorporation of the Surviving Corporation to be effected by the Merger or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 8.05 Waiver. Subject to the provisos in Section 8.04, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and/or (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Non Survival of Representations and Warranties. None of the representations and warranties in this Agreement or any instrument delivered pursuant to this Agreement shall survive the Merger.

SECTION 9.02 Notices. Except for notices that are expressly permitted by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email, by reputable overnight delivery service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Sub:

Service Corporation International

1929 Allen Parkway

Houston, Texas 77019

Attention: Greg Sangalis

Email: Gregory.Sangalis@Sci-us.com

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attention: John A. Marzulli, Jr.

                 Robert M. Katz

Email: jmarzulli@shearman.com

Email: rkatz@shearman.com

if to the Company:

Stewart Enterprises, Inc.

1333 South Clearview Parkway

Jefferson, Louisiana 70121

Attention: Lewis J. Derbes, Jr.

Email: ljderbes@stei.com

with a copy to:

Jones Walker LLP

8555 United Plaza Boulevard, Suite 500

Baton Rouge, Louisiana 70809

Attention: Dionne M. Rousseau

Email: drousseau@joneswalker.com

SECTION 9.03 Certain Definitions. (a) For purposes of this Agreement:

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Bankruptcy Exceptions” means the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

“Beneficial Owner” and derivatives thereof, with respect to any Shares, mean the beneficial ownership of such Shares as determined under Rule 13d-3(a) of the Exchange Act.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York, New Orleans, Louisiana or Houston, Texas.

“Calculation Agent” has the meaning ascribed to such term in the Confirmations.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent on the date hereof.

“Company Equity Plans” means, collectively, the Amended and Restated Stewart Enterprises, Inc. 2010 Stock Incentive Plan, the Stewart Enterprises, Inc. 2007 Stock Incentive Plan and the Stewart Enterprises, Inc. Amended and Restated 1995 Incentive Compensation Plan.

“Company Warrants” means, collectively, the warrants issued by the Company to Merrill Lynch Financial Markets, Inc. on June 21, 2007, in connection with the Company’s issuance of the Senior Convertible Notes, as memorialized in the Confirmations.

“Confirmations” means the two (2) Confirmations of OTC Warrant Transaction, each dated June 21, 2007, between Merrill Lynch Financial Markets, Inc. and the Company.

“Contract” means, with respect to any Person, any written or oral agreement, arrangement, indenture, debt instrument, contract, lease or other binding commitment to which such Person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Credit Agreement” means the Third Amended and Restated Credit Agreement, dated April 20, 2011 by and among the Company, Empresas Stewart-Cementerios and Empresas Stewart-Funerarias, as borrowers, Bank of America, N.A., as administrative agent, collateral agent, swing line lender and L/C issuer and the other lenders party thereto.

“Credit Documents” means (a) the Indenture governing the Company’s Senior Notes; (b) each of the Indentures governing the Company’s Senior Convertible Notes; and (c) the Credit Agreement.

“Environmental Laws” means any United States federal, state or local or non United States Laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of, or exposure to, Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“Exchange Act” means the Securities Exchange Act of 1934.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Authority” means any federal, national, foreign, supranational, state, county, local or other government, governmental, regulatory or administrative authority, agency, commission or stock exchange or any court, tribunal, or judicial or arbitral body of competent jurisdiction, including self-regulatory organizations.

“Hazardous Substances” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, toxic mold, asbestos and radon; (v) any other contaminant; and (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Hedging Agreement” shall mean any (i) interest rate swaps, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swaps, cross-currency rate swaps, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., the International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such agreement, and including the Senior Convertible Notes Hedges.

“Indebtedness” means, with respect to the Company and its Subsidiaries (a) all indebtedness, whether or not contingent, for borrowed money or amounts owed or indebtedness issued in substitution for or exchange of indebtedness for borrowed money, (b) obligations evidenced by notes, bonds, debentures or other similar instruments, (c) obligations under leases (contingent or otherwise, as obligor, guarantor or otherwise) required to be accounted for as capitalized leases pursuant to GAAP; (d) obligations for amounts drawn under acceptances, letters of credit, contingent reimbursement liabilities with respect to letters of credit or similar facilities, (e) any liability for the deferred purchase price of property or services, contingent or otherwise, as obligor or otherwise, other than accounts payable incurred in the ordinary course of business, (f) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing and (g) all obligations referred to in clauses (a) through (f) of this definition of another Person guaranteed by the Company or any of its Subsidiaries or secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property or assets owned by the Company or any of its Subsidiaries, whether or not the Company or any such Subsidiary has assumed or become liable for the payment of such indebtedness.

“Indemnification Contracts” means the Indemnity Agreements between the Company and each of the directors of the Company, as amended, as of the date of this Agreement.

“Intellectual Property” means (i) United States, non-United States and international patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.

“IRS” means the Internal Revenue Service.

“Knowledge of the Company” or “Company’s Knowledge,” or a variation thereof, means the actual knowledge of the Company’s Chief Executive Officer, Chief Financial Officer, Executive Vice President – Operations and Sales, Senior Vice President – Senior Administrative Officer, and Senior Vice President – Finance/Chief Accounting Officer.

“Law” means any federal, national, foreign, supranational, state, county, provincial or local statute, law, ordinance, regulation, rule, code, requirement or rule of law.

“Lien” means any Order, mortgage, pledge, security interest, encumbrance, lien, adverse claim or charge.

“Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to (a) be materially adverse to the business, financial condition, assets, liabilities or continued results of operations of the Company and its Subsidiaries, taken as a whole, or (b) prevent the Company from performing its material obligations under this Agreement; provided, however, that the foregoing clause (a) shall not include any event, circumstance, change or effect resulting from (i) changes in general economic conditions or changes in the financial or securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on the Company and its Subsidiaries, taken as a whole, (ii) any changes in regulatory, legislative, or political conditions or general changes in the death care industry, which do not have a materially disproportionate effect (relative to other industry participants) on the Company and its Subsidiaries, taken as a whole, (iii) changes in applicable Law or GAAP (or authoritative interpretations thereof), (iv) the public announcement or pendency of the Transactions or any shareholder litigation relating to this Agreement or the Transactions, (v) (A) any action required or expressly contemplated by the Agreement or (B) any action taken at the request of, or with the written consent of, Parent or Merger Sub, (vi) any failure, in and of itself, by the Company to meet any projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period or any decline in the market price or trading volume of the Shares or the credit rating of the Company (it being understood that the underlying facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect), or (vii) any changes in geopolitical conditions or the outbreak or escalation, or any acts, of hostilities, war (whether or not declared), sabotage or terrorism.

“Multiemployer Plan” means a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA).

“Multiple Employer Plan” means a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary of the Company could incur liability under Section 4063 or 4064 of ERISA.

“Order” means any judgment, decree, award or judicial, administrative, executive or legislative order.

“Permitted Liens” means (a) statutory Liens of landlords, (b) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith and for which adequate reserves are maintained on the consolidated financial statements of the Company as of the Closing Date in conformity with GAAP consistently applied; (c) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date (or which may be paid thereafter without penalty), or which are being contested in good faith by appropriate proceedings, in each case, for which adequate reserves have been established in accordance with GAAP; (d) encumbrances and restrictions on real property (including easements, covenants, conditions, reservations, rights of way, encroachments and similar restrictions) that do not materially interfere with the Company’s or any of its Subsidiaries’ present uses or occupancy of such real property; (e) Liens securing the obligations of the Company and its Subsidiaries under the Credit Agreement; (f) Liens permitted by the Credit Agreement; (g) Liens granted to any lender at the Closing in connection with any financing by Parent or Merger Sub of the Transactions; (h) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Company and its Subsidiaries; (i) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement but only to the extent such right, interest, Lien or title extends to the property being leased or licensed; and (j) Liens arising from such imperfections of title, if any, that do not materially interfere with the present value of the subject property.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Required Information” means (i) the Company’s audited consolidated balance sheets and related statements of operations, shareholders’ equity and cash flows for the three most recently completed fiscal years ended at least 90 days before the Closing Date, (ii) the Company’s unaudited consolidated balance sheets and related statements of operations, shareholders’ equity and cash flows for each subsequent fiscal quarter ended at least 45 days before the Closing Date (other than the fourth fiscal quarter) (and comparable periods for the prior fiscal year), and (iii) such other information with respect to the Company so as to enable Parent to deliver to the Financing Sources a customary preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum that is suitable for use in a customary high yield road show relating to the Debt Securities (as defined in the Financing Letter) that contains all Company financial statements (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants for the Company, as provided in Statement on Auditing Standards No. 100) and so as to enable Parent to prepare all appropriate pro forma financial statements prepared in accordance with U.S. GAAP and prepared in accordance with Regulation S X under the Securities Act of 1933, as amended), and all other Company data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of the Debt Securities or that would be necessary for the Financing Sources to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering of the Debt Securities.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Second Request” shall mean any request for additional information or documentary material issued by a Governmental Authority pursuant to 15 U.S.C. Section 18a(e).

“Securities Act” means the Securities Act of 1933.

“Senior Convertible Notes” means, collectively, (a) the 3.125% Senior Convertible Notes Due 2014, issued pursuant to the Indenture, dated as of June 27, 2007, among the Company, as issuer, U.S. Bank National Association, as trustee, and certain Subsidiaries of the Company, as guarantors, and (b) the 3.375% Senior Convertible Notes Due 2016, issued pursuant to the Indenture, dated as of June 27, 2007, among the Company, as issuer, U.S. Bank National Association, as trustee, and certain Subsidiaries of the Company, as guarantors.

“Senior Convertible Notes Hedges” means, collectively, the two (2) Confirmations of OTC Convertible Note Hedge, each dated June 21, 2007, between Merrill Lynch International and the Company.

“Senior Notes” means the 6.50% Senior Notes due 2019, issued pursuant to the Indenture dated as of April 18, 2011, among the Company as issuer, U.S. Bank National Association, as trustee, and certain Subsidiaries of the Company as guarantors.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is directly or indirectly controlled by such Person.

“Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to, filed or required to be filed with any Tax authority, including any schedule or attachment thereto or any amendment thereof.

“Taxes” means (a) any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, and (b) any liability for or in respect of any amounts described in clause (a) by reason of a tax sharing agreement, as a result of having filed any Tax Return on a combined, consolidated, unitary, affiliated or similar basis or as a transferee or a successor by operation of law.

(b) Certain terms are defined in, and rules of interpretation and construction are set forth in, Section 9.09. In addition, the following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2012 Balance Sheet	§ 3.07(c)
Acceptable Confidentiality Agreement	§ 6.04(b)
Action	§ 3.09
Additional Per Share Consideration	§ 2.01(b)
Adverse Recommendation Change	§ 6.04(d)
Adverse Recommendation Change Notice	§ 6.04(d)
Affiliate Transaction	§ 3.22
Agreement	Preamble
Alternative Financing	§ 6.08(d)
Blue Sky Laws	§ 3.05(b)
Certificates of Merger	§ 1.03
Certificates	§ 2.02(b)
Class A Common Share	§ 2.01(a)
Class B Common Share	§ 2.01(a)
Class A Common Stock	§ 3.03(a)
Class B Common Stock	§ 3.03(a)
Closing	§ 1.02
Closing Date	§ 1.02
Code	§ 2.08
Company	Preamble
Company Board	Recitals
Company Common Stock	§ 3.03(a)
Company Intellectual Property	§ 3.13
Company Licensed Intellectual Property	§ 3.13
Company Owned Intellectual Property	§ 3.13

Defined Term	Location of Definition
Company Permits	§ 3.06(b)
Company Preferred Stock	§ 3.03(a)
Company Recommendation	§ 6.01(b)
Company Restricted Stock	§ 2.05
Company SEC Reports	§ 3.07(a)
Company Shareholder Approval	§ 3.21(b)
Company Shareholders’ Meeting	§ 6.02
Company Stock Awards	§ 3.03(a)
Company Stock Option	§ 2.04
Compensation Merger Consideration	§ 2.02(a)
Competing Transaction	§ 6.04(g)
Confidentiality Agreement	§ 6.03(b)
Consent/Tender Offers	§ 6.08(g)
D&O Insurance	§ 6.06(b)
DGCL	§ Recitals
Dissenting Shares	§ 2.07(a)
Divestiture Action	§ 6.09(b)
Effective Time	§ 1.03
ERISA	§ 3.10(a)
Escrow Agent	§ 8.03(d)
ESPP	§ 2.06
Exchange Fund	§ 2.02(a)
Expenses	§ 8.03(a)
Extended Outside Date	§ 8.01(b)
FBS	Recitals
Financing	§ 4.04(a)
Financing Agreements	§ 6.08(a)
Financing Commitments	§ 4.04(a)
Financing Letter	§ 4.04(a)
Financing Sources	§ 4.04(a)
GAAP	§ 3.07(b)
HSR Act	§ 3.05(b)
Indemnified Party	§ 6.06(a)
Intervening Event	§ 6.04(h)
Investments	§ 3.17(b)
LBCL	Recitals
Lease Documents	§ 3.12(b)
Leased Real Property	§ 3.12(b)
Material Contracts	§ 3.16(a)
Merger	Recitals
Merger Consideration	§ 2.01(a)
Merger Sub	Preamble
NASDAQ	§ 3.05(b)
Notice of Intervening Event	§ 6.04(i)(i)
NYSE	§ 3.05(b)
Offering Documents	§ 6.08(f)
Outside Date	§ 8.01(b)
Owned Real Property	§ 3.12(a)
Parent	Preamble
Parent Termination Fee	§ 8.03(c)
Paying Agent	§ 2.02(a)

Defined Term	Location of Definition
Plans	§ 3.10(a)
Preneed Agreements	§ 3.17(a)
Proposed Refinancing	§ 4.04(a)
Proxy Statement	§ 6.01(a)
Real Property	§ 3.12(b)
Representatives	§ 6.04(a)
Restraint	§ 7.01(b)
Retention Plan	§ 3.10(e)
Scheduled Indebtedness	§ 4.04(a)
SEC	Art. III
Service Provider	§ 3.10(a)
Share	§ 2.01(a)
Shareholders	Recitals
Significant Competing Transaction	§ 6.04(i)
Special Committee	Recitals
Superior Proposal	§ 6.04(j)
Superior Proposal Agreement	§ 6.04(d)
Surviving Corporation	§ 1.01
Takeover Law	§ 3.21(c)
Termination Fee	§ 8.03(b)
Ticking Fee Period	§ 2.01(b)
Transactions	Recitals
Uncertificated Shares	§ 2.02(b)
Voting Agreement	Recitals

SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05 Entire Agreement; Assignment. This Agreement (including all Exhibits and Schedules attached hereto) and the Confidentiality Agreement referenced in Section 6.03(b) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. The parties acknowledge that Parent has, concurrent with the execution and delivery of the Agreement, entered into the Voting Agreement with the Shareholders named therein. This Agreement shall not be assigned, in whole or in part, by operation of Law or otherwise without the express written consent of the non-assigning party or parties and any attempted assignment without such consent shall be null and void; provided, however, that Parent and Merger Sub may assign all or any of their respective rights and obligations hereunder to any Affiliate of Parent; provided, however, that no such assignment shall relieve Parent or Merger Sub of their respective obligations hereunder if such assignee does not perform such obligations.

SECTION 9.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) Section 6.06, which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons, (ii) the right of the Company’s shareholders to receive the

Merger Consideration pursuant to this Agreement and the Certificate of Merger after the Effective Time and the right of holders of Company Stock Options, shares of Restricted Stock, and other equity awards to receive the consideration to which they are entitled pursuant to this Agreement after the Effective Time, in each case a claim for which may be brought by such holders only after the Effective Time, and (iii) Sections 8.02, 8.04, 8.05, 9.06, 9.07, 9.11 and 9.12, which are intended to be for the benefit of each Financing Source and may be enforced by such persons. By way of amplification and not limitation, and notwithstanding Section 9.08(b), it is agreed that neither this provision nor any other provision in this Agreement shall provide any of the Company’s shareholders (or any party acting on their behalf) the ability to seek (whether in its capacity as a shareholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company) prior to the Effective Time the enforcement of, or directly seek any remedies pursuant to, this Agreement, or otherwise create prior to the Effective Time any rights in the Company’s shareholders under this Agreement or otherwise, including against the Company or its directors, officers, agents or advisors, under any theory of Law or equity, including under the applicable Laws of agency or the Laws relating to the rights and obligations of third-party beneficiaries. For avoidance of doubt as to the parties’ intent, the determination of whether and how to terminate, amend, make any waiver or consent under, or enforce this Agreement prior to the Effective Time, and whether and how (if applicable) to distribute any damages award to the Company prior to the Effective Time, shall exclusively belong to the Company (acting expressly through its board of directors) in its sole discretion.

SECTION 9.07 Governing Law; Exclusive Forum. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by the LBCL). All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, in the United States District Court for the District of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts. Each of the parties hereto agrees that (i) it will not bring or support any Person in bringing, and will not permit any of its Affiliates to bring or support any Person in bringing, any Action involving any Financing Source or any of its Representatives arising out of or relating to the Transactions, the Financing, this Agreement, the Financing Letter, the accompanying fee letter or any definitive agreement in respect of the Financing or the performance hereof and thereof in any forum other than the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware and (ii) the provisions of Section 9.11 relating to the waiver of jury trial shall apply to any such Action.

SECTION 9.08 Specific Performance; Damages.

(a) The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties acknowledge and agree (and further agree not to take any contrary position in any litigation concerning this Agreement) that (i) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the obligations of the parties hereto to consummate the Merger in accordance with Section 1.02) without proof of damages or otherwise, and that such relief may be sought in addition to and shall not limit, diminish, or otherwise impair, any other remedy to which they are entitled under this Agreement, (ii) except as specifically set forth in Section 8.03, the provisions set forth in Section 8.03 shall not be construed to limit, diminish or otherwise impair in any respect any party’s right to specific enforcement and (iii) the right of specific enforcement is the remedy preferred by the parties, is an integral part of the transactions contemplated by this Agreement, and without that right, neither the Company nor Parent would have entered into this Agreement. Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to consummate the Merger shall be subject to the requirements that (A) all conditions in Section 7.01 and 7.02 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at Closing) at the time when the Closing is required to occur pursuant to Section 1.02, (B) the Financing has been funded in accordance with the terms of the Financing Letter (or any Alternative Financing) or will be funded in accordance with the terms thereof at the Closing, and (C) the Company has irrevocably confirmed that if the Financing is funded, then it would take such actions that are within its control to cause the Closing to occur. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (1) the other parties hereto have an adequate remedy at Law or (2) an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.08 shall not be required to provide any bond or other security in connection with any such order or injunction.

(b) Without limiting the foregoing, each of the Company, Parent and Merger Sub acknowledges that in the event of any knowing and intentional breach of this Agreement (i) by Parent or Merger Sub, the damages incurred by the Company for purposes of determining any remedy at law or equity available to the Company under this Agreement could include, to the extent proven, the damages incurred by the Company’s shareholders as a result of such shareholders’ failure to receive the benefit of the consideration negotiated by the Company on their behalf as set forth in this Agreement or (ii) by the Company resulting in the non-consummation of the Merger, the damages incurred by Parent for purposes of determining any remedy at law or equity available to Parent under this Agreement could include, to the extent proven, damages based on the synergies and other benefits that would have accrued to Parent as a result of the Merger. In the event a court of competent jurisdiction determines in a final, non-appealable judgment that a knowing and intentional breach of this Agreement by Parent or Merger Sub caused the failure of the Merger to be consummated in accordance with the terms of this Agreement, the parties agree that the minimum amount of damages incurred by the Company under this Agreement shall be $100.0 million (which amount shall be reduced by any amounts paid to the Company pursuant to Sections 8.03(c) and (d)).

SECTION 9.09 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) when a reference is made to a Law, such reference means any such Law, as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including the rules and regulations promulgated thereunder;

(h) references to a Person are also to its successors and permitted assigns;

(i) references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars;

(j) “knowing and intentional breach” shall mean, with respect to any representation, warranty, covenant or agreement, a deliberate act or deliberate failure to act, which act or failure to act constitutes in and of itself a breach of the agreement, regardless of whether breaching was the conscious object of the act or failure to act; and

(k) it shall be presumed that each of the parties hereto participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement.

SECTION 9.10 Counterparts. This Agreement may be executed and delivered (including by email delivery of an executed document in PDF form) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.11 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT AND THE FINANCING SOURCES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH OF THE PARTIES HERETO HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12 Non-Recourse to Lenders. The Company covenants and agrees that, except for its right to require Parent to proceed against Financing Sources provided in Section 6.08(a), it shall not institute, and shall cause its Affiliates not to institute, any Action (whether based in contract, tort, fraud, strict liability, other Laws or otherwise) arising out of or relating to the Transactions, the Financing, this Agreement, the Financing Letter, the accompanying fee letter or any definitive agreement in respect of the Financing or the performance hereof and thereof against any Financing Source and that no Financing Source shall have any liability or obligations (whether based in contract, tort, fraud, strict liability, other Laws or otherwise) to the Company, any of its Affiliates or any of their respective successors, heirs or representatives arising out of or relating to the Transactions, the Financing, this Agreement, the Financing Letter, the accompanying fee letter or any definitive agreement in respect of the Financing or the performance hereof and thereof. Except as provided in Section 9.06, any Action based upon, arising out of, or related to this Agreement or any agreement, document or instrument contemplated hereby may only be brought against Persons that are expressly named, respectively, as parties hereto or thereto, and then only with respect to the specific obligations set forth herein or therein.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SERVICE CORPORATION INTERNATIONAL

By	/s/ Thomas L. Ryan
Name:	Thomas L. Ryan
Title:	President and Chief Executive Officer

RIO ACQUISITION CORP.

By	/s/ Lori E. Spilde
Name:	Lori E. Spilde
Title:	Vice President

STEWART ENTERPRISES, INC.

By	/s/ Thomas M. Kitchen
Name:	Thomas M. Kitchen
Title:	President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Annex B

200 West Street | New York, New York 10282

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

May 28, 2013

Special Committee of the Board of Directors

Stewart Enterprises, Inc.

1333 South Clearview Parkway

Jefferson, Louisiana 70121

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Class A Common Stock, no par value per share (the “Class A Shares”), of Stewart Enterprises, Inc. (the “Company”) of the $13.25 per Class A Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of May 28, 2013 (the “Agreement”), by and among Service Corporation International (“Purchaser”), Rio Acquisition Corp., a wholly owned subsidiary of Purchaser, and the Company. Pursuant to Section 2.01 of the Agreement, the holders of Class A Shares may be paid additional cash consideration in certain circumstances, as to which we express no opinion.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Purchaser, any of their respective affiliates and third parties, including affiliates of Frank B. Stewart, Jr., a significant shareholder of the Company (the “Stewart Entities”), or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for the accounts of Goldman, Sachs & Co. and its affiliates and employees and their customers. We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We may in the future provide investment banking services to the Company, Purchaser, the Stewart Entities and their respective affiliates for which our Investment Banking Division may receive compensation.

Special Committee of the Board of Directors

Stewart Enterprises, Inc.

May 28, 2013

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended October 31, 2012; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Class A Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the deathcare industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders of Class A Shares, as of the date hereof, of the $13.25 per Class A Share in cash to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the

Special Committee of the Board of Directors

Stewart Enterprises, Inc.

May 28, 2013

Transaction, including any allocation of the aggregate consideration to be paid pursuant to the Agreement, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, including the Company’s Class B Common Stock, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $13.25 per Class A Share in cash to be paid to the holders of Class A Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Purchaser or the ability of the Company or Purchaser to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Class A Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $13.25 per Class A Share in cash to be paid to the holders of Class A Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

Annex C

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT, dated as of May 28, 2013 (this “Agreement”), among Service Corporation International, a Texas corporation (“Parent”), Frank B. Stewart, Jr. (“Founder”) and Paulette D. Stewart, spouse of Founder (“Spouse”, each of Founder and Spouse, a “Shareholder”, and together, the “Shareholders”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Rio Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent, and Stewart Enterprises, Inc., a Louisiana corporation (the “Company”), are entering into an Agreement and Plan of Merger (as the same may be amended or supplemented from time to time, the “Merger Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), and each issued and outstanding share of Company Common Stock, other than shares of the Company Common Stock held in treasury of the Company or owned by Merger Sub, Parent or any direct or indirect Subsidiary of Parent or the Company immediately prior to the Effective Time, will be canceled and converted into the right to receive the Merger Consideration;

WHEREAS, as of the date hereof, each of the Shareholders Beneficially Owns and/or is the record holder of the number of shares of Class A Common Stock and the number of shares of Class B Common Stock set forth opposite such Shareholder’s name on Schedule A (“Owned Shares”);

WHEREAS, as an inducement to Parent and Merger Sub to enter into the Merger Agreement, Founder is willing to, on the terms and conditions set forth herein, restrict his voting and dispositive powers with respect to (a) first, the maximum number of shares of Class B Common Stock that do not, at any time and from time to time during the term of this Agreement, exceed 29.99% of the combined voting power of all of the outstanding voting securities of the Company and (b) second, the maximum number of shares of Class A Common Stock that, together with such maximum number of Class B Shares, do not, at any time and from time to time during the term of this Agreement, exceed 29.99% of the combined voting power of all of the outstanding voting securities of the Company (the “Covered Shares”);

WHEREAS, each of the Shareholders acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of such Shareholder set forth in this Agreement and would not enter into the Merger Agreement if such Shareholder did not enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and each of the Shareholders hereby agree as follows:

1.    Shareholder Covenants.

(a)   Agreement to Vote.

(i)    Prior to the Termination Date, unless otherwise directed in writing by Parent, Founder shall, and shall cause any other holder of record of any Covered Shares Beneficially Owned by Founder to, at any meeting of shareholders of the Company (or at any adjournment or postponement thereof) called to vote upon the Merger and the Merger Agreement or any proposal described in clause (B) or (C) below, vote (or cause to be voted) all of Founder’s Covered Shares that are entitled to vote in each case, (A) in favor of the

Merger, the approval of the Merger Agreement and each of the other transactions contemplated by this Agreement and the Merger Agreement; (B) against any proposal submitted to the Company shareholders that would result, or could reasonably be expected to result in, a breach in any material respect of any covenant, representation or warranty or any obligation or agreement of the Company under the Merger Agreement; and (C) against any Competing Transaction. Except as expressly set forth in this Section 1(a)(i), no Shareholder shall be restricted from voting in favor of, against or abstaining with respect to any matter presented to the shareholders of the Company including with respect to the election of directors.

(ii)    Founder shall, on behalf of himself, file, or cause to be filed, a fully-executed copy of this Agreement with the secretary of the Company promptly following execution of this Agreement by all of the parties hereto and in any event no later than five (5) Business Days following the date hereof.

(b)    No Solicitation; Support.

(i)    Prior to the Termination Date, each Shareholder shall, and shall use reasonable best efforts to cause each of such Shareholder’s Affiliates (other than the Company and its Subsidiaries) and such Shareholder’s and their respective Representatives to: (A) immediately cease any ongoing solicitation, knowing encouragement, discussions or negotiations with any Person that may be ongoing with respect to a Competing Transaction; and (B) not, directly or indirectly, (1) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing nonpublic information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Competing Transaction, (2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any nonpublic information in connection with or for the purpose of encouraging or facilitating, a Competing Transaction (other than, solely in response to an unsolicited inquiry, to refer the inquiring Person to this Section 1(b)(i) and to limit such Shareholder’s conversation or other communication exclusively to such referral), or (3) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Competing Transaction.

(ii)    Without limiting the generality of Section 1(b)(i), prior to the Termination Date, each Shareholder agrees that such Shareholder shall not, and shall use reasonable best efforts to cause each of such Shareholder’s Affiliates (other than the Company and its Subsidiaries) and such Shareholder’s and their respective Representatives not to, directly or indirectly, (A) solicit proxies or become a participant in a solicitation (as such terms are defined in Rule 14a-1 under the Exchange Act (disregarding Rule 14a-1(l)(2)(iv) thereunder), including any otherwise exempt solicitation pursuant to Rule 14a-2 under the Exchange Act), in opposition to or competition with the consummation of the Merger or otherwise encourage, advise or assist any party in taking or planning any action which would reasonably be expected to compete, impede or interfere with the consummation of the Merger in accordance with the terms of the Merger Agreement, (B) directly or indirectly encourage, initiate, or cooperate in a shareholder vote or action by consent of the Company’s shareholders (whether by means of voting shares of capital stock or executing any written consent thereof or otherwise) in opposition to or in competition with the consummation of the Merger, (C) become a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act) with respect to any voting securities of the Company for the purpose of opposing or competing with the consummation of the Merger or (D) unless required by applicable Law or as permitted by Section 8, make any press release, public announcement or other nonconfidential communication with respect to the business or affairs of the Company or Parent, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent.

(iii)    Except to the extent that Section 6.04 of the Merger Agreement expressly permits otherwise, each Shareholder agrees that following distribution of the Proxy Statement to the Company’s shareholders, such Shareholder will not knowingly discourage any such shareholder from voting in favor thereof at any Company shareholder meeting.

(c)    Waiver of Appraisal and Dissenters’ Rights and Actions. Each Shareholder hereby (i) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that such Shareholder may have and (ii) agrees not to commence, institute, maintain or prosecute any claim, derivative or otherwise, (A) against the Company, any of its Representatives or any of its successors, including claims relating to the negotiation, execution, or delivery of the Merger Agreement or the consummation of the Merger, including any claim alleging a breach of any fiduciary duty of the Company Board in connection with the Merger and the other Transactions; provided that the foregoing clause (ii)(A) shall not require any Shareholder to opt out of any class in any class action with respect to any such claim not commenced, instituted, maintained or prosecuted by a Shareholder, or (B) challenging the validity of or seeking to enjoin the operation of any provision of this Agreement (other than in accordance with the terms hereof). The waiver contained in this Section 1(c) will be absolute and perpetual.

(d)    Notice of Acquisitions. Prior to the Termination Date, upon the written request of Parent, each Shareholder shall disclose to Parent in writing the number of any additional shares of Company Common Stock or other voting securities of the Company of which such Shareholder acquires Beneficial Ownership on or after the date hereof, such written disclosure to be made by such Shareholder within five (5) Business Days of such written request from Parent. Filing of a Form 4 by Founder with the SEC shall be deemed to be full compliance with the obligations under this Section 1(d).

(e)    Notwithstanding anything herein to the contrary, at the request of the Company Board, any Shareholder and its Representatives may engage in or otherwise participate in discussions or negotiations with any Person with respect to a Competing Transaction that the Company Board has determined constitutes or could reasonably be expected to lead to a Superior Proposal in accordance with the terms of the Merger Agreement.

2.    Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) mutual written consent of the parties hereto and (d) any amendment, modification or waiver of the terms of the Merger Agreement to reduce or change the form of the consideration to be paid to the Shareholders in connection with the Merger, create any additional conditions to the consummation of the Merger or otherwise adversely affect the Shareholders in any material respect, without the prior written consent of the Shareholders (such earliest date being referred to herein as the “Termination Date”); provided, however, that the provisions set forth in Section 1(c) shall survive the Effective Time and Section 10 shall survive any termination of this Agreement; provided, further, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement prior to the Termination Date.

3.    Representations and Warranties of Each Shareholder. Each of the Shareholders hereby severally represents and warrants to Parent as follows:

(a)    Ownership. As of the date of this Agreement, such Shareholder is the record holder and/or Beneficial Owner of, and has sole or shared voting power and sole or shared power of disposition with respect to, the Owned Shares as set forth on Schedule A (and with respect to any Covered Shares with respect to which such Shareholder shares voting power, Schedule A sets forth all Persons with which such Shareholder shares such voting power, including the relative voting power of such Shareholder and such other Person or Persons), free and clear of Liens, proxies, powers of attorney, voting trusts or voting agreements (other than applicable securities Laws and any Lien, proxy or power of attorney created by this Agreement).

(b)    Organization and Authority. Such Shareholder has all necessary power and capacity to enter into, execute and deliver this Agreement, to carry out such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement is a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the Bankruptcy Exceptions. Such Shareholder is entering into this Agreement solely in such Shareholder’s capacity as a record holder and/or Beneficial Owner of the Covered Shares and has received and reviewed the Merger Agreement in the form proposed to be executed by Parent and the Company as of the date hereof.

(c)    Consents; No Conflicts. Except for (A) filings under the HSR Act and any other applicable Antitrust Law, (B) filings with the SEC under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, and (C) as otherwise contemplated by the Merger Agreement, the execution, delivery and performance by such Shareholder of this Agreement do not and will not (1) require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, (2) conflict with or violate any Law or Order applicable to such Shareholder or such Shareholder’s assets, properties or businesses or (3) result in any breach of or constitute a default (or an event which with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any property or asset of such Shareholder pursuant to any Contract, except, in each case, as would not prevent or materially delay such Shareholder from performing such Shareholder’s obligations under this Agreement.

(d)    No Litigation. There is no Action pending or, to the knowledge of such Shareholder, threatened against such Shareholder that could reasonably be expected to impair in any material respect the ability of such Shareholder to perform such Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby.

4.    Waiver of Community Property Rights. Spouse shall not assert or enforce, and does hereby waive, any rights granted under any community property statute with respect to the Covered Shares held by Founder applicable to Spouse that would adversely affect the covenants made by Founder pursuant to this Agreement.

5.    Restriction on Transfer, Proxies.

(a)    Prior to the Termination Date, Founder shall not, directly or indirectly, (i) except as set forth in subsection (b) of this Section 5, sell, transfer, pledge, deposit, hypothecate, encumber, assign or otherwise dispose of (including by gift), or enter into any Contract with respect to the sale, transfer, pledge, deposit, hypothecation, encumbrance, assignment or other disposition of, any of the Covered Shares other than pursuant to the Merger Agreement (it being understood that nothing in this clause (i) shall be deemed to restrict the sale, transfer, pledge, deposit, hypothecation, encumbrance, assignment or other disposition of (including by gift), or entry into any Contract with respect to the sale, transfer, pledge, deposit, hypothecation, encumbrance, assignment or other disposition of, any Class A Shares or Class B Shares Beneficially Owned or held of record by Founder in excess of the number of such shares that, taken together, represents 29.99% of the combined voting power of all of the outstanding voting securities of the Company); (ii) grant any proxies or powers of attorney (other than to Parent, its officers or other designees), deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares; or (iii) take any action or omit to take any action that would make any representation or warranty of Founder contained herein untrue or incorrect in any material respect, have the effect of preventing or disabling Founder from performing his obligations under this Agreement or would materially delay or adversely affect the consummation of the Transactions. Any purported transfer of the Covered Shares in violation of this Section 5 shall be null and void ab initio.

(b)    Notwithstanding Section 5(a), Founder may transfer any or all of the Covered Shares Beneficially Owned or held of record by him, in accordance with provisions of applicable Law, to any “Permitted Transferee” as defined in the Company’s Amended and Restated Articles of Incorporation, as amended and restated as of April 3, 2008; provided, however, that, prior to and as a condition to the effectiveness of such transfer, each Person to which any of such Covered Shares or any interest in any of such Covered Shares is or may be transferred shall have executed and delivered to Parent a counterpart of this Agreement pursuant to which such

Person shall be bound by all of the terms and provisions of this Agreement, and shall have agreed in writing with Parent to hold such Covered Shares or interest in such Covered Shares subject to all of the terms and provisions of this Agreement. Prior to the Termination Date, Founder shall not, directly or indirectly, convert any Class B Common Shares to Class A Common Shares.

6.    Further Assurances. From time to time, at any other party’s request and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

7.    Certain Disclosures. Subject to reasonable prior notice and approval (which shall not be unreasonably withheld, delayed or conditioned), each Shareholder shall permit and hereby authorizes Parent and the Company to publish and disclose such Shareholder’s identity and ownership of the Covered Shares and the nature of such Shareholder’s commitments, arrangements and understandings pursuant to this Agreement and any other information that Parent reasonably determines to be necessary or desirable in any press release or any other disclosure document in connection with the Merger or the other Transactions (including the Proxy Statement).

8.    Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) no Shareholder makes any agreement or understanding herein in any capacity other than in such Shareholder’s capacity as a record holder and/or Beneficial Owner of Covered Shares and (b) nothing herein shall be construed to limit or affect any action or inaction by any Shareholder acting in such Shareholder’s capacity as a director or officer of the Company in a manner consistent with the Merger Agreement.

9.    No Control. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time.

10.    General Provisions.

(a)    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by email, by reputable overnight delivery service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10(a)):

if to Parent:

Service Corporation International

1929 Allen Parkway

Houston, Texas 77019

Facsimile No: (713) 525-7605

Attention: Greg Sangalis

Email: Gregory.Sangalis@Sci-us.com

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Facsimile No: (212) 848 7179

Attention: John A. Marzulli, Jr.

                  Robert M. Katz

Email: jmarzulli@shearman.com

Email: rkatz@shearman.com

if to any Shareholder:

Stewart Capital, LLC

111 Veterans Blvd.

Suite 1020

Metairie, LA 70005

Facsimile No: (504) 834-1142

Attention: John McNamara

with a copy to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071

Facsimile No: (213) 891 8763

Attention: Paul D. Tosetti

                  Jason H. Silvera

Email: paul.tosetti@lw.com

Email: jason.silvera@lw.com

(b)    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(c)    Entire Agreement; Assignment (d). This Agreement (including Schedule A attached hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned, in whole or in part, by operation of law or otherwise without the express written consent of the non-assigning party or parties and any attempted assignment without such consent shall be null and void.

(a)    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(b)    Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, in the United States District Court for the District of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

(c)    Headings. The headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

(d)    Counterparts. This Agreement may be executed and delivered (including by email delivery of an executed document in PDF form) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(e)    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH OF THE PARTIES HERETO HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(h).

(f)    Specific Performance; Remedies Cumulative. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. Except as otherwise provided in this Agreement, any and all remedies in this Agreement expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SERVICE CORPORATION INTERNATIONAL

By:	/s/ Thomas L. Ryan
Name: Thomas L. Ryan
Title: President and CEO

/s/ Frank B. Stewart, Jr.
Frank B. Stewart, Jr.

/s/ Paulette D. Stewart
Paulette D. Stewart

Signature Page to Voting Agreement

Schedule A

Shareholder	Class A Common Stock	Class B Common Stock

Founder	5,635,068	3,555,020

Spouse	339,057	0

Annex D

SECTION 131 OF THE LOUISIANA BUSINESS CORPORATION LAW

§131. Rights of a shareholder dissenting from certain corporate actions

A.    Except as provided in Subsection B of this Section, if a corporation has, by vote of its shareholders, authorized a sale, lease or exchange of all of its assets, or has, by vote of its shareholders, become a party to a merger or consolidation, then, unless such authorization or action shall have been given or approved by at least eighty per cent of the total voting power, a shareholder who voted against such corporate action shall have the right to dissent. If a corporation has become a party to a merger pursuant to R.S. 12:112(G), the shareholders of any subsidiaries party to the merger shall have the right to dissent without regard to the proportion of the voting power which approved the merger and despite the fact that the merger was not approved by vote of the shareholders of any of the corporations involved.

B.    The right to dissent provided by this Section shall not exist in the case of:

(1)    A sale pursuant to an order of a court having jurisdiction in the premises.

(2)    A sale for cash on terms requiring distribution of all or substantially all of the net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale.

(3)    Shareholders holding shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange, or were designated as a national market system security on an inter-dealer quotation system by the Financial Industry Regulatory Authority, unless the articles of the corporation issuing such stock provide otherwise or, except in the case of shareholders of a corporation surviving the merger or consolidation in which each share of such corporation outstanding immediately prior to the effective date of the merger or consolidation is an identical outstanding or treasury share of such corporation after the effective date of the merger or consolidation, the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

C.        (1)(a)Except as provided in Paragraph (4) of this Subsection, any shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty percent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder’s last address on the corporation’s records.

(b)    An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(2)    Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken; provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this Section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock.

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(3)    Unless the objection, demand, and acknowledgment are made and delivered by the shareholder within the period limited in Paragraphs (1) and (2), he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken.

(4)    In the case of a merger pursuant to R.S. 12:112(G), the dissenting shareholder need not file an objection with the corporation nor vote against the merger, but need only file with the corporation within twenty days after a copy of the merger certificate was mailed to him, a demand in writing for the cash value of his shares as of the day before the certificate was filed with the secretary of state, state in such demand the value demanded and a post office address to which the corporation’s reply may be sent, deposit the certificates representing his shares in escrow as provided in Paragraph (2), and deliver to the corporation with his demand the acknowledgment of the escrow bank or trust company as prescribed in Paragraph (2).

D.    If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

E.    In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation’s disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the case may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder’s shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation’s statement that no payment is due, or (2) if the corporation does not contend that no payment is due, to accept the value of his shares as fixed by the corporation in its notice of disagreement.

F.    When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation’s disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

G.    If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay to the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

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H.    Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter’s rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

Acts 1968, No. 105, §1. Amended by Acts 1970, No. 50, §12, emerg. eff. June 18, 1970, at 5:05 P.M; Acts 1975, No. 433, §1; Acts 1993, No. 983, §1, eff. June 25, 1993; Acts 1997, No. 914, §1; Acts 2010, No. 7, §2, eff. May 19, 2010.

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